As filed with the Securities and Exchange Commission on December 22, 2011

Registration No. 333-178211

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMMUNOCELLULAR THERAPEUTICS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	2834	93-1301885
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

21900 Burbank Boulevard, 3rd Floor

Woodland Hills, California 91367

(818) 992-2907

(Address, including zip code and telephone number, including area code, of registrant’s principal place of business)

Dr. Manish Singh

ImmunoCellular Therapeutics, Ltd.

21900 Burbank Boulevard, 3rd Floor

Woodland Hills, California 91367

(818) 992-2907

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Sanford J. Hillsberg Marc L. Brown TroyGould PC Suite 1600 1801 Century Park East Los Angeles, California 90067 Telephone: 310-789-1238 Facsimile: 310-789-1428	Curtis L. Mo DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303 Telephone: 650-833-2015 Facsimile: 650-687-1170

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☑

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus

SUBJECT TO COMPLETION, DATED

DECEMBER 22, 2011

10,000,000 Units Consisting of

One Share of Common Stock and

a Warrant to Purchase up to 0.5

Share of Common Stock

We are offering 10,000,000 units, with each unit consisting of one share of our common stock and a warrant to purchase up to 0.5 share of our common stock (and the shares of common stock issuable from time to time upon exercise of the offered warrants), pursuant to this prospectus. The purchase price per share of common stock in the unit is $         and the purchase price per warrant included in the unit is $0.01. Each warrant will have an exercise price of $         per share, will be exercisable immediately after issuance and will expire          years from the date of issuance.

Our common stock is quoted on the OTC Bulletin Board under the symbol “IMUC.” On December 16, 2011, the last reported price per share of our common stock as quoted on the OTC Bulletin Board was $1.34. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other nationally recognized trading system.

Our business and investing in our securities involves significant risks. You should carefully read and consider the “Risk Factors” beginning on page 4 of this prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit		PerShare		Per Warrant
Public offering price	$	.	$	.	$	.
Underwriting discount[1]	$	.	$	.	$	.
Proceeds, before expenses, to us	$	.	$	.	$	.

1	See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters expect to deliver the shares of common stock and the warrants against payment on or about                     , 201  , subject to customary closing conditions.

Cowen and Company

Sole Book-Running Manager

Summer Street Research Partners

The date of this prospectus is                     , 2011.

California Residents

California has established suitability requirements for investment in the Company’s securities in this offering, and securities in this offering will be sold to investors in California only if they meet the special suitability standards. If you are an investor in California, in order to purchase shares in this offering, you must have a minimum net worth of up to $250,000 and had during the last tax year, or estimate to have during the current tax year, gross income of $65,000 or, in the alternative, you must have a minimum net worth of $500,000 or more. Net worth is exclusive of home, furnishings and automobiles.

A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES DIVISIONS IN SEVERAL STATES, BUT IT IS SUBJECT TO COMPLETION AND/OR AMENDMENT. IN SUCH STATES THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. IN SUCH STATES THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY.

i

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

Prior to the offering to which this prospectus relates, we commenced and abandoned a private offering in which we sought to raise up to approximately $15 million in proceeds from the sale of securities to fund our ongoing ICT-107 Phase II clinical trial and for general corporate purposes. The private offering was made solely to persons or entities whom we and the underwriters believed to be accredited investors. We abandoned the private offering on November 18, 2011. We did not accept any offers to buy or indications of interest in the private offering. This prospectus supersedes any offering materials used in the private offering.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing. You should carefully read the entire prospectus before making an investment decision.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to ImmunoCellular Therapeutics, Ltd.

Overview

ImmunoCellular Therapeutics, Ltd. is a clinical stage biotechnology company developing immune-based therapies for the treatment of brain, ovarian and other solid tumor cancers. Our product candidate portfolio includes cellular immunotherapies targeting cancer and cancer stem cell antigens, peptide based immunotherapies targeting cancer stem cells and monoclonal antibodies to diagnose and treat cancers such as glioblastoma multiforme, commonly known as GBM, ovarian cancer, small-cell lung cancer and pancreatic cancer. Our lead product candidate, ICT-107, is a dendritic cell-based vaccine targeting multiple tumor associated antigens for GBM, a particularly lethal type of brain cancer. ICT-107 is designed to activate a patient’s immune system against specific tumor-associated antigens. ICT-107 activates a patient’s immune system by extracting dendritic cells from that patient, loading the dendritic cells with the antigens and reintroducing those cells to the patient’s body to trigger an immune response. In January 2011, we initiated a Phase-II double-blind, placebo-controlled, 2:1 randomized study designed to evaluate the safety and efficacy of ICT-107 in patients with newly diagnosed GBM. We are in the process of enrolling approximately 160 to 200 patients at more than 21 clinical trial centers in the U.S. We have enrolled 86 patients to date, and expect to complete patient enrollment in the second quarter of 2012. In 2010, we completed a Phase I clinical trial of ICT-107 to treat newly diagnosed GBM that showed encouraging results, including progression free survival of 16.9 months and overall survival of 38.4 months. We believe that ICT-107 may also be efficacious in the treatment of recurrent GBM. Throughout the duration of therapy, ICT-107 demonstrates the ability to maintain integrity due to cryopreservation and our proprietary advancements in collecting, developing, storing and utilizing our dendritic cell-based vaccine candidates. While other cancer immunotherapies must be harvested on multiple occasions, we believe that we have the potential to generate significant manufacturing and production efficiencies at a commercial scale, providing us with a competitive advantage. We are developing a similar product (ICT-140) for ovarian cancer that utilizes dendritic cells targeting antigens expressed on ovarian cancer.

We also are developing ICT-121, a potential vaccine candidate currently undergoing preclinical development that is designed to target solid tumors in which CD-133, a cancer stem cell marker, is known to be over-expressed. ICT-121 targets cancer stem cells that are believed by many scientists to be the root of cancer and may be applicable in numerous cancers, including GBM, pancreatic cancer and ovarian and breast cancers. In addition, we have three monoclonal antibody candidates targeting small cell lung cancer, pancreatic cancer, multiple myeloma and ovarian cancer. Through two acquisitions described below, we are building capabilities to develop new cancer immunotherapeutic products harnessing mechanisms of immune system surveillance in the human body.

In November 2006, we acquired an exclusive, worldwide license from Cedars-Sinai Medical Center (“Cedars-Sinai”) to certain technology for use as cellular-based immunotherapies, including dendritic cell-based vaccines for neurological disorders that include brain tumors and neurodegenerative disorders and other cancers. This technology is covered by one issued U.S. patent and several U.S. and foreign patent applications. In June 2008, we licensed an additional technology from Cedars-Sinai to target cancer stem cells that may be applicable for brain tumors and other cancer indications.

In February 2008, we acquired certain monoclonal antibody-related technology from Molecular Discoveries LLC (“Molecular Discoveries”). The technology acquired under the Molecular Discoveries agreement and now owned by us consists of (i) a platform technology referred to by Molecular Discoveries as DIAAD for the potentially rapid discovery of antigens and monoclonal antibodies for the diagnosis and treatment of diverse human diseases and (ii) certain monoclonal antibody candidates for the potential detection and treatment of multiple myeloma, small cell lung, pancreatic and ovarian cancers. The monoclonal antibodies are covered by issued patents and pending patent applications in the fields of multiple myeloma, small cell lung and ovarian cancers.

We do not currently anticipate that we will derive any revenues from either product sales or licensing in the foreseeable future. We do not have any bank credit lines and have financed substantially all of our prior operations through the sale of securities, including a private placement of our securities that we completed in February 2011 that generated $8,090,644 of proceeds for us (before commissions and offering expenses).

The estimated cost of completing the development of any of our current or potential vaccine candidates, including an estimated $10 million (including expenditures to date) needed to complete our Phase II trial of ICT-107, and of obtaining all required regulatory approvals to market any of those product candidates or potential product candidates is substantially greater than the amount of funds we currently have available. We believe that our existing cash balances will be sufficient to fund our currently planned level of operations for at least the next twelve months. We plan to seek to obtain additional funds through various financing sources, including possible sales of our securities, and in the longer term through strategic alliances with other pharmaceutical or biopharmaceutical companies. However, we may not be able to obtain any additional funding or to create any such alliances, and any terms under which we may obtain funding may not be sufficient to fund our operations.

Company Information

We filed our original Certificate of Incorporation with the Secretary of State of Delaware on March 20, 1987 under the name Redwing Capital Corp. On June 16, 1989, we changed our name to Patco Industries, Ltd. and conducted an unrelated business under that name until 1994. On January 30, 2006, we amended our Certificate of Incorporation to change our name to Optical Molecular Imaging, Inc. in connection with our merger on January 31, 2006 with Spectral Molecular Imaging, Inc. On November 2, 2006, we amended our Certificate of Incorporation to change our name to ImmunoCellular Therapeutics, Ltd. to reflect our disposition of our Spectral Molecular Imaging subsidiary and our acquisition of our cellular-based technology from Cedars-Sinai.

Our principal executive offices are located at 21900 Burbank Boulevard, 3rd Floor, Woodland Hills, California 91367, and our telephone number at that address is (818) 992-2907.

The Offering

Units being offered by us	10,000,000 units, each unit consisting of one share of common stock and one warrant to purchase up to 0.5 share of common stock (and the shares of common stock issuable from time to time upon exercise of the offered warrants).

There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other nationally recognized system.

Common stock to be outstanding after this offering	39,213,984 shares.

Warrants being offered by us	Warrants to purchase up to 5,000,000 shares of common stock will be offered in this offering. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

The exercise price of the warrants is $ per share, subject to adjustment.

The warrants will be exercisable during the period commencing on the date of original issuance and ending years from such date.

There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other nationally recognized trading system.

Use of proceeds	We intend to use the net proceeds of this offering to fund our ongoing ICT-107 Phase II clinical trial and for general corporate purposes, including research and development activities for our other product candidates and any future product candidates that we may develop or acquire and for general and administrative costs. See “Use of Proceeds” for further information.

Risk factors	See “Risk Factors,” as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

Trading Market	Our common stock is quoted on the OTC Bulletin Board under the symbol “IMUC.”

The number of shares of common stock to be outstanding after this offering as shown above is based on 29,213,984 shares outstanding as of November 30, 2011 and excludes:

•	The shares of our common stock issuable upon exercise of the warrants offered hereby;

•	10,774,078 shares of our common stock subject to options outstanding as of November 30, 2011 having a weighted-average exercise price of $1.07 per share;

•	2,857,795 shares of our common stock that have been reserved for issuance in connection with future grants under our 2006 Equity Incentive Plan as of November 30, 2011;

•	6,631,852 shares of our common stock that have been reserved for issuance upon exercise of outstanding warrants as of November 30, 2011 having a weighted-average exercise price of $1.99 per share; and

•

8,000,000 shares of our common stock that have been reserved for issuance upon exercise of an outstanding warrant at an exercise price equal to the market price of the common stock at the times, if ever, that the warrant becomes exercisable.

Except as otherwise indicated, all information in this prospectus assumes no exercise of the warrants offered hereby.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below as well as the other information in this prospectus before deciding to invest in or maintain your investment in our company. The risks described below are not intended to be an all-inclusive list of all of the potential risks relating to an investment in our securities. Any of the risk factors described below could significantly and adversely affect our business, prospects, financial condition and results of operations. Additional risks and uncertainties not currently known or that are currently considered to be immaterial may also materially and adversely affect our business. As a result, the trading price or value of our securities could be materially adversely affected and you may lose all or part of your investment.

Risks Related To Our Business

We are a development-stage company subject to all of the risks and uncertainties of a new business, including the risk that we may never market any products or generate revenues.

We are a development-stage company that has only recently commenced any significant research and development activity. We may be unable to satisfactorily develop or market any of our current or proposed product candidates, those product candidates may not generate any revenues, and any revenues generated may not be sufficient for us to become profitable or thereafter maintain profitability. Only one of our product candidates has been clinically tested in an early stage trial. We have not generated any recurring revenues to date, and we do not expect to generate any such revenues for a number of years.

Our cell-based vaccine technologies are our primary platform technologies, and our commercial prospects will be heavily dependent on the outcome of the current and any future clinical trials for our lead vaccine product candidate, ICT-107. We have only four full-time employees, including our President and Chief Executive Officer and our Vice-President – Product Development and Manufacturing, have limited resources and may not possess the ability to successfully overcome many of the risks and uncertainties frequently encountered by early stage companies involved in the new and rapidly evolving field of biotechnology in general and cancer immunotherapies and monoclonal antibodies in particular. You must consider that we may not be able to:

•	obtain additional financial resources necessary to develop, test, manufacture and market our vaccine product candidates, our monoclonal antibody candidates or any future product candidates;

•	engage corporate partners to assist in developing, testing, manufacturing and marketing our vaccine product candidates, our monoclonal antibody product candidates or any future product candidates;

•	satisfy the requirements of acceptable pre-clinical and clinical trial protocols, including timely patient enrollment;

•

establish and demonstrate or satisfactorily complete the research to demonstrate at various stages the pre-clinical and clinical efficacy and safety of our vaccine product candidates, our monoclonal antibody product candidates or any future product candidates; and

•

market our vaccine product candidates, our monoclonal antibody candidates or any future product candidates to achieve acceptance and use by the medical community and patients in general and produce revenues.

We have a history of losses, expect future losses and may never become profitable.

With the exception of a one-time licensing fee payment that we previously received in connection with our entering into a research and license option agreement covering one of our monoclonal antibody product candidates with a third party who did not subsequently exercise that option, we have not generated any revenues and have incurred operating losses since our inception, and we expect to continue to incur operating losses for the foreseeable future. We may be unable to develop or market products in the future that will generate revenues, and any revenues generated may not be sufficient for us to become profitable. In the event that our operating losses are greater than anticipated or continue for longer than anticipated, we will need to raise significant additional capital sooner, or in greater amounts, than otherwise anticipated in order to be able to continue development of our present or future product candidates and maintain our operations.

We will need to obtain significant additional capital, which additional funding may dilute our existing stockholders.

We believe that our existing cash balances will be sufficient to fund our currently planned level of operations for at least the next twelve months. We will need significant funding to carry out all of our development work on our vaccine product candidates, our monoclonal antibody product candidates and future product candidates and to expand the scope of our operations (including seeking to employ additional support personnel on a full-time basis). If we are unable to obtain sufficient capital on a timely basis, the development of our current or any future product candidates is likely to be delayed, and we could be forced to reduce the scope of our research and development projects or otherwise limit or terminate our operations altogether.

We have not identified the sources for the additional financing that we will require, and we do not have commitments from any third parties to provide this financing. Certain investors may be unwilling to invest in our securities since we are traded on the OTC Bulletin Board and not on a national securities exchange, particularly if there is only limited trading in our common stock on the OTC Bulletin Board at the time we seek financing. The volume and frequency of such trading has been limited to date. Sufficient funding through a financing may not be available to us at acceptable terms or at all. Any additional funding that we obtain in a financing is likely to reduce the percentage ownership of us held by our existing securityholders. The amount of this dilution may be substantially increased if the trading price of our common stock has declined at the time of any financing from its current levels. We may seek SBIR or other government grants to conduct a portion of our planned research and development work in addition to certain equity financing. Except for one recently awarded grant under a federal tax credit/grant program for pharmaceutical research and development companies and one recently submitted grant application under the Orphan Drug Act, we have not yet submitted any requests for these grants, the competition for obtaining these grants is intense and we may be unable to secure any grant funding on a timely basis or at all.

Our current product candidates and any future product candidates will be based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new technologies. The novel nature of our therapies creates significant challenges in regards to product development and optimization, manufacturing, government regulation, third-party reimbursement and market acceptance. For example, the U.S. Food and Drug Administration (“FDA”) has limited experience with cancer stem cell or dendritic cell-based therapeutics and, with the exception of one dendritic cell-based vaccine for the treatment of prostrate cancer, has not yet approved any of these therapeutics for marketing, and the pathway to regulatory approval for our vaccine product candidates or any future vaccine product candidates may accordingly be more uncertain, complex and lengthy than the pathway for new conventional drugs. The targeting of cancer stem cells as a potential therapy is a recent development that may not become broadly accepted by scientists, pharmaceutical companies or the FDA. In addition, the manufacture of biological products, including cancer stem cell or dendritic cell-based vaccines, could be more complex and difficult, and therefore, these potential challenges may prevent us from developing and commercializing products on a timely or profitable basis or at all.

We may elect to delay or discontinue preclinical studies or clinical trials based on unfavorable results. Any product candidate using a cellular therapeutic technology may fail to:

•	survive and persist in the desired location;

•	provide the intended therapeutic benefits;

•	properly integrate into existing tissue in the desired manner; or

•	achieve therapeutic benefits equal to or better than the standard of treatment at the time of testing.

In addition, our product candidates may cause undesirable side effects. Results of preclinical research with our vaccine product candidates or any other or future product candidates or clinical results with formulations used in earlier trials that are similar but not identical to our product candidate formulations may not be indicative of the results that will be obtained in later stages of preclinical or clinical research on our product candidates. In particular, the results generated in our Phase I trial of ICT-107 covered a small number of patients at a single trial site and may not be indicative of the results that will be obtained in our current multi-center Phase II trial of a new, optimized formulation of ICT-107.

If regulatory authorities do not approve our products or if we fail to maintain regulatory compliance, we would be unable to commercialize our products, and our business and results of operations would be harmed. Furthermore, because cancer stem cell and dendritic cell-based products represent new forms of therapy, the marketplace may not accept any products we may develop that utilize these technologies. If we do succeed in developing products, we will face many potential obstacles, such as the need to obtain regulatory approvals and to develop or obtain manufacturing, marketing and distribution capabilities. In addition, we will face substantial additional risks, such as product liability claims.

Because of the early stage of development of our vaccine product candidates, we do not know if we will be able to generate data that will support the filing of a biologics license or new drug application for these product candidates or the FDA’s approval thereof. If we experience substantial delays, we may not have the financial resources to continue development of these product candidates or the development of any of our other or future product candidates. Delays in clinical trials could reduce the commercial viability of our vaccine product candidates and any other or future product candidates. Delays in patient enrollment may be caused by a number of factors, including patient reluctance to participate in blinded trials where the patient is not assured of receiving the treatment being tested in the trial.

We are required to pay certain royalties under our license agreement with Cedars-Sinai, and we must meet certain milestones to maintain our license rights.

Under our license agreement with Cedars-Sinai for our cellular-based therapy technology, we will be required to pay substantial royalties to that institution based on our revenues from sales of our products utilizing this technology, and these royalty payments could adversely affect the overall profitability for us of any products that we may seek to commercialize. In order to maintain our license rights under the Cedars-Sinai license agreement, we will need to meet certain specified milestones, subject to certain cure provisions, in the development of our vaccine product candidates and in the raising of funding. We may not be successful in meeting all of the milestones in the future on a timely basis or at all.

Before we can market our vaccine product candidates or any other or future product candidates, we must obtain governmental approval for each of these product candidates, the application and receipt of which is time-consuming, costly and uncertain.

Our current product candidates and any future product candidates that we will be developing will require approval of the FDA before they can be marketed in the U.S. Although our focus at this time is primarily on the U.S. market, in the future similar approvals will need to be obtained from foreign regulatory agencies before we can market our current and proposed product candidates in other countries. The process for filing and obtaining FDA approval to market therapeutic products is both time-consuming and costly, with no certainty of a successful outcome. The historical failure rate for companies seeking to obtain FDA approval of therapeutic products is high and, with the exception of Dendreon Corp.’s dendritic cell vaccine for the treatment of prostate cancer, no cancer stem cell or dendritic cell-based cancer vaccine has to date been approved by the FDA. This process includes conducting extensive pre-clinical research and clinical testing, which may take longer and cost more than we initially anticipate due to numerous factors, including without limitation, difficulty in securing appropriate centers to conduct trials, difficulty in enrolling patients in conformity with required protocols in a timely manner, unexpected adverse reactions by patients in the trials to our proposed product candidates and changes in the FDA’s requirements for our testing during the course of that testing.

The FDA may require pre-clinical work for our monoclonal antibody product candidates beyond what we currently plan to conduct, which could necessitate significant expenditures on our part that we have not budgeted and which could significantly delay the commencement of clinical trials for these product candidates. The formulation of our cancer stem cell vaccine product candidate needs to be completed and certain animal testing must be successfully completed with this formulation before we can test this product candidate in humans. Our cancer stem cell vaccine product candidate has not been previously tested in patients, and we may encounter unexpected and adverse immune responses or other side effects in the patients whom we test with this product candidate.

The time required to obtain FDA and other approvals is unpredictable but often can exceed five years following the commencement of clinical trials, depending upon the complexity of the product and other factors. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to a variety of reasons, including new government regulations from future legislation or administrative action, or from changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

Any delay or failure in our clinical trial program and in obtaining required approvals would have a material adverse effect on our ability to generate revenues from the particular product. Furthermore, any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. These limitations may limit the size of the market for the product.

Certain of our current product candidates may not be eligible for Orphan Drug status.

The United States and Europe may designate drugs for relatively small patient populations as orphan drugs. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process, but does make the product eligible for orphan drug exclusivity, reduced filing fees and specific tax credits. Generally, if a company receives the first marketing approval for a product with an orphan drug designation in the clinical indication for which it has such designation, the product is entitled to orphan drug exclusivity. Orphan drug exclusivity means that the FDA will not approve another application to market the same drug for the same indication, except in limited circumstances, for a period of seven years in the United States. This exclusivity, however, could block the approval of our proposed product candidates if a competitor obtains marketing approval before us. We have obtained orphan drug status for ICT-107 to treat GBM and may also seek this status for ICT-140 to treat ovarian cancer and for our cancer stem cell vaccine to treat GBM and other diseases if we meet the eligibility criteria. However, even if we obtain orphan drug exclusivity for any of our proposed product candidates, we may not be able to maintain it. For example, if a competitive product is shown to be clinically superior to our product, any orphan drug exclusivity we have will not block the approval of such competitive product.

Fast Track designation for development of our vaccine product candidates or any other potential product candidate may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA Fast Track designation for a particular indication. Marketing applications filed by sponsors of products in Fast Track development may qualify for priority review under the policies and procedures offered by the FDA, but the Fast Track designation does not assure any such qualification or ultimate marketing approval by the FDA. Receipt of

Fast Track designation may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures. In addition, the FDA may withdraw any Fast Track designation at any time. We may seek Fast Track designation for our vaccine product candidates or any other product candidates, but the FDA may not grant this status to any of our proposed product candidates.

Because our current product candidates represent and our other future potential product candidates will represent novel approaches to the treatment of disease, there are many uncertainties regarding the development, manufacturing, market acceptance, third-party reimbursement coverage and commercial potential of our product candidates.

The approaches offered by our current product candidates or any future product candidates may not gain broad acceptance among doctors or patients and governmental agencies or third-party medical insurers may not be willing to provide reimbursement coverage for proposed product candidates. Moreover, we do not have internal marketing data research resources and are not certain of and have not attempted to independently verify the potential size of the commercial markets for our current product candidates or any future product candidates. Since our current product candidates and any future product candidates will represent new approaches to treating various conditions, it may be difficult, in any event, to accurately estimate the potential revenues from these product candidates. We may spend large amounts of money trying to obtain approval for these product candidates, and never succeed in doing so. In addition, these product candidates may not demonstrate in large sets of patients the pharmacological properties ascribed to them in the laboratory studies or smaller groups of patients, and they may interact with human biological systems in unforeseen, ineffective or even harmful ways either before or after they are approved to be marketed. We have not yet manufactured our product on a commercial scale and may not be able to achieve manufacturing efficiencies relative to our competitors. We do not yet have sufficient information to reliably estimate what it will cost to commercially manufacture our current product candidates or any future product candidates, and the actual cost to manufacture these products could materially and adversely affect the commercial viability of these products. Certain of our cell-based vaccine product candidates may be formulated with cells harvested and processed from individual target patients, which could limit the target patient population for these vaccines and could require complex and costly manufacturing processes to produce these vaccines on a commercial basis. As a result, we may never succeed in developing a marketable product. If we do not successfully develop and commercialize products based upon our approach, we will not become profitable, which would materially and adversely affect the value of our common stock.

Other factors that are presently unknown to us that we believe will materially affect market acceptance of our current product candidates or any future product candidates include:

•	the timing of our receipt of any marketing approvals, the terms of any approvals and the countries in which approvals are obtained;

•	the safety, efficacy and ease of administration;

•	the availability of government and third-party payor reimbursement;

•	the pricing of our product candidates, particularly as compared to alternative treatments; and

•	the availability of alternative effective forms of treatments, at that time, for the diseases that the product candidates we are developing are intended to treat.

Adverse publicity regarding cellular therapies could impact our business.

Although we are not utilizing embryonic stem cells, adverse publicity due to the ethical and social controversies surrounding the use of such cells or any adverse reported side effects from any stem cell, dendritic or other cell therapy clinical trials or to the failure of such trials to demonstrate that these therapies are efficacious could materially and adversely affect our ability to raise capital or recruit managerial or scientific personnel or obtain research grants.

As an early stage small company that will be competing against numerous large, established companies that have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than we have, we will be at a significant competitive disadvantage.

The pharmaceutical and biopharmaceutical industry is characterized by intense competition and rapid and significant technological changes and advancements. Many companies, research institutions and universities are doing research and development work in a number of areas similar to those that we focus on that could lead to the development of new products which could compete with and be superior to our product candidates.

Most of the companies with which we compete have substantially greater financial, technical, research, manufacturing, marketing, distribution and other resources than those of ours. A number of these companies may have or may develop technologies for developing products for treating various diseases, including brain cancers, that could prove to be superior to ours. We expect technological developments in the pharmaceutical and biopharmaceutical and related fields to occur at a rapid rate, and we believe competition will intensify as advances in these fields are made. Accordingly, we will be required to continue to devote substantial resources and efforts to research and development activities in order to potentially achieve and maintain a competitive position in this field. Products that we develop may become obsolete before we are able to market them or to recover all or any portion of our research and development expenses. We will be competing with respect to our products with companies that have significantly more experience and expertise in undertaking preclinical testing and human clinical trials with new or improved therapeutic products and obtaining regulatory approvals of such products. A number of these companies already market and may be in advanced phases of clinical testing of various drugs that will or may compete with our current product candidates or other future potential product candidates. Our competitors may develop or commercialize products more rapidly than we do or with significant advantages over any products we develop. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business.

In addition to larger pharmaceutical or biopharmaceutical companies that may develop different competing technologies or technologies within the cellular and stem cell field, we will be competing with a number of smaller biotechnology companies that are focused on cellular therapy and cancer vaccine technologies, which may include among others Dendreon, Northwest Biotherapeutics, Antigenics, Celldex Therapeutics, NeuralStem, Geron, NeuroNova, ReNeuron, Stemcells, Inc., Advanced Cell Technology, Osiris Therapeutics, Stemline Therapeutics and Agenus. Dendreon has received FDA marketing approval for Provenge, a prostate cancer vaccine utilizing dendritic cells, Northwest Biotherapeutics is developing a dendritic cell-based vaccine for treating brain tumors, Stemline Therapeutics and Agenus are conducting clinical trials for their cancer vaccines for brain cancer, and Celldex Therapeutics has recently completed a Phase II clinical trial to treat GBM with their cancer vaccine. Other existing and new companies that may enter the field may also be developing vaccines of this type. For example, Amgen is in Phase III clinical trials for a cancer vaccine for treatment of melanoma and Accentia Biopharmaceuticals and Biovest International have a cancer vaccine for the treatment of lymphoma in Phase III clinical trials.

Drugs targeting cancer stem cells is a new emerging field, and a number of companies are developing products that are in various stages of clinical or preclinical development. We will be competing with these companies, which may have more resources than we have. This list may include among others ChemGenex, GlaxoSmithKline, Geron, Stemline Therapeutics, OncoMed Pharmaceuticals, Raven Biotechnologies and Arius Research. In addition, a number of academic and research centers are doing research in this area which may be commercialized by new or existing companies. A number of pharmaceutical companies are also seeking to develop treatments for GBM that are not based on dendritic cell or cancer stem cell technologies, including Genentech/Roche’s Avastin®.

A number of monoclonal antibody products currently are being marketed for the treatment of cancer, including Rituxan®, Herceptin®, Compath®, Avastin®, Erbitux®, Vectibix®, Zevalin®, and Bexxar®, and numerous other monoclonal antibody based products are under development for the treatment of cancer. In the monoclonal antibody space, we will be directly competing against a number of other well-established pharmaceutical and biotech companies such as Roche, Seattle Genetics, Immunomedics, Bristol-Myers Squibb, Immunogen and others. Several of these companies are also targeting lung, pancreatic and colon cancer.

Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technologies that they have developed, some of which may be directly competitive with ICT-107 or any future product candidates. The governments of a number of foreign countries are aggressively investing in cellular therapy research and promoting such research by public and private institutions within those countries. These domestic and foreign institutions and governmental agencies, along with pharmaceutical and specialized biotechnology companies, also can be expected to compete with us in recruiting qualified scientific personnel.

We will need to outsource and rely on third parties for the clinical development and manufacture, sales and marketing of our current product candidates or any future product candidates, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We do not have the required financial and human resources to carry out on our own all the pre-clinical and clinical development for our vaccine product candidates or any other or future product candidates, and do not have the capability and resources to manufacture, market or sell our current product candidates or any future product candidates. Vaccines are often administered with one or more adjuvants, which if necessary we will have to procure from a third-party source. We will need to rely on a firm with expertise in producing a humanized form of our monoclonal antibody product candidates. Our business model calls for the outsourcing of the clinical and other development and manufacturing, sales and marketing of our product candidates in order to reduce our capital and infrastructure costs as a means of potentially improving our financial position. We currently are seeking a partner or licensee to be responsible for the early stage development of our monoclonal antibody product candidates. Since we do not have any significant efficacy data for these product candidates, it will be more difficult for us to obtain partners or licensees on attractive terms or at all at this stage. Accordingly, we will seek to enter, at the appropriate time, into agreements with other companies that can assist us and provide certain capabilities that we do not possess. Even if we do succeed in securing these alliances, we may not be able to maintain them if, for example, development results are disappointing or approval of a product is delayed or sales of an approved product are below expectations. Furthermore, any delay in entering into agreements could delay the development and commercialization of our products and reduce their competitiveness even if they reach the market. Any such delay related to our agreements could adversely affect our business.

If any party to which we have outsourced certain functions fails to perform its obligations under agreements with us, the development and commercialization of our lead product candidate and any future product candidates could be delayed or terminated.

To the extent that we rely on third-party individuals or other companies to manage the day-to-day conduct of our clinical trials or to manufacture, sell or market our current product candidates or any future product candidates, we will be dependent on the timeliness and effectiveness of their efforts. If a clinical research management organization that we might utilize is unable to allocate sufficient qualified personnel to our studies or if the work performed by it does not fully satisfy the rigorous requirements of the FDA, we may encounter substantial delays and increased costs in completing our clinical trials. If a firm producing humanized forms of our monoclonal antibody product candidates or a manufacturer of the raw material or finished product for our clinical trials is unable to meet our time schedules or cost parameters, the timing of our clinical trials and development of our product candidates may be adversely affected. Any manufacturer that we select may encounter difficulties in scaling-up the manufacture of new products in commercial quantities, including problems involving product yields, product stability or shelf life, quality control, adequacy of control procedures and policies, compliance with FDA regulations and the need for further FDA approval of any new manufacturing processes and facilities. The manufacture of clinical supplies for studies and commercial quantities of our current product candidates and any future product candidates are likely to be inherently more difficult and costly than typical chemical pharmaceuticals. This could delay commercialization of any of our product candidates or reduce the profitability of these candidates for us. If any of these occur, the development and commercialization of our product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own. If we rely on only one source for the manufacture of the clinical or commercial supplies of any of our product candidates or products, any production problems or supply constraints with that manufacturer could adversely impact the development or commercialization of that product candidate or product.

If we or our manufacturers or service providers fail to comply with regulatory laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to market and sell our vaccine product candidates and any other or future product candidates and may harm our reputation.

If we or our collaborators, manufacturers or service providers fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect our ability to develop, market and sell our current product candidates or any future product candidates under development successfully and could harm our reputation and lead to reduced or non-acceptance of our proposed product candidates by the market. Even technical recommendations or evidence by the FDA through letters, site visits, and overall recommendations to academia or biotechnology companies may make the manufacturing of a clinical product extremely labor intensive or expensive, making the product candidate no longer viable to manufacture in a cost efficient manner. The very nature of the product may make the product candidate not commercially viable. The required testing of the product candidate may make that candidate no longer commercially viable. The conduct of clinical trials may be critiqued by the FDA, or a clinical trial site’s Institutional Review Board or Institutional Biosafety Committee; which may delay or make impossible clinical testing of a product candidate. The Data Safety Monitoring Committee for a clinical trial established by us may stop a trial or deem a product candidate unsafe to continue testing. This may have a material adverse effect on the value of the product candidate and our business prospects.

Even if we obtain regulatory approvals, our products will be subject to ongoing regulatory review.

Following any initial regulatory approval of any products we may develop, we will also be subject to continuing regulatory review, including the review of adverse drug experiences and clinical results that are reported after our products are made commercially available. This would include results from any post-marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our products will also be subject to periodic review and inspection by the FDA. The discovery of any previously unknown problems with the product, manufacturer or facility may result in restrictions on the product or manufacturer or facility, including withdrawal of the product from the market. We do not have, and currently do not intend to develop, the ability to manufacture material for our clinical trials or on a commercial scale. Reliance on third-party manufacturers entails risks, including the continuation of a contractual or other relationship with the third-party manufacturer, and reliance on the third-party manufacturer for regulatory compliance. Our product promotion and advertising also will be subject to regulatory requirements and continuing FDA review.

The potential ramifications are far-reaching if there are areas identified as out of compliance by regulatory agencies, including, but not limited to, significant financial penalties, manufacturing and clinical trial consent decrees, commercialization restrictions or other restrictions and litigation.

We will be dependent on our key personnel, and the loss of one or more of our key personnel would materially and adversely affect our business and prospects.

We are dependent on our officers and directors for their scientific or managerial skills, including Dr. John Yu, our Chairman of the Board and Chief Scientific Officer, and Dr. Manish Singh, our President and Chief Executive Officer. Except for our President and Chief Executive Officer, our Vice President – Product Development and Manufacturing, and our Director, Business Development and Licensing, we do not have any full-time management personnel. We do not currently maintain key man life insurance on Dr. Yu or Dr. Singh. Dr. Singh and Dr. Yu each is entitled to terminate his services to us at any time. The loss of the services of either Dr. Singh or Dr. Yu would materially and adversely affect our business.

As we retain additional full-time senior personnel, our overhead expenses for salaries and related items will increase materially from current levels. Competition for such personnel is intense, and we may not be able to attract or retain qualified senior personnel and our failure to do so could have an adverse effect on our ability to implement our business plan.

The market success of our current product candidates and any future product candidates will be dependent in part upon third-party reimbursement policies that have not yet been established for our product candidates.

Our ability to successfully commercialize and penetrate the market for our current product candidates and any future product candidates is likely to depend significantly on the availability of reimbursement for our lead product candidate or any other or future product candidates from third-party payers, such as governmental agencies, private insurers and private health plans. Even if we are successful in bringing a proposed product candidate to the market, these product candidates may not be considered cost-effective, and the amount reimbursed for our products may be insufficient to allow us to sell any of our products on a competitive basis. We cannot predict whether levels of reimbursement for our product candidates, if any, will be high enough to allow the price of our product candidates to include a reasonable profit margin. Even with FDA approval, third-party payers may deny reimbursement if the payer determines that our particular product candidates are unnecessary, inappropriate or not cost effective. If patients are not entitled to receive reimbursements similar to reimbursements for competing products which currently are reimbursable, they may be unwilling to use our product candidates since they will have to pay for the unreimbursed amounts. The reimbursement status of newly approved health care products is highly uncertain. If levels of reimbursement are decreased in the future, the demand for our lead product candidate and any future product candidates could diminish or our ability to sell our products on a profitable basis could be adversely affected.

We believe that the efforts of governments and third-party payors to contain or reduce the cost of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. Comprehensive health care reform legislation that was enacted in 2010 could adversely affect our business and financial condition. Among other provisions, the legislation provides that a “biosimilar” product may be approved by the FDA on the basis of analytical tests and certain clinical studies demonstrating that such product is highly similar to an existing, approved product and that switching between an existing product and the biosimilar product will not result in diminished safety or efficacy. This abbreviated regulatory approval process may result in increased competition if we are able to bring a biopharmaceutical product to market. The legislation also includes more stringent compliance programs for companies in various sectors of the life sciences industry with which we may need to comply and enhanced penalties for non-compliance with the new health care regulations. Complying with new regulations may divert management resources, and inadvertent failure to comply with new regulations may result in penalties being imposed on us.

Some states and localities have established drug importation programs for their citizens, and federal drug import legislation has been introduced in Congress. The Medicare Prescription Drug Plan legislation, which became law in December 2003, required the Secretary of Health and Human Services to promulgate regulations for drug reimportation from Canada into the United States under some circumstances, including when the drugs are sold at a lower price than in the United States. The Secretary, however, retained the discretion not to implement a drug reimportation plan if he finds that the benefits do not outweigh the costs, and has so far declined to approve a reimportation plan. Proponents of drug reimportation may attempt to pass legislation that would directly allow reimportation under certain circumstances. Legislation or regulations allowing the reimportation of drugs, if enacted, could decrease the price we receive for any products that we may develop and adversely affect our future revenues and prospects for profitability.

A number of legislative and regulatory proposals to change the healthcare system in the United States and other major healthcare markets have been proposed in recent years. These proposals have included prescription drug benefit legislation recently enacted in the United States and healthcare reform legislation recently enacted by certain states. Further federal and state legislative and regulatory developments are possible, and we expect ongoing initiatives in the United States to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from any products that we may successfully develop.

We may be subject to product liability and other claims that could have a material negative effect on our operations and on our financial condition.

The development and sale of medical products in general, and vaccines in particular, expose us to the risk of significant damages from product liability and other claims. Product liability claims could delay or prevent completion of our clinical development programs. If we succeed in marketing our current lead products candidate or any future product candidates, such claims could result in an FDA investigation of the safety and effectiveness of our products or our marketing programs, and potentially a recall of our products or more serious enforcement action, or limitations on the indications for which they may be used, or suspension or withdrawal of approval. We plan to obtain and maintain product liability insurance for coverage of our clinical trial activities and obtained this coverage for the recently completed and current clinical trials of our dendritic cell-based vaccine product candidate. We may not be able to secure such insurance in the amounts we are seeking or at all for any of the future trials for our current product candidates or any future product candidates. We intend to obtain coverage for our products when they enter the marketplace (as well as requiring the manufacturers of our products to maintain insurance), but we do not know if insurance will be available to us at acceptable costs or at all. The costs for many forms of liability insurance have risen substantially in recent years and the costs for insuring a vaccine type product may be higher than other pharmaceutical products, and such costs may continue to increase in the future, which could materially impact our costs for clinical or product liability insurance. If the cost is too high, we will have to self-insure, and we may have inadequate financial resources to pay the costs of any claims. A successful claim in excess of our product liability coverage could have a material adverse effect on our business, financial condition and results of operations.

We may encounter delays and difficulties in the development of technologies or operations of any other businesses we may acquire.

We may, from time to time, acquire technologies or businesses that are complimentary to our existing technologies or operations or that we otherwise believe offer an attractive opportunity for us in the future. We may encounter various types of unanticipated difficulties in connection with developing these technologies or operating these businesses; the risk of these occurring potentially being greater if these technologies or businesses are not directly related to any existing technology of operations. Any such difficulties could have a material adverse effect on our financial performance and condition.

Risks Relating to our Intellectual Property

Our patents and maintenance of trade secrets may not protect the proprietorship of our products, impairing our competitive position, and our business, financial condition and results of operations could be adversely affected.

Our ability to compete successfully will depend significantly on our ability to defend patents that may have issued, obtain new patents, protect trade secrets and operate without infringing the proprietary rights of others or others infringing on our proprietary rights. Although Cedars-Sinai as our licensor has filed applications relative to a number of aspects of our cancer vaccine technology, we are responsible going forward to prosecute these patent applications.

The U.S. Patent and Trademark Office has recently allowed or granted patents covering ICT-107 and certain other aspects of our cancer vaccine technology licensed from Cedars-Sinai. We also have filed a U.S. provisional patent application and an international application covering our cancer stem cell vaccine product candidate. There is no assurance, however, that any allowed or issued patents will not be challenged by others or that we can maintain any patent protection.

Even if we have or are subsequently able to obtain patent protection for our vaccine product candidates or any of our other or future product candidates, there is no guarantee that the coverage of these patents or the existing patents we own covering our monoclonal antibody based technology will be sufficiently broad to protect us from competitors or that we will be able to enforce our patents against potential infringement by third parties. Patent litigation is expensive, and we may not be able to afford the costs. We may not become aware on a timely basis that products we are developing or marketing infringe the rights of others, nor may we be able to detect unauthorized use or take appropriate and timely steps to enforce our own intellectual property rights. Protecting our intellectual property rights may also consume significant management time and resources.

Dr. John Yu, a co-inventor of our cellular-based therapy technology who serves as our Chairman of the Board, is employed by Cedars-Sinai, which may assert that future intellectual property generated by Dr. Yu belongs to that institution rather than to us, and we may be required to seek a license from Cedars-Sinai for any such rights. We acquired our monoclonal antibody related technology from Molecular Discoveries, but third parties who previously employed that company’s lead scientist could potentially assert ownership claims to the technology. We do not have any issued patents or patent applications covering DIAAD and may not be able to protect this technology through any trade secrets that we may hold or future patents, if any, that we may seek to obtain.

Nondisclosure agreements with employees and third parties may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we will also rely in part on nondisclosure agreements with our employees, licensing partners, consultants, agents and other organizations to which we disclose our proprietary information. These agreements may not effectively prevent disclosure of confidential information, may be limited as to their term, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Since we will rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property, there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.

The manufacture, offer for sale, use or sale of our current product candidates or any future product candidates may infringe on the patent rights of others, and we may be forced to litigate if an intellectual property dispute arises.

Should third parties patent specific cells, systems, receptors, monoclonal antibodies or other items that we are seeking to utilize in our development activities, we may be forced to license rights from these parties or abandon our development activities if we are unable to secure these rights on attractive terms or at all. In light of the large number of companies and institutions engaged in research and development in the cellular therapy and monoclonal antibody fields, we anticipate that many parties will be seeking patent rights for many cellular or monoclonal antibody based technologies and that licensing and cross-licensing of these rights among various competitors may arise. Our dendritic cell-based vaccine product candidate utilizes six antigens for which we may be required to obtain additional licenses from one or more other parties before we can commercialize this product candidate. We may not be able to obtain all of the licenses that we may need on attractive terms or at all, which could result in our having to reformulate or abandon this product candidate.

If we infringe or are alleged to have infringed another party’s patent rights, we may be required to defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

•	incur substantial monetary damages;

•	encounter significant delays in marketing our current product candidates or any future product candidates; or

•	be unable to conduct or participate in the manufacture, use, offer for sale or sale of product candidates or methods of treatment requiring licenses.

Parties making such claims may be able to obtain injunctive relief that could effectively block our ability to further develop or commercialize our current product candidates or any future product candidates in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm us. Litigation, regardless of outcome, could result in substantial cost to and a diversion of efforts by us.

Risks Related to this Offering

If our involvement in a November 2, 2011 interview with our Chairman of the Board of Directors that was subsequently published on the Internet is held to be a violation of the Securities Act of 1933, we could be required to repurchase the securities sold in this offering. You should rely only on statements made in this prospectus (rather than on statements made in the interview) in determining whether to purchase our securities.

On November 2, 2011, John Eastman conducted a telephonic interview about our company with Dr. John Yu, our Chairman of the Board of Directors and Chief Scientific Officer. The interview was published on November 14, 2011 at Mr. Eastman’s weblog at www.blackandwhiteprogram.com. The interview was republished on November 22, 2011 at www.seekingalpha.com. Among other things, the interview discusses our clinical trials and business prospects. We filed the Form S-1 registration statement of which this prospectus is a part with the Securities and Exchange Commission on November 29, 2011.

A copy of the November 22 published interview with Dr. Yu is attached to this prospectus as Appendix A. The interview with Dr. Yu contains certain statements about our company in isolation and does not disclose many of the risks and uncertainties about our company and our securities that are described in this prospectus. As a result, you should make your investment decision only after reading this entire prospectus carefully, and you should rely only on statements made in this prospectus (rather than on statements made in Dr. Yu’s interview attached as Appendix A) in determining whether to purchase our securities.

The Securities Act of 1933 prohibits us from making offers of the securities described in this prospectus prior to filing a registration statement with the Securities and Exchange Commission. If our involvement in the interview with Dr. Yu that was published prior to the date that we filed our registration statement is held by a court to be a violation of the Securities Act of 1933 – a violation that is commonly known as “gun jumping” – we could be required to repurchase the securities sold to purchasers in this offering at the original purchase price, plus statutory interest from the date of purchase, for a period of one year following the date of the violation. We would vigorously contest any claim that a violation of the Securities Act of 1933 has occurred.

Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

The shares of our common stock may trade infrequently and in low volumes on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small early stage company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who can generate or influence sales volume, and that even if we came to the attention of such institutionally oriented persons, they tend to be risk-averse in this environment and would be reluctant to follow an early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broader or more active public trading market for our common shares may not develop or be sustained. Due to these conditions, you may not be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares. As a result, investors could, and should be prepared to, lose all or part of their investment.

You may have difficulty selling our shares if they are deemed “penny stocks.”

Since our common stock is not listed on a national securities exchange, trading in our common stock will be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-national securities exchange equity security that has a market price of less than $5.00 per share, subject to certain exceptions that we may not fall within in the future). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell their shares.

Our existing directors, executive officers and principal stockholders hold a substantial amount of our common stock and may be able to prevent other stockholders from influencing significant corporate decisions.

As of November 30, 2011, our directors and executive officers, including Dr. John Yu, beneficially owned approximately 24% of our outstanding common stock. Dr. Yu also currently is entitled to serve as a director and to designate two of our other directors. These stockholders, if they act together, and Dr. Yu, through his right to name himself plus two of our directors, may be able to direct the outcome of matters presented to our stockholders, including the election of our directors and other corporate actions such as:

•	our merger with or into another company;

•	a sale of substantially all of our assets; and

•	amendments to our certificate of incorporation.

We also may choose to enter into agreements with one or more investors in this offering in which we would agree to change the size or composition of our board of directors.

The decisions of these stockholders or any investor - designated directors may conflict with our interests or those of our other stockholders.

Potential conflicts of interest could arise for certain members of our management team in the performance of their services for us.

Dr. John Yu, our Chairman of the Board, and Dr. Keith Black, the Chairman of our Scientific Advisory Board, are full-time employees of Cedars-Sinai, which owns shares of our common stock and where we previously conducted and plan to conduct future research and development work, including clinical trials of our vaccine product candidates. Potential conflicts of interest could arise as a result, including for Dr. Yu and Dr. Black in performing services for us and for Cedars-Sinai, in establishing the terms under which Cedars-Sinai performs work for us, and in Cedars-Sinai conducting the research. Dr. Yu and other scientists associated with Dr. Yu at Cedars-Sinai may perform research in the field of brain tumors that is sponsored by other third parties. We will not acquire any interest in the intellectual property generated by this research, including several clinical trials with dendritic cell-based vaccines that have been completed or are planned to be initiated. These studies may compete for patients to be enrolled in clinical trials with our current or future clinical trials.

Substantial sales of our common stock could cause our common stock price to fall.

In addition to our shares of common stock covered by this prospectus, as of November 15, 2011 there were 29,213,984 outstanding shares of our common stock and another 16,431,362 shares of our common stock issuable upon exercise of currently exercisable options or warrants, most of which are eligible to be publicly resold under current registration statements or pursuant to Rule 144. The possibility that substantial amounts of our common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

Our securities are quoted on the OTC Bulletin Board, which may limit the liquidity and price of our securities more than if our securities were quoted or listed on or a national securities exchange.

Our securities are currently quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not listed on a national securities exchange. Quotation of our securities on the OTC Bulletin Board may limit the liquidity and price of our securities more than if our securities were quoted or listed on a national securities exchange. Some investors may perceive our securities to be less attractive because they are traded in the over-the-counter market. In addition, as an OTC Bulletin Board listed company, we do not attract the extensive analyst coverage that accompanies companies listed on a national securities exchange. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market. These factors may have an adverse impact on the trading and price of our securities.

The market price of our stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

•	announcements of the results of clinical trials by us or our competitors;

•	developments with respect to patents or proprietary rights;

•	announcements of technological innovations by us or our competitors;

•	announcements of new products or new contracts by us or our competitors;

•	actual or anticipated variations in our operating results due to the level of development expenses and other factors;

•	changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates;

•	conditions and trends in the pharmaceutical and other industries;

•	new accounting standards;

•	general economic, political and market conditions and other factors; and

•	the occurrence of any of the risks described in this report.

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

We currently intend to use the net proceeds of this offering to fund our ongoing ICT-107 Phase II clinical trial and for general corporate purposes, including general and administrative costs and our research and development activities for our other current product candidates and any future product candidates that we may develop or acquire. As of the date of this prospectus, we cannot specify with certainty the particular uses of the proceeds from this offering. As a result, our management will retain broad discretion in the allocation and use of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the offering price of $             per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of approximately $             per share in the net tangible book value of the common stock. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering. To the extent that the shares underlying the warrants are ultimately issued, there will be further dilution to investors. The existence or exercise of the outstanding warrants may adversely affect the market price of our common stock and the terms under which we could obtain additional equity capital.

There is no public market for the warrants to purchase common stock being sold in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange or for quotation on the OTC Bulletin Board. Without an active market, the liquidity of the warrants will be limited.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.”

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting the underwriting discount and the estimated offering expenses payable by us, will be approximately $            , assuming no exercise of the warrants offered hereby.

We intend to use the net proceeds of this offering to fund our ongoing ICT-107 Phase II clinical trial and for general corporate purposes, including research and development activities for our other product candidates and any future product candidates that we may develop or acquire as well as for general and administrative costs. As of the date of this prospectus, we cannot specify with certainty the particular uses of the proceeds from this offering due to the early stage of development of our product candidates. As a result, our management will retain broad discretion in the allocation and use of the net proceeds from this offering. The following table illustrates the anticipated use of proceeds as currently estimated:

•	ICT-107 Phase II Trial - $ million or approximately % of the net proceeds

•	Research and Development for ICT-140 - $ million or approximately % of the net proceeds

•	Research and Development for ICT-121 - $ million or approximately % of the net proceeds

Pending their use as described above, we intend to invest the net proceeds in high quality, short-term, interest-bearing securities. We will pay all of the costs associated with registering the securities covered by this prospectus.

MARKET PRICE OF OUR COMMON STOCK

Market Information

Our common stock has been traded on the OTC Bulletin Board over-the-counter market since December 7, 2006, under the symbol “IMUC.” On December 16, 2011, the last reported price per share of our common stock as quoted on the OTC Bulletin Board was $1.34. The following price information reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

	Quarter Ended	High	Low
2011	March 31, 2011	$2.55	$1.29
	June 30, 2011	2.45	1.57
	September 30, 2011	2.28	1.31
	December 31, 2011 (through December 16)	1.72	1.31

2010	March 31, 2010	$1.10	$0.82
	June 30, 2010	2.44	0.97
	September 30, 2010	1.18	0.84
	December 31, 2010	1.58	0.87

2009	March 31, 2009	$0.35	$0.15
	June 30, 2009	0.59	0.22
	September 30, 2009	1.38	0.28
	December 31, 2009	1.22	0.61

Stockholders

As of November 30, 2011, there were approximately 206 holders of record of our common stock, not including any persons who hold their stock in “street name.”

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes, as of December 31, 2010, (i) the number of shares of our common stock that are issuable under our equity compensation plans upon the exercise of outstanding options, warrants and other rights, (ii) the weighted-average exercise price of such options, warrants and rights, and (iii) the number of securities remaining available for future issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	9,764,076	$0.91	1,541,772
Equity compensation plans not approved by stockholders(2)	1,400,000	$1.10	—

Total	11,164,076	$0.94	1,541,772

(1)	Represents our 2006 Equity Incentive Plan and a ten-year option to purchase up to 5,933,424 shares of our common stock granted in November 2006 to Dr. John Yu in consideration of his agreement to relinquish his royalty interest in certain of our licensed technology and to serve as our Chief Scientific Officer.
(2)	Represents a fully-vested, ten-year stock option granted in January 2007 to Dr. Keith L. Black in consideration for his agreeing to serve as the Chairman of our Scientific Advisory Board.

DIVIDEND POLICY

We have not paid any dividends on our common stock to date and do not anticipate that we will pay dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the board of directors may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

DILUTION

Purchasers of the securities offered by this prospectus will suffer immediate and substantial dilution in the net tangible book value per share of the common stock they purchase. Our net tangible book value as of September 30, 2011 was approximately $0.16 per share of our common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of September 30, 2011.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of              shares of common stock and warrants to purchase up to              shares of our common stock in this offering at the combined public offering price of $             per share and warrant, and after deducting the underwriting discount and the estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2011 would have been approximately $             per share of common stock. This represents an immediate increase in net tangible book value of $             share of common stock to our existing stockholders and an immediate dilution in net tangible book value of $             per share of common stock to purchasers in this offering, attributing none of the combined public offering price to the warrants offered hereby. The following table illustrates this per share dilution:

Combined public offering price per share and warrant			$
Net tangible book value per share as of September 30, 2011		$0.16
Increase per share attributable to this offering	$
As adjusted net tangible book value per share as of September 30, 2011 after this offering			$
Dilution per share to new investors participating in this offering			$

The above table is based on 28,589,468 shares of common stock outstanding as of September 30, 2011, and excludes:

•	The shares of our common stock issuable upon exercise of the warrants offered hereby;

•	10,463,828 shares of our common stock subject to options outstanding as of September 30, 2011 having a weighted average exercise price of $1.06 per share;

•	1,180,061 shares of our common stock that have been reserved for issuance in connection with future grants under our 2006 Equity Incentive Plan as of September 30, 2011;

•

6,631,852 shares of our common stock that have been reserved for issuance upon exercise of outstanding warrants as of September 30, 2011 having a weighted average exercise price of $1.99 per share.; and

•

8,000,000 shares of our common stock that have been reserved for issuance upon exercise of an outstanding warrant at an exercise price equal to the market price of the common stock at the times, if ever, that the warrant becomes exercisable.

To the extent that any options or warrants are exercised, new options are issued under our equity incentive plan, or we otherwise issue additional shares of common stock in the future, at a price less than the public offering price, there will be further dilution to new investors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following information together with our financial statements and notes thereto that are included in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those presented under “Risk Factors” and elsewhere in this prospectus.

Overview

On January 31, 2006, we completed a merger pursuant to which Spectral Molecular Imaging, Inc. became our wholly owned subsidiary. At the time of the merger, we had virtually no assets or liabilities, and we had not conducted any business operations for several years. In connection with the merger, we changed our name from Patco Industries, Ltd. to Optical Molecular Imaging, Inc. and replaced our officers and directors with those of Spectral Molecular Imaging. Although we acquired Spectral Molecular Imaging in the merger, for accounting purposes the merger was treated as a reverse merger since the stockholders of Spectral Molecular Imaging acquired a majority of our outstanding shares of common stock and the directors and executive officers of Spectral Molecular Imaging became our directors and executive officers. Accordingly, our financial statements and the description of our results of operations and financial condition reflect the operations of Spectral Molecular Imaging.

In May 2006, we decided to suspend our research and development activities on Spectral Molecular Imaging’s spectral imaging technology, and on September 11, 2006, we sold all of the outstanding capital stock of Spectral Molecular Imaging to Dr. Daniel Farkas, a co-founder of Spectral Molecular Imaging and inventor of its technology.

In November 2006, we acquired an exclusive, worldwide license from Cedars-Sinai Medical Center for certain cellular-based therapy technology that we are developing for the potential treatment of brain tumors and other forms of cancer and neurodegenerative disorders. We recently completed a Phase I clinical trial of a vaccine product candidate for the treatment of GBM based on this technology.

In February 2008, we acquired certain monoclonal antibody related technology owned by Molecular Discoveries LLC. This technology consists of (1) a platform technology referred to by Molecular Discoveries as DIAAD for the potentially rapid discovery of targets (antigens) and monoclonal antibodies for diagnosis and treatment of diverse human diseases and (2) certain monoclonal antibody candidates for the potential detection and treatment of multiple myeloma, small cell lung, pancreatic and ovarian cancers.

Interim Results

The accompanying condensed financial statements at September 30, 2011 and for the three and nine months ended September 30, 2010 and 2011 and for the period from February 25, 2004 (inception) to September 30, 2011 are unaudited, but include all adjustments, consisting of normal recurring entries, which our management believes to be necessary for a fair presentation of the periods presented. Interim results are not necessarily indicative of results for a full year. The financial statements included herein have been prepared by us pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been condensed or omitted pursuant to such rules and regulations. Our operating results will fluctuate for the foreseeable future. Therefore, period-to-period comparisons should not be relied upon as predictive of the results in future periods.

Plan of Operation

We are a development stage company that is seeking to develop and commercialize new therapeutics to fight cancer using the immune system.

Since inception of our company’s operations through Spectral Molecular Imaging on February 25, 2004, we have been primarily engaged in the acquisition of certain intellectual property, together with the recent clinical testing activities for our lead vaccine product candidate, ICT-107, and have not generated any recurring revenues. As a result, we have incurred operating losses and, as of September 30, 2011, we had an accumulated deficit of $27,174,972. We expect to incur significant research, development and administrative expenses before any of our products can be launched and recurring revenues, if ever, are generated.

For additional information about our plan of business operation, see the information under “Business.”

Critical Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to impairment of long-lived assets, including finite lived intangible assets, accrued liabilities and certain expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 2 of the Notes to Unaudited Condensed Financial Statements appearing elsewhere in this prospectus. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Development Stage Enterprise

We are a development stage enterprise as defined by FASB ASC Topic 915, “Accounting and Reporting by Development Stage Enterprises.” We are devoting substantially all of our present efforts to research and development. All losses accumulated since inception are considered as part of our development stage activities.

Research and Development Expenses

Although we believe that our research and development activities and underlying technologies have continuing value, the amount of future benefits to be derived from them is uncertain. Research and development costs are therefore expensed as incurred rather than capitalized. During the year ended December 31, 2009 and December 31, 2010, we recorded expenses of $962,526 and $2,292,630, respectively, and during the nine months ended September 30, 2010 and September 30, 2011, we recorded expenses of $1,815,869 (unaudited) and $3,016,562 (unaudited), respectively, related to research and development activities.

Stock-Based Compensation

FASB ASC Topic 718, “Compensation-Stock Based” require that the cost resulting from all share-based payment transactions be recognized in our condensed financial statements. Stock-based compensation costs are measured at fair value and expensed over the vesting period.

Stock option grants issued prior to March 31, 2011 to employees and officers and directors were valued using the Black-Scholes pricing model. Stock option grants made subsequent to March 31, 2011 were valued using the binomial lattice simulation model. The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield currently available in U.S. Treasury securities at maturity with an equivalent term. The Company has not declared or paid any dividends and does not currently expect to do so in the future. The expected term of options represents the period that our stock-based awards are expected to be outstanding and was determined based on projected holding periods for the remaining unexercised shares. Consideration was given to the contractual terms of our stock-based awards, vesting schedules and expectations of future employee behavior. Expected volatility is based on market prices of traded options for comparable entities within our industry. The Company’s stock price volatility and option lives involve management’s best estimates, both of which impact the fair value of the option calculated under the Black-Scholes and binomial lattice methodologies and, ultimately, the expense that will be recognized over the life of the option. When options are exercised, our policy is to issue previously unissued shares of common stock to satisfy share option exercises. As of September 30, 2011, the Company had approximately 44.8 million shares of authorized but unissued common stock. No tax benefits were attributed to the stock-based compensation expense because a valuation allowance was maintained for substantially all net deferred tax assets.

Fair Value of Financial Instruments

The carrying amounts reported in the condensed balance sheets for cash, cash equivalents, short-term investments and accounts payable approximate their fair values due to their quick turnover. The Company’s warrant liability is adjusted to fair value each reporting period, and any change in value is recognized in the statement of operations. Prior to 2011, the Company concluded that Black-Scholes method of valuing the price adjustment feature does not materially differ from the valuation of such warrants using the Monte Carlo or lattice simulation models, and therefore, the use of the Black-Scholes valuation model was considered a reasonable method to value the warrants. During the nine months ended September 30, 2011, the Company determined that it was more appropriate to value the warrants using a binomial lattice simulation model.

We adopted the fair value recognition provisions of ASC Topic 718 utilizing the modified-prospective-transition method. Under this transition method, compensation cost recognized during the twelve months ended December 31, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated, and (b) compensation expense for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated. Under the modified-prospective-transition method, results for the prior periods have not been restated.

Results of Operations

Three months ended September 30, 2010 and 2011 (unaudited)

Revenues

We had no revenues during the three months ended September 30, 2010 and 2011. We do not expect to generate any operating revenues during 2011.

Expenses

General and administrative expenses for the three months ended September 30, 2010 and 2011 were $495,292 and $634,241 respectively. The increase in general and administrative expenses is primarily due to increased personnel costs, investor relations expenditures and professional fees.

Research and development expenses for the three months ended September 30, 2010 and 2011 were $1,126,733 and $1,241,165, respectively. During the third quarter of 2010, we incurred expenses associated with the preparation of our planned Phase II clinical study for our dendritic cell-based cancer vaccine product candidate for the treatment of GBM. Our research and development expenses during the third quarter of 2011 reflect our on-going expenses associated with this clinical trial.

We had $210,339 of non-cash expenses for the three months ended September 30, 2010, consisting of $209,431 of stock based compensation and $908 of depreciation expense. During the three months ended

September 30, 2010, we recorded $635,014 of other income related to the decrease in the fair value of our warrant liabilities. We had $329,979 of non-cash expenses for the three months ended September 30, 2011, consisting of $324,283 of stock based compensation and $5,696 of depreciation expense. During the three months ended September 30, 2011, we recorded $2,286,478 of other income related to the decrease in the fair value of our warrant liabilities.

Net Income (Loss)

We incurred a net loss of $1,195,430 for the three months ended September 30, 2010, compared to net income of $87,912 during the same period of 2011. During the three months ended September 30, 2011, our overall results of operations benefited from a $2,286,478 reduction in our warrant liability.

Nine months ended September 30, 2010 and 2011 (unaudited)

Revenues

We had no revenues during the nine months ended September 30, 2010 and 2011. We do not expect to generate any operating revenues during 2011.

Expenses

General and administrative expenses for the nine months ended September 30, 2010 and 2011 were $1,586,930 and $1,767,852, respectively. The increase in general and administrative expenses is primarily due to increased personnel costs, investor relations expenditures and professional fees.

Research and development expenses for the nine months ended September 30, 2010 and 2011 were $1,815,689 and $3,016,562, respectively. The increase in research and development expenses is primarily due to increased costs associated with the Phase II clinical study for our dendritic cell-based cancer vaccine product candidate for the treatment of GBM.

We had $544,400 of non-cash expenses for the nine months ended September 30, 2010, consisting of $541,675 of stock based compensation and $2,725 of depreciation expense. During the nine months ended September 30, 2010, we recorded $311,324 of other income related to the decrease in the fair value of our warrant liabilities. We had $971,833 of non-cash expenses for the nine months ended September 30, 2011, consisting of $958,121 of stock based compensation and $13,712 of depreciation expense. During the nine months ended September 30, 2011, we recorded $1,517,583 of other income related to the decrease in the fair value of our warrant liabilities.

Net Loss

We incurred a net loss of $3,630,398 and $4,221,184 for the nine months ended September 30, 2010 and 2011, respectively.

For the Twelve Months Ended December 31, 2009 and 2010

Revenues

We had $300,000 in revenues during the period for the twelve months ended December 31, 2009 related to a license fee payment we received under a research and license option agreement regarding our ICT-69 antibody product candidate with the Roche Group and no revenues during the period for the twelve months ended December 31, 2010. We do not expect to generate any additional operating revenues during 2011.

Expenses

General and administrative expenses for the twelve months ended December 31, 2009 and for the twelve months ended December 31, 2010 were $1,677,421 and $2,035,526, respectively. During 2009 and 2010,

we accrued $84,667 and $158,750 in bonuses that are contingent on reaching certain clinical development milestones. Research and development expenses for the twelve months ended December 31, 2009 and for the twelve months ended December 31, 2010 were $962,526 and $2,292,630, respectively. We had $311,700 of non-cash expense for the twelve months ended December 31, 2009, consisting of $308,303 in stock based compensation and $3,397 in depreciation expense. We had $1,829,724 of non-cash expense for the twelve months ended December 31, 2010, including $1,018,238 in change in warrant liability expense, $807,853 in stock based compensation and $3,633 in depreciation expense. On November 10, 2010, we received a grant under the Patent Protection and Affordable Care Act of 2010. The grant, which totaled $244,479, will be used to fund ongoing projects, including the continued development of ICT-107 and was recorded as an offset to research and development costs for fiscal year ended December 31, 2010.

We expect the amount of our general and administrative cash expenses in 2011 to be higher than those cash expenses incurred in 2010, primarily due to increased employee compensation and costs associated with our Phase II clinic trial. We estimate that the cost of our research and development work to be approximately $5,000,000 in 2011, and we may incur significant additional research and development expenses should we expand our research and development work on additional potential applications for our existing technologies or should we acquire additional technologies from one or more third parties.

Net Loss

We incurred a net loss of $2,626,205 for the twelve months ended December 31, 2009 and a net loss of $6,150,142 for the twelve months ended December 31, 2010.

For the Twelve Months Ended December 31, 2008 and 2009

Revenues

We had no revenues during the period for the twelve months ended December 31, 2008 and $300,000 in revenues during the period for the twelve months ended December 31, 2009 related to a license fee payment we received under a research and license option agreement regarding our ICT-69 antibody product candidate with the Roche Group. We do not expect to generate any additional operating revenues during 2010.

Expenses

General and administrative expenses for the twelve months ended December 31, 2008 and for the twelve months ended December 31, 2009 were $1,366,146 and $1,677,421, respectively. During 2008 and 2009, we accrued $34,952 and $84,667 in bonuses that are contingent on reaching certain clinical development milestones. Research and development expenses for the twelve months ended December 31, 2008 and for the twelve months ended December 31, 2009 were $1,296,772 and $962,526, respectively. We had $1,004,432 of non-cash expense for the twelve months ended December 31, 2008, consisting of $513,357 in stock based compensation, $489,000 paid in common stock for in process research and development and $2,075 in depreciation expense. We had $311,700 of non-cash expense for the twelve months ended December 31, 2009, including $308,303 in stock based compensation and $3,397 in depreciation expense.

We expect the amount of our general and administrative cash expenses in 2010 to be higher than those cash expenses incurred in 2009, primarily due to increased employee compensation and costs associated with financing and investor relations activities. We estimate that the cost of our research and development work to be approximately $3,000,000 in 2010, and we may incur significant additional research and development expenses should we expand our research and development work on additional potential applications for our existing technologies or should we acquire additional technologies from one or more third parties.

Net Loss

We incurred a net loss of $3,059,730 for the twelve months ended December 31, 2008 and a net loss of $2,626,205 for the twelve months ended December 31, 2009.

Liquidity and Capital Resources

Nine months ended September 30, 2010 and 2011 (unaudited)

As of September 30, 2011, we had working capital of $7,942,558 (unaudited), compared to working capital of $4,896,360 as of December 31, 2010.

We do not currently anticipate that we will derive any revenues from either product sales or licensing during the foreseeable future. We do not have any bank credit lines and have financed all of our prior operations through the sale of securities.

The estimated cost of completing the development of either of our current vaccine product candidates, including an estimated $10 million (including expenditures to date) needed to complete our Phase II trial of ICT-107, and of obtaining all required regulatory approvals to market either of those product candidates is substantially greater than the amount of funds we currently have available. We believe that our existing cash balances will be sufficient to fund our currently planned level of operations for at least the next twelve months. We will seek to obtain additional funds through various financing sources, including possible sales of our securities, and in the longer term through potential strategic alliances with other pharmaceutical or biopharmaceutical companies.

In December 2009, we entered into an agreement with Socius Capital under which Socius Capital has agreed to purchase from us from time to time an aggregate of up to $10 million of our preferred stock. We sold Socius Capital $4 million of these shares in May 2010. Socius Capital’s obligation to purchase the remaining $6 million of shares of our preferred stock, which expires in December 2011, is subject to our satisfying certain conditions at the time of our request that Socuis Capital purchase our shares. We may not be able to satisfy those conditions if we wish to sell shares of our preferred stock to Socius Capital and Socius Capital may not have ability to complete these purchases. If we are unsuccessful or only partly successful in our efforts to secure additional funding, we may find it necessary to suspend or terminate some or all of our product development and other activities.

As of September 30, 2011, we had no long-term debt obligations, no capital lease obligations, no material purchase obligations or other similar long-term liabilities. In addition, we have no financial guarantees, debt or lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of our assets, and we do not engage in trading activities involving non-exchange traded contracts.

Cash Flows

We used $3,312,142 of cash in our operations for the nine months ended September 30, 2010, compared to $4,599,062 for the nine months ended September 30, 2011 (unaudited). During the nine months ended September 30, 2011, we significantly expanded our research and development activities.

During the nine months ended September 30, 2010, we did not use any cash in our investing activities. During the nine months ended September 30, 2011, we purchased $65,108 of equipment to support our research and development activities (unaudited).

We received $8,150,152 from our private placements of our securities that we completed during the nine months ended September 30, 2010. During the nine months ended September 30, 2011, we received $7,460,129 from the issuance of common stock and warrants. Additionally, during the nine months ended September 30, 2011, we received $382,680 from the exercise of stock options and $53,018 from the redemption of a promissory note receivable (unaudited).

For the Twelve Months Ended December 31, 2009 and 2010

We used $4,253,560 of cash in our operations for the twelve months ended December 31, 2010, compared to $2,151,781 for the twelve months ended December 31, 2009, as the non-cash portion of our net loss for the 2010 period was $1,829,724 and the non-cash portion of our net loss for the 2009 period was $311,700.

We provided $1,065,331 of cash from our investing activities for the twelve months ended December 31, 2010, consisting of $1,075,903 in sales of certificates of deposit offset by $10,572 in purchases of equipment and $1,923,284 of cash in our investing activities for the twelve months ended December 31, 2009, consisting of $1,924,097 in sales of certificates of deposit offset by $813 in purchases of equipment.

We received $8,176,652 of cash from financing activities for the twelve months ended December 31, 2010, consisting of $26,500 from the exercise of stock options, $3,779,158 from sales of preferred stock and $4,370,994 from the sale of common stock and $474,560 of cash from financing activities for the twelve months ended December 31, 2009, consisting of $11,812 from the exercise of stock options and $462,748 from the exercise of warrants.

For the Twelve Months Ended December 31, 2008 and 2009

We used $2,151,781 of cash in our operations for the twelve months ended December 31, 2009, compared to $1,945,447 for the twelve months ended December 31, 2008, as the non-cash portion of our net loss for the 2009 period was $311,700 and the non-cash portion of our net loss for the 2008 period was $1,004,432.

We provided $1,923,284 of cash from our investing activities for the twelve months ended December 31, 2009, consisting of $1,924,097 in sales of certificates of deposit offset by $813 in purchases of equipment and $3,010,087 of cash in our investing activities for the twelve months ended December 31, 2008, consisting of $3,000,000 in purchases of certificates of deposit and $10,087 in purchases of equipment.

We received $474,560 of cash from financing activities for the twelve months ended December 31, 2009, consisting of $11,812 from the exercise of stock options and $462,748 from the exercise of warrants and no cash from financing activities for the twelve months ended December 31, 2008.

Inflation and changing prices have had no effect on our net sales and revenues or on our income from continuing operations over the nine months ended September 30, 2011 or our two most recent fiscal years.

BUSINESS

Overview

ImmunoCellular Therapeutics, Ltd. is a clinical stage biotechnology company developing immune-based therapies for the treatment of brain, ovarian and other solid tumor cancers. Our product candidate portfolio includes cellular immunotherapies targeting cancer and cancer stem cell antigens, peptide based immunotherapies targeting cancer stem cells and monoclonal antibodies to diagnose and treat cancers such as glioblastoma multiforme, commonly known as GBM, ovarian cancer, small-cell lung cancer and pancreatic cancer. Our lead product candidate, ICT-107, is a dendritic cell-based vaccine targeting multiple tumor associated antigens for GBM, a particularly lethal type of brain cancer. ICT-107 is designed to activate a patient’s immune system against specific tumor-associated antigens. ICT-107 activates a patient’s immune system by extracting dendritic cells from that patient, loading the dendritic cells with the antigens and reintroducing those cells to the patient’s body to trigger an immune response. In January 2011, we initiated a Phase-II double-blind, placebo-controlled, 2:1 randomized study designed to evaluate the safety and efficacy of ICT-107 in patients with newly diagnosed GBM. We are in the process of enrolling approximately 160 to 200 patients at more than 21 clinical trial centers in the U.S. We have enrolled 86 patients to date, and expect to complete patient enrollment in the second quarter of 2012. In 2010, we completed a Phase I clinical trial of ICT-107 to treat newly diagnosed GBM that showed encouraging results, including progression free survival of 16.9 months and overall survival of 38.4 months. We believe that ICT-107 may also be efficacious in the treatment of recurrent GBM. Throughout the duration of therapy, ICT-107 demonstrates the ability to maintain integrity due to cryopreservation and our proprietary advancements in collecting, developing, storing and utilizing our dendritic cell-based vaccine candidates. While other cancer immunotherapies must be harvested on multiple occasions, we believe that we have the potential to generate significant manufacturing and production efficiencies at a commercial scale, providing us with a competitive advantage. We are developing a similar product, ICT-140, for ovarian cancer that utilizes dendritic cells targeting antigens expressed on ovarian cancer.

We also are developing ICT-121, a potential vaccine candidates currently undergoing preclinical development that is designed to target solid tumors in which CD-133, a cancer stem cell marker, is known to be over-expressed. ICT-121 targets cancer stem cells that are believed by many scientists to be the root of cancer and may be applicable in numerous cancers, including GBM, pancreatic cancer and ovarian and breast cancers. In addition, we have three monoclonal antibody candidates targeting small cell lung cancer, pancreatic cancer, multiple myeloma and ovarian cancer. Through two acquisitions described below, we are building capabilities to develop new cancer immunotherapeutic products harnessing mechanisms of immune system surveillance in the human body.

In November 2006, we acquired an exclusive, worldwide license from Cedars-Sinai Medical Center (“Cedars-Sinai”) to certain technology for use as cellular-based immunotherapies, including dendritic cell-based vaccines for neurological disorders that include brain tumors and neurodegenerative disorders and other cancers. This technology is covered by one issued U.S. patent and several U.S. and foreign patent applications. In June 2008, we licensed an additional technology from Cedars-Sinai to target cancer stem cells that may be applicable for brain tumors and other cancer indications.

In February 2008, we acquired certain monoclonal antibody-related technology from Molecular Discoveries LLC (“Molecular Discoveries”). The technology acquired under the Molecular Discoveries agreement and now owned by us consists of (i) a platform technology referred to by Molecular Discoveries as DIAAD for the potentially rapid discovery of antigens and monoclonal antibodies for the diagnosis and treatment of diverse human diseases and (ii) certain monoclonal antibody candidates for the potential detection and treatment of multiple myeloma, small cell lung, pancreatic and ovarian cancers. The monoclonal antibodies are covered by issued patents and pending patent applications in the fields of multiple myeloma, small cell lung and ovarian cancers.

We do not currently anticipate that we will derive any revenues from either product sales or licensing in the foreseeable future. We do not have any bank credit lines and have financed substantially all of our prior operations through the sale of securities, including a private placement of our securities that we completed in February 2011 that generated $8,090,644 of proceeds for us (before commissions and offering expenses).

The estimated cost of completing the development of any of our current or potential vaccine candidates, including an estimated $10 million (including expenditures to date) needed to complete our Phase II trial of ICT-107, and of obtaining all required regulatory approvals to market any of those product candidates or potential product candidates is substantially greater than the amount of funds we currently have available. We believe that our existing cash balances will be sufficient to fund our currently planned level of operations for at least the next twelve months. We plan to seek to obtain additional funds through various financing sources, including possible sales of our securities, and in the longer term through strategic alliances with other pharmaceutical or biopharmaceutical companies. However, we may not be able to obtain any additional funding or to create any such alliances, and any terms under which we may obtain funding may not be sufficient to fund our operations.

Company History

We filed our original certificate of incorporation with the Secretary of State of Delaware on March 20, 1987 under the name Redwing Capital Corp. On June 16, 1989, we changed our name to Patco Industries, Ltd. and conducted an unrelated business under that name until 1994. On January 30, 2006, we amended our certificate of incorporation to change our name to Optical Molecular Imaging, Inc. in connection with our merger on January 31, 2006 with Spectral Molecular Imaging, Inc. On November 2, 2006, we amended our certificate of incorporation to change our name to ImmunoCellular Therapeutics, Ltd. to reflect our disposition of our Spectral Molecular Imaging subsidiary and our acquisition of our cellular-based technology from Cedars-Sinai.

Our principal executive offices are located at 21900 Burbank Boulevard, 3rd Floor, Woodland Hills, California 91367, and our telephone number at that address is (818) 992-2907.

Technology and Proposed Products

The table below summarizes the status of our vaccine and antibody candidates:

Candidates	Target Indication	Status
Active Immunotherapies:

ICT-107 (Dendritic cell-based vaccine targeting cancer stem cells and cancer antigens)	Newly Diagnosed Glioblastoma	Phase II ongoing

ICT-121 (CD-133 targeting cancer stem cell vaccine)	Glioblastoma, Pancreatic cancer and other solid tumor cancers	Pre-clinical

ICT-140 (Dendritic cell-based vaccine targeting cancer stem cells and cancer antigens)	Ovarian cancer	Pre-clinical

Monoclonal Antibodies:

ICT-109 (Monoclonal Antibody)	Lung and pancreatic and colon cancer therapeutic	Pre-clinical

ICT-037 (Monoclonal Antibody)	Colon, ovarian, multiple myeloma therapeutic and diagnostic	Pre-clinical

ICT-69 (Monoclonal Antibody)	Multiple myeloma and ovarian cancer	Pre-clinical

ICT-Diagnostic-SCLC	Diagnostic/Prognostic for small cell lung cancer	Pre-clinical

Cancer is caused by abnormal cells that grow in an uncontrolled manner. These cells proliferate and metastasize throughout the body causing tumors which can cause organ failure and death. The current treatments such as surgery, radiation and chemotherapy have limited therapeutic effects and significant undesirable side effects. Our approach is to develop therapeutics that activate the body’s immune system response to fight cancer. There are two arms of the immune system that provide natural protection to the body: the cellular immune system (T-cell-based) and the humoral immune system (B-cell-based), which uses antibodies to fight foreign invaders. Our strategy is to utilize both of these mechanisms in our product development programs. We believe that the synergy between the two types of immunity can be powerful. Elicitation of a cellular immune response has the potential of long-term protection against malignant diseases, while infusion of monoclonal antibodies (concentrated product of the humoral response) has the capacity to confer an immediate shield against the disease. The latter is especially important in cases where the patient’s immune system is compromised due to toxic treatment of the disease and cannot mount an adequate response to the active vaccine. In some situations a combination of a passive vaccine (monoclonal antibodies) aimed at halting the dissemination of cancer cells through the blood followed by an active vaccine when the patient recuperates may constitute an effective synergistic approach.

Active Immunotherapy

One of our product strategies is the development of cell-based vaccine products that could bolster the body’s natural tendency through its immune system to defend it against malignant brain tumors. We have been developing two forms of these vaccines, one based on cancer stem cells and one based on dendritic cells. To our knowledge, we have the only drug targeting cancer stem cells through active immunotherapy and preferentially trying to kill the cancer stem cells which are the root of cancer.

The high rate of mortality of patients diagnosed with brain cancers and in particular with GBM (the most lethal form, accounting for about half of all primary gliomas), is driving the scientific community to discover and develop improved treatments that could increase the survival time and enhance the quality of life of patients. The American Cancer Society estimates that in 2011, about 22,340 malignant tumors of the brain and spinal cord will be diagnosed in the United States. The numbers would likely be much higher if benign tumors were also included. There currently is no satisfactory treatment, and the five-year survival rates for GBM are less than 16%, generally decreasing with age. Currently, the median survival rate for GBM, the most malignant form of brain cancer, is 14.6 months. Neither surgery, radiation nor anti-cancer drugs, the standard treatment modalities, have shown to date any prospect of meaningful extension of patients’ lives. We and others in the medical research community believe that immunotherapy has the potential, in the not too distant future, to be teamed with other treatment modalities to become an integral part of mainstream medical practice in the treatment of patients with brain tumors.

Dendritic Cell Vaccines

Dendritic cells (human derived cells responsible for antigen processing and presentation to the immune system) play a central role in the body’s immune response. They act as first responders that trigger the systems that help the body fight infection or foreign bodies, by initiating a T cell or T cell response to the infection or foreign body. The dendritic cells do this by recognizing, processing and presenting foreign antigens (substances that stimulate the production of antibodies and combine specifically with them) to the T cells, which then effectuate the immune response. The goal of a cell-based vaccine is to (i) make use of and enhance the dendritic cell’s ability to trigger the T cell response and (ii) to stimulate the dendritic cell to focus the T cell response to specifically target the cancer cells for destruction.

Even though dendritic cells can be very potent, they are usually not present in sufficient numbers to permit an adequately potent immune response to fight cancer. What is more, dendritic cells often do not react aggressively to malignant tumors; they do not treat the tumor as a foreign body that needs to be destroyed or neutralized. Dendritic cells are powerful potentiators of acquired immunity through an effective presentation of the cancer antigens to T cells which subsequently mediate the killing of the cancer cells. Thus, dendritic cells are critical facilitators of T cell response. Dendritic cell therapy generally involves harvesting dendritic cells from a patient, then culturing and processing them in a laboratory to produce more numerous and effective dendritic cells. In the laboratory, the dendritic cells are cultured with specific antigens that are on tumor cells to enable the dendritic cells to recognize cancer cells as targets for attack. When the newly cultured dendritic cells are injected back into the patient, they seek out remaining tumor cells and signal the T cells to destroy them.

Peptide Vaccines Targeting Cancer Stem Cells

Cancer stem cells are considered as a subset of cancerous cells, representing less than 5% of all cells in a tumor, which are responsible for the growth and re-growth of the primary and metastatic tumors. Like normal stem cells, cancer stem cells have the ability to self-renew and to make differentiated cells, but unlike normal stem cells, they no longer have the ability to regulate their growth. Complete eradication of tumor masses requires elimination of these cells, which are resistant to standard chemotherapy and radiation therapy. If the cancer stem cells are not destroyed, the tumor can regrow after treatment. There are a number of markers that have been identified on various cancer stem cells which could be exploited for targeting these cells. We are utilizing peptides in combination with an adjuvant that can elicit an immune response in the body by triggering T cells to identify and destroy these cancer stem cells. These peptides were specifically designed to elicit a T cell response targeting CD133 positive cancer stem cells that have been identified in a number of cancer types, including gliomas, colon cancer and pancreatic cancer.

Antibody Immunotherapy

Another strategy for our product development is to harness the other arm of the immune system, which uses antibodies that can bind and neutralize any foreign antigen. These antibodies are produced by the B-lymphocytes (B-cells), and each antibody recognizes only one antigen. The antibodies we have acquired from Molecular Discoveries have been created to recognize certain antigens primarily expressed on the cancer cells and not expressed on the normal cells, such that binding to those antigens can lead to death of the tumor cells. We also have acquired an antibody development platform called DIAAD from our technology acquisition from Molecular Discoveries, which may enable us to discover and develop novel antigens and antibodies for cancer cells.

ICT-107: Dendritic Cell-Based Vaccine Targeting Tumor Associated Antigens

Current treatment of GBM and other brain cancers involves a combination of surgery, radiation treatment, and chemotherapy. A significant issue with chemotherapy is that even as the chemicals become more powerful and more specifically targeted at a tumor’s DNA, the tumor’s cells may “outmaneuver” the chemotherapy by mutating into variants or otherwise repulsing the attack. However, we believe that chemotherapy sensitivity could be enhanced and patient outcomes improved by combining chemotherapy with a cell-based immunotherapy treatment regimen.

In a number of laboratory and clinical trials, dendritic cell immunotherapy has succeeded in eliciting an immune response against brain tumor cells, but without achieving significant improvement in length of survival. Similarly, chemotherapy, even using agents specifically designed to attack the DNA of tumor cells and prevent their replication, becomes ineffective as the tumor cells develop drug resistance.

By combining chemotherapy and immunotherapy in a “two wave” approach, we believe that more promising results may be achievable. This would combine a first wave of a dendritic cell-based vaccine that is specifically formulated using several highly immunogenic tumor antigens designed to destroy tumor cells and their ability to mutate or create variants that would escape treatment, followed by a second wave of targeted chemotherapy targeted against the remaining cancer cells that had their ability to mutate impaired or destroyed by the vaccine.

Dr. Yu completed two clinical trials at Cedars-Sinai prior to his association with our company using dendritic cells loaded with tumor lysates derived from the patient’s cancer to generate an immune response against intracranial tumors. The results of these early studies preliminarily demonstrated the safety of dendritic cell vaccination as well as biological efficacy in generating specific anti-tumor T cell responses. Based upon some additional pre-clinical research, Dr. Yu and his Cedars-Sinai team have developed what they believe could be a new, improved dendritic cell-based therapeutic vaccine, ICT-107.

ICT-107 is a new generation dendritic cell-based therapeutic vaccine that consists of a number of specific tumor antigens which, when loaded onto the dendritic cells, are expected to stimulate the body’s T cells to target only these specific proteins on the patient’s tumor cells. This product candidate is an intradermal dendritic cell-based therapeutic vaccine that we plan to use with chemotherapy concomitantly or subsequent to conventional therapy in patients with first diagnosed or recurrent GBM.

We have tested ICT-107 in a Phase I clinical trial at Cedars-Sinai in patients with GBM. The trial enrolled 19 patients and the vaccine was well tolerated, with no significant adverse events reported. Of the 16 newly diagnosed GBM patients treated in this trial, eight patients are still alive, including seven patients who have survived at least three years after the surgery that preceded their vaccine treatment. Of the eight patients who are still alive, six are completely free of the disease after three years, including three patients who have been completely free of the disease after four years. The median progression free survival in the 16 newly diagnosed patients enrolled in the trial was 16.9 months and median overall survival was 38.4 months, compared to the 14.6 month median survival rate for GBM generally.

In January 2010, we reported the results of a study in which it was shown that certain specific antigens are highly expressed on cancer stem cells. This suggests that ICT-107, which targets those antigens, potentially may effectively target not only the cells that make up the bulk of certain cancerous tumors, but also the cancer stem cells that are widely believed to give rise to them and to cause their recurrence.

In June 2010, ICT-107 was granted Orphan Drug status by the FDA, making this product candidate eligible, under certain circumstances, for marketing exclusivity and other potential benefits.

On September 1, 2010, we entered into a Master Services Agreement (the “MSA”) with Averion International Corp., a clinical research organization (“Averion”). Under the MSA, Averion will provide us with clinical trial support services in connection with and over the course of our Phase II clinical trial for ICT-107, our lead product candidate for the treatment of brain cancer. Under the MSA, Averion will oversee the enrollment of patients and execution of our Phase II trial. The MSA, which may be terminated by us at any time, provides for a limit of approximately $3.5 million on the fees that we will be obligated to pay Averion if all of the planned services are actually provided.

In January 2011, we entered into a sponsored research and vaccine production agreement with the University of Pennsylvania under which that institution, which has assisted us in optimizing the formulation of ICT-107 that we are using in our Phase II trial of that vaccine, will assist us in the GMP production of supplies of that vaccine for this trial. In October 2011, we entered into an agreement with Progenitor Cell Therapy, LLC to serve as a second manufacturer of ICT-107.

We believe we have overcome the technical barriers to generate a viable clinical product. In January 2011, we commenced a multi-center Phase II trial of ICT-107 and been enrolling on or ahead of schedule. To date, we have enrolled 86 patients in that trial at 21 centers throughout the United States and we are continuing to add sites, as planned, for that trial.

ICT-140: Dendritic Cell Targeting Ovarian Cancer

The American Cancer Society estimates that in 2011 in the United States, about 21,990 women will receive a new diagnosis of ovarian cancer and about 15,460 will die from ovarian cancer. Ovarian cancer is the ninth most common cancer among women, excluding non-melanoma skin cancers. It ranks fifth in cancer deaths among women, accounting for more deaths than any other cancer of the female reproductive system. Ovarian cancer accounts for about 3% of all cancers in women. Lifetime risk is approximately 1.5%. Women with a mutated BRCA1 gene carry a risk between 35% and 70% and women with a mutated BRCA2 gene carry a risk between 10% and 30%.

Ovarian cancer usually spreads via local shedding into the peritoneal cavity followed by implantation on the peritoneum and via local invasion of bowel and bladder. The incidence of positive nodes at primary surgery has been reported to be as much as 24% in patients with stage I disease, 50% in patients with stage II disease, 74% in patients with stage III disease, and 73% in patients with stage IV disease. The five-year survival rate for all stages of ovarian cancer is approximately 46%. For cases where a diagnosis is made early in the disease, when the cancer is still confined to the primary site, the five-year survival rate is 94%. However, only 15% of all ovarian cancers are found at this early stage.

Many ovarian cancers are spontaneously invaded by T-cells. Patients whose tumors have tumor-infiltrating T-cells survive longer. Therefore, it is believed that immunotherapy has a chance to make a difference in patients with ovarian cancer. ICT-140 is a personalized vaccine that combines a patient’s own dendritic cells with synthetic ovarian cancer antigens, with the aim of inducing immune responses against a patient’s cancer cells. Some of the antigens in ICT-140 are planned to be the same as ICT-107 in combination with additional antigens. We plan to initiate a multi-institutional phase I/II clinical trial in ovarian cancer in 2012, subject to obaining all of the necessary antigens and FDA clearance of an IND.

ICT-121: Cancer Stem Cell Vaccine For Glioblastoma Multiforme

The laboratory at Cedars-Sinai Medical Center of Dr. John Yu, our Chairman of the Board and the Director of Surgical Neurooncology at the Maxine Dunitz Neurosurgical Institute at Cedars-Sinai, was instrumental in identifying the cancer stem cells in GBM. The characterization of cancer stem cells from GBM has provided an opportunity to study the etiology of this dreaded disease and to be engaged in the development of product candidates that would be able to target the cancer stem cells which are believed to be responsible for the initiation and maintenance of GBM. Dr. Yu and his team have identified several peptides that can elicit an immune response targeting CD133, a common marker present on most cancer stem cells. These peptides are specific to certain HLA markers in humans.

Our vaccine product candidate, ICT-121, is a peptide that can elicit an immune response in a HLA-A*0201 serotype patient population to target CD133 positive cancer stem cells in brain tumors and other cancers. HLA is the molecule by which protein segments are presented to the immune system by antigen presenting cells. HLA-A2 represents the most prevalent HLA Class I type in North America. The current treatment of GBM and other brain cancers involves a combination of surgery, radiation treatment and chemotherapy. One of the significant issues with this treatment is the recurrence of tumors after a few months of treatment, which may be due to cancer stem cells left intact as these cells are resistant to chemotherapy as well as radiation therapy. By combining conventional treatment with a vaccine to target remaining cancer stem cells, one could potentially significantly delay or eliminate recurrence of these tumors.

We are currently conducting additional preclinical studies for ICT-121 to support an IND in the first half of 2012. Subject to successfully obtaining the necessary preclinical data, this clinical trial will likely be conducted as a physician sponsored IND at Cedars-Sinai Medical Center. The initial plan is to treat 12 patients in recurrent GBM following resection of tumor and standard of care treatment.

Monoclonal Antibodies Targeting Cancer

We acquired from Molecular Discoveries several monoclonal antibodies that react with small cell lung cancer cells, bind to the molecular structure and kill those cells in vitro. The survival rate is significantly higher when the disease is still localized, but only 16% of lung cancers are diagnosed at this early stage according to the American Cancer Society. Thus, the creation of new screening, monitoring and diagnostic tests for early detection and disease follow-up of small cell lung cancer may save many lives and prolong the survival of patients afflicted with this devastating disease.

In collaboration with George Mason University, we recently completed a pilot study evaluating the cancer detection abilities of one of our monoclonal antibody product candidates, ICT-109. Data from this study demonstrated that ICT-109 had a statistically significant ability to discriminate between cancerous and non-cancerous samples, suggesting the potential to detect pancreatic and lung cancer in plasma and serum study sets. The study used reverse phase micro array technology to determine serum and plasma expression levels of glycosylated CEA, and was performed in collaboration with Dr. Emanuel Petricoin at George Mason University.

Researchers at George Mason University investigated the ability of ICT-109 to detect pancreatic and lung cancer by binding specifically to glycosylated epitopes of CEA-CAM6 and CEA-CAM5, two common markers that are overly expressed in a majority of cancers. Glycosylated CEA is highly expressed in patients with pancreatic and lung cancers, and can be used to detect these cancers using a direct blood test. As CEA-CAM5 and CEA-CAM6 are also present on the normal tissue, any commercial product would require adding additional markers for developing a test with higher sensitivity and specificity.

Small cell lung cancer is the most aggressive form of lung cancer tethered with cigarette smoking. Small cell lung cancer cases are estimated to constitute about 10 to 15% of all lung cancer cases. In the United States, the American Cancer Society estimated 221,130 new lung cancer cases, as well as 156,940 deaths, occurred in 2011. Early diagnosis of small cell lung cancer is very difficult, and consequently, the vast majority of patients manifest an established cancer with metastasis at the time of diagnosis.

DIAAD utilizes immunological tolerization to accelerate the discovery of the molecular differences between diseased cells and their normal counterparts. The monoclonal antibodies produced by DIAAD provide the basis for the discovery and development of our potential diagnostic and therapeutic products.

DIAAD enhances the antibody response of laboratory animals to disease-specific antigens. Antibodies are proteins produced by the body’s immune system that target and selectively bind antigens found on the surface of cancer cells or cells invaded by pathogens such as bacteria and viruses. There are billions of antibodies, each capable of recognizing and binding a different and specific antigen. Antibodies produced from a single B cell are termed “monoclonal” and represent one unique protein sequence with a unique specificity and affinity.

Conventional methods of monoclonal antibody discovery involve immunizing a laboratory animal with diseased cells. Since the majority of the antigens expressed by the diseased cells are also present on normal cells, the vast majority of the antibodies produced also bind to the normal cells. The discovery of antibodies that bind only to the diseased cell involves a lengthy screening process to remove antibodies reacting with normal tissues. Thus, the screen for such an antibody is often exhaustive and time consuming and entails testing thousands of antibodies for their ability to bind selectively to the diseased cell.

DIAAD focuses the immune response on the tumor antigens by first eliminating the immune response directed against antigens on the normal cells. This is done by a process immunologists call tolerization, which is followed by immunizing the tolerized animals with prostate cancer cells. This directs the immune response towards only those antigens that are present on the cancerous but not on the normal cells.

We have conducted limited development activities for our monoclonal antibody product candidates, ICT-37 and ICT-109, for the diagnosis and treatment of small cell lung cancer and pancreatic cancer. We initiated a collaboration with Antitope, Ltd (UK) to humanize these antibodies by using their proprietary technologies, which was completed in August 2009. In light of the potential need to access other technology to combine our antibodies with other cancer killing technologies and the significant projected pre-clinical development costs for these antibodies, we plan during 2011 to continue to seek partners or licensees to develop these product candidates.

We also have another antibody product candidate, ICT-69, which targets ovarian cancer and multiple myeloma. ICT-69 was designed using our DIAAD (differential immunization for antigen and antibody discovery) technology with the purpose of targeting human multiple myeloma and ovarian cancer cells. In September 2009, we entered into a research and option license agreement with Roche Group, a leading global pharmaceutical company, giving them an option to acquire a license to develop and commercialize ICT-69, our monoclonal antibody product candidate targeting multiple myeloma and ovarian cancer. In September 2010, the Roche Group advised us that it had elected to not exercise this option to acquire a license to develop and commercialize ICT-69.

These monoclonal antibody programs are at a pre-clinical stage of development and will require further development before an IND can be potentially filed for human testing. We expect our potential partners or licensees to do this development work.

In June 2011, we entered into an agreement with BioWa, Inc., a wholly owned subsidiary of Kyowa Hakko Kirin Co., Ltd., under which BioWa provided us with access to BioWa’s patented POTELLIGENT® technology platform for the development of antibody-dependant cellular cytotoxicity enhanced antibodies and BioWa received a non-exclusive license to our DIAAD technology. Caerus Discovery LLC, a new biotechnology company using proprietary methods for drug target discovery and antibody development, was launched with program support from BioWa, Inc. and certain antibody technologies from us. As part of this transaction, we received an approximately 19% equity interest in Caerus Discovery.

Cedars-Sinai Agreements

In November 2006, we entered into a license agreement with Cedars-Sinai under which we acquired an exclusive, worldwide license to our technology for use as cellular therapies, including dendritic cell-based vaccines for neurological disorders that include brain tumors and neurodegenerative disorders and other cancers. This technology is covered by a number of pending U.S. and foreign patent applications, and the term of the license will be until the last to expire of any patents that are issued covering this technology.

As an upfront licensing fee, we issued Cedars-Sinai 694,000 shares of our common stock and paid Cedars-Sinai $62,000. Additional specified milestone payments will be required to be paid by us to Cedars-Sinai with respect to our first product when we initiate patient enrollment in our first Phase III clinical trial and when we receive FDA marketing approval for our first product. If both of these milestones are met, the required milestone payments will total $1,250,000.

In June 2008, we licensed through an amendment to our original license agreement with Cedars-Sinai an additional cancer stem cell vaccine technology from Cedars-Sinai for which we paid 100,000 shares of our common stock.

We have agreed to pay Cedars-Sinai specified percentages of our gross revenues from sales of products (a percentage in the mid-single digits) and of all of our sublicensing income based on the licensed technology, subject to a reduction if we must make any payments to any third party whose proprietary rights would be infringed by sale of the products. To maintain our rights to the licensed technology, we must meet certain development and funding milestones.

In September 2010, we entered into a sponsored research agreement with Cedars-Sinai under which Cedars-Sinai will provide services to us in developing standard operating procedures for dendritic cell vaccine preparations at a total cost of up to $446,000.

Molecular Discoveries Agreement

In February 2008, we entered into an agreement with Molecular Discoveries covering our acquisition of certain monoclonal antibody related technology owned by Molecular Discoveries and completed the acquisition of the technology on that date. The Molecular Discoveries Agreement also was acknowledged and agreed to by Dr. Cohava Gelber, an inventor of the technology acquired by us under this agreement and an equity owner of Molecular Discoveries. We have retained Dr. Gelber as a consultant to assist us in developing the acquired technology.

The technology acquired under the Molecular Discoveries agreement and now owned by us consists of (i) a platform technology referred to by Molecular Discoveries as DIAAD for the potentially rapid discovery of monoclonal antibodies to detect and treat cancer and other chronic diseases and (ii) certain monoclonal antibody candidates for the potential detection and treatment of multiple myeloma, small cell lung, pancreatic and ovarian cancers. The monoclonal antibodies are covered by issued patents and pending patent applications in the fields of multiple myeloma, small cell lung and ovarian cancers. The consideration that we paid for the acquired technology consisted of (i) the issuance of 800,000 shares of our common stock to Molecular Discoveries and (ii) our reimbursement to Molecular Discoveries or its managing member of $250,000 of previously incurred patent expenses.

Competition

The pharmaceutical and biopharmaceutical industry is characterized by intense competition and rapid and significant technological changes and advancements. Many companies, research institutions and universities are doing research and development work in a number of areas similar to those that we focus on that could lead to the development of new products which could compete with and be superior to our product candidates.

Most of the companies with which we compete have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than those of ours. A number of these companies may have or may develop technologies for developing products for treating various diseases that could prove to be superior to ours. We expect technological developments in the pharmaceutical and biopharmaceutical and related fields to occur at a rapid rate, and we believe competition will intensify as advances in these fields are made. Accordingly, we will be required to continue to devote substantial resources and efforts to research and development activities in order to potentially achieve and maintain a competitive position in this field. Products that we develop may become obsolete before we are able to market them or to recover all or any portion of our research and development expenses. We will be competing with respect to our products with companies that have significantly more experience in undertaking preclinical testing and human clinical trials with new or improved therapeutic products and obtaining regulatory approvals of such products. A number of these companies already market and may be in advanced phases of clinical testing of various drugs that may compete with our lead product candidate or any future product candidates. Our competitors may develop or commercialize products more rapidly than we do or with significant advantages over any products we develop. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business.

In addition to larger pharmaceutical or biopharmaceutical companies that may develop different competing technologies or technologies within the stem cell field, we will be competing with a number of smaller biotechnology companies that are focused on cellular therapy technologies, which may include among others Dendreon, Northwest Biotherapeutics, Antigenics, Celldex Therapeutics, NeuralStem, Geron, NeuroNova, ReNeuron, Stemcells, Inc., Advanced Cell Technology, Osiris Therapeutics, Stemline Therapeutics and Agenus. Dendreon has received FDA marketing approval for Provenge, a prostrate cancer vaccine utilizing dendritic cells, Northwest Biotherapeutics is developing a dendritic cell-based vaccine treating brain tumors, Stemline Therapeutics and Agenus are conducting clinical trials for their cancer vaccines for brain cancer, Celldex Therapeutics has recently completed a Phase II clinical trial to treat GBM with their cancer vaccines, and other companies may also be developing vaccines of this type. For example, Amgen is in Phase III clinical trials for a cancer vaccine for treatment of melanoma, and Accentia Biopharmaceuticals and Biovest International have a cancer vaccine for the treatment of lymphoma in Phase III clinical trials.

Drugs targeting cancer stem cells is a new emerging field, and a number of companies are developing products that are in various stages of clinical or preclinical development. We will be competing with these companies, which may have more resources than we have. This list may include among others ChemGenex, GlaxoSmithKline, Geron, Stemline Therapeutics, OncoMed Pharmaceuticals, Raven Biotechnologies and Arius Research. In addition, a number of academic and research centers are doing research in this area which may be commercialized by new or existing companies. A number of pharmaceutical companies are also seeking to develop treatments for GBM that are not based on dendritic cell or cancer stem cell technologies, including Genentech/Roche’s Avastin.

A number of monoclonal antibody products currently are being marketed for the treatment of cancer, including Rituxan®, Herceptin®, Compath®, Avastin®, Erbitux®, Vectibix®, Zevalin®, and Bexxar®, and numerous other monoclonal antibody based products are under development for the treatment of cancer. In the monoclonal antibody space, we will be directly competing against a number of other well-established pharmaceutical and biotech companies such as Roche, Seattle Genetics, Immunomedics, Bristol-Myers Squibb, Immunogen and others. Several of these companies are also targeting lung, pancreatic and colon cancer.

Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technologies that they have developed, some of which may be directly competitive with our ICT-107 lead product candidate or any future product candidates. The governments of a number of foreign countries are aggressively investing in cellular therapy research and promoting such research by public and private institutions within those countries. These domestic and foreign institutions and governmental agencies, along with pharmaceutical and specialized biotechnology companies, can be expected to compete with us in recruiting qualified scientific personnel.

Our competitive position will be significantly impacted by the following factors, among others:

•	our ability to obtain FDA marketing approval for our product candidates on a timely basis

•	the level of acceptance of our products by physicians, compared to those of competing products or therapies

•	our ability to have our products manufactured on a commercial scale

•	the effectiveness of sales and marketing efforts on behalf of our products

•	our ability to meet demand for our products

•	our ability to secure insurance reimbursement for our products candidates

•	the price of our products relative to competing products or therapies

•	our ability to recruit and retain appropriate management and scientific personnel

•	our ability to develop a commercial scale research and development, manufacturing and marketing infrastructure either on our own or with one or more future strategic partners.

Intellectual Property

The U.S. Patent and Trademark Office has recently allowed or granted two patents covering ICT-107 and certain other aspects of our cancer vaccine technology having expiration dates between about 2024 and 2028. Our dendritic cell-based vaccine and cancer stem cell vaccine product candidates are also currently covered by five patent applications that have been filed in the United States and by patent applications that have been filed in certain foreign countries.

In addition, we have acquired exclusive worldwide ownership rights to eight granted U.S. and ten other patents for various European and Asian territories as well as several U.S. and foreign patent applications through our acquisition of the monoclonal antibody related technology from Molecular Discoveries. The issued patents relate to monoclonal antibodies targeting various cancers, including human myeloma, ovarian cancer and small cell lung cancer and have expiration dates ranging from 2019 to 2023.

Employees

We have four full-time employees, including our President and Chief Executive Officer, our Vice-President – Product Development and Manufacturing, and our Director, Business Development and Licensing. Our Chairman of the Board and Chief Scientific Officer and our Chief Financial Officer are part-time employees. In addition, we have a number of consulting agreements for clinical development, regulatory affairs, investor relations and business development.

Government Regulation

The United States and other developed countries extensively regulate the preclinical and clinical testing, manufacturing, labeling, storage, record-keeping, advertising, promotion, export, marketing and distribution of drugs and biologic products. The United States Food and Drug Administration, under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations, regulates pharmaceutical and biologic products.

To obtain approval of our product candidates from the FDA, we must, among other requirements, submit data supporting safety and efficacy for the intended indication as well as detailed information on the manufacture and composition of the product candidate. In most cases, this will require extensive laboratory tests and preclinical and clinical trials. The collection of these data, as well as the preparation of applications for review by the FDA involve significant time and expense. The FDA also may require post-marketing testing to monitor the safety and efficacy of approved products or place conditions on any approvals that could restrict the therapeutic claims and commercial applications of these products. Regulatory authorities may withdraw product approvals if we fail to comply with regulatory standards or if we encounter problems at any time following initial marketing of our products.

The first stage of the FDA approval process for a new biologic or drug involves completion of preclinical studies and the submission of the results of these studies to the FDA. This data, together with proposed clinical protocols, manufacturing information, analytical data and other information submitted to the FDA, in an investigational new drug application (“IND”), must become effective before human clinical trials may commence. Preclinical studies generally involve FDA regulated laboratory evaluation of product characteristics and animal studies to assess the efficacy and safety of the product candidate.

After the IND becomes effective, a company may commence human clinical trials. These are typically conducted in three sequential phases, but the phases may overlap. Phase I trials consist of testing of the product candidate in a small number of patients or healthy volunteers, primarily for safety at one or more doses. Phase I trials in cancer are often conducted with patients who are not healthy and who have end-stage or metastatic cancer. Phase II trials, in addition to safety, evaluate the efficacy of the product candidate in a patient population somewhat larger than Phase I trials. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded population at multiple test sites. A company must submit to the FDA a clinical protocol, accompanied by the approval of the Institutional Review Boards at the institutions participating in the trials, prior to commencement of each clinical trial.

To obtain FDA marketing authorization, a company must submit to the FDA the results of the preclinical and clinical testing, together with, among other things, detailed information on the manufacture and composition of the product candidate, in the form of a new drug application (“NDA”) or, in the case of a biologic, like dendritic cell-based vaccines for neurological disorders, a biologics license application (“BLA”).

The amount of time taken by the FDA for approval of an NDA or BLA will depend upon a number of factors, including whether the product candidate has received priority review, the quality of the submission and studies presented, the potential contribution that the compound will make in improving the treatment of the disease in question, and the workload at the FDA. The FDA has committed to reviewing standard BLAs in 10 months and priority BLAs in six months, but the actual time it takes to review any BLA that we may file could be substantially longer.

The FDA may, during its review of an NDA or BLA, ask for additional test data that may require the conduct of additional clinical trials. If the FDA does ultimately approve the product candidate for marketing, it may require post-marketing testing to monitor the safety and effectiveness of the product. The FDA also may in some circumstances impose restrictions on the use of the product, which may be difficult and expensive to administer and may require prior approval of promotional materials.

The FDA may, in some cases, confer upon an investigational product the status of a fast track product. A fast track product is defined as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for this condition. The FDA can base approval of an NDA or BLA for a fast track product on an effect on a surrogate endpoint, or on another endpoint that is reasonably likely to predict clinical benefit. If a preliminary review of clinical data suggests that a fast track product may be effective, the FDA may initiate review of entire sections of a marketing application for a fast track product before the sponsor completes the application.

We will also be subject to a variety of regulations governing clinical trials and sales of our products outside the United States. Whether or not FDA approval has been obtained, approval of a product candidate by the comparable regulatory authorities of foreign countries and regions must be obtained prior to the commencement of marketing the product in those countries. The approval process varies from one regulatory authority to another and the time may be longer or shorter than that required for FDA approval. In the European Union, Canada and Australia, regulatory requirements and approval processes are similar, in principle, to those in the United States.

Before approving a BLA, the FDA will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities are in compliance with the FDA’s cGMP, which are regulations that govern the manufacture, holding and distribution of a product. Manufacturers of biologics also must comply with the FDA’s general biological product standards. Following approval, the FDA periodically inspects drug and biologic manufacturing facilities to ensure continued compliance with the good manufacturing practices regulations. We must ensure that any third-party manufacturers continue to comply with those requirements. Failure to comply with these requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing or recall or seizure of product. Adverse patient experiences with the product must be reported to the FDA and could result in the imposition of marketing restrictions through labeling changes or market removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

The labeling, advertising, promotion, marketing and distribution of a drug or biologic product also must be in compliance with FDA and Federal Trade Commission, requirements, which include, among others, standards and regulations for off-label promotion, industry sponsored scientific and educational activities, promotional activities involving the internet, and direct-to-consumer advertising. We also will be subject to a variety of federal, state and local regulations relating to the use, handling, storage and disposal of hazardous materials, including chemicals and radioactive and biological materials. In addition, we will be subject to various laws and regulations governing laboratory practices and the experimental use of animals. In each of these areas, as above, the FDA has broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of product approvals, seize or recall products, and deny or withdraw approvals.

We also will be subject to federal regulation by the Occupational Safety and Health Administration and the Environmental Protection Agency and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other federal and state regulatory statutes, and may in the future be subject to other federal, state or local regulations.

Property

We currently maintain our corporate office in Woodland Hills, California under a lease that expires in June 2012. Our monthly rent is $3,493. We do not own or lease any other real property.

Legal Proceedings

From time to time we may be involved in legal claims or proceedings that arise out of the ordinary course of business. We are not currently a party to any legal proceedings.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position held by each of our executive officers and directors. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders.

Name	Age	Position
John S. Yu, M.D.(5)	48	Chairman of the Board and Chief Scientific Officer
Manish Singh, Ph.D.(4)	43	President, Chief Executive Officer and Director
Jacqueline Brandwynne(1)(2)	74	Director
Richard A. Cowell(2)(3)	64	Director
Navdeep Jaikaria, Ph.D.(1)(2)(3)(4)	49	Director
Helen S. Kim(4)(5)	49	Director
Rahul Singhvi, Sc.D.(1)(2) (3)(4)(5)	46	Lead Director
James Bender, Ph.D.	62	Vice-President-Product Development and Manufacturing
David Fractor	52	Chief Financial Officer and Treasurer

(1)	Member of our Compensation Committee
(2)	Member of our Nominating and Corporate Governance Committee
(3)	Member of our Audit Committee
(4)	Member of our Finance Committee
(5)	Member of our Product Strategy Committee

Business Experience and Directorships

The following describes the backgrounds of current executive officers and directors. Our board of directors has determined that (a) all of our directors other than Dr. Singh and Dr. Yu are independent directors as defined in the NYSE Amex rules governing members of boards of directors and (b) the members of our Audit Committee are independent under applicable SEC rules. Under his current right to designate two other members of our board of directors, Dr. Yu designated Dr. Robert Martuza in December 2006 and Jacqueline Brandwynne in January 2007 to serve as two of our directors. Dr. Martuza resigned as a director in February 2011, and Dr. Yu designated Helen Kim as his replacement in August 2011.

John S. Yu, M.D.

Dr. Yu has served as our Chief Scientific Officer and a director since November 2006 and Chairman of the Board since January 2007. He is a member of the full-time faculty in the Department of Neurosurgery at Cedars-Sinai Medical Center. An internationally renowned neurosurgeon, Dr. Yu’s clinical focus is on the treatment of malignant and benign brain and spinal tumors. He is also conducting extensive research in immune and gene therapy for brain tumors. He has also done extensive research in the use of neural stem cells as delivery vehicles for brain cancers and neurodegenerative diseases. He was inducted into Castle and Connelly’s America’s Top Doctors in 2005. Dr. Yu has published articles in a number of prestigious journals, including The Lancet, Cancer Research, Cancer Gene Therapy, Human Gene Therapy, Journal of Neuroimmunology, Journal of Neurological Science and Journal of Neurosurgery. Dr. Yu earned his bachelor’s degree in French literature and biological sciences from Stanford University and spent a year at the Sorbonne in Paris studying French literature. He also pursued a fellowship in immunology at the Institut Pasteur in Paris. He earned his medical degree from Harvard Medical School and master’s degree from the Harvard University’s Department of Genetics. He completed his neurosurgical residency at Massachusetts General Hospital in Boston. In addition, he was a Neuroscience Fellow at the National Institutes of Mental Health in the Neuroimmunology Unit at Massachusetts General Hospital from 1988 to 1989 and was a Culpepper Scholar at the Molecular Neurogenetics Unit at that hospital from 1993 to 1995. His other honors include the Preuss Award, Joint Section on Tumors, American Association of Neurological Surgeons and Congress of Neurologic Surgeons in 1995. He received the Academy Award from the American Academy of Neurological Surgery at its 1996 annual meeting. Other honors include the Young Investigator Award from the Congress of Neurological Surgeons in 2000, the National Brain Tumor Foundation Grant in 2001, and the Mahaley Clinical Research award from the American Association of Neurological Surgeons in 2005.

Dr. Yu, as a recognized leader in the field of neurosurgery, has extensive knowledge of current therapies and therapies under development for the treatment of brain tumors and has participated in numerous clinical trials for potential therapies in this field. As our Chief Scientific Officer and the co-inventor of our brain tumor vaccine technologies, Dr. Yu brings to the Board significant scientific expertise directly relevant to our product research and development activities.

Manish Singh, Ph.D.

Dr. Singh has served as our President, Chief Executive Officer and as a director since February 2008. Dr. Singh served as a Director at California Technology Ventures, a venture capital firm from June 2003 to December 2007. He managed investments made by that venture capital firm in a number of medical device and biotechnology companies and served as a board director or board observer for several of the firm’s portfolio companies. From October 1995 to June 2002, he held various management and scientific positions with Odysseus Solutions, Cell Genesys, Chiron Corporation and Genetic Therapy, Inc. Dr. Singh has an MBA from UCLA, a Ph.D. in Chemical and Biochemical Engineering from the University of Maryland Baltimore County, an M.S. in Chemical Engineering from Worcester Polytechnic Institute and a B.S. in Chemical Engineering from the Indian Institute of Technology, Roorkee.

Dr. Singh has had extensive prior experience as both an operating executive and board member in the biotechnology field. He also brings to the Board extensive knowledge and experience in the area of financing early stage healthcare companies through his prior work in the venture capital field.

Jacqueline Brandwynne

Ms. Brandwynne has served as a director since January 2007. Since 1981, Ms. Brandwynne has served as President and CEO of Brandwynne Corporation, which has co-founded and assisted in the development of several healthcare and biotech companies. Ms. Brandwynne is a business strategist with more than 25 years of experience working with companies such as Bristol Myers/Clairol, National Liberty Life, Seagram & Sons and Neutrogena. From 1974 to 1981 she was in charge of developing Citicorp’s global business strategy. From 2000 to 2006, Ms. Brandwynne was a director of Microvision, Inc., a public company that develops sophisticated miniature displays, and Neutrogena Corporation. She has served in multiple advisory roles in several administrations, including as an Advisor to the Council of Economic Advisors, a member of the US Trade Representatives Services Policy Advisory Committee, a negotiator of the North American Trade Agreement, a participant in GATT negotiations and a member of The Committee on Critical Choices for America, and Chair of an Economic Summit at the White House. She currently serves on the board of the Proteus Venture Biotech Fund and on several non-profit boards, including the Cedars-Sinai Health Systems Board of Governors. Ms. Brandwynne also serves on the Board of Advisors of Histogen, Inc.

Ms. Brandwynne’s extensive involvement with early stage healthcare and biotech companies provides the Board with valuable expertise in the operation and development of the Company. With an extensive background as a business strategist for major corporations, she also assists the Board in its strategic planning activities.

Colonel Richard A. Cowell, USA, (Ret.)

Colonel Richard A. Cowell, USA, (Ret.) has served as a director since June 2007. Colonel Cowell retired in 2011 as a Principal at Booz Allen Hamilton, Inc., where he was involved in advanced concepts, technology experimentation and integration, and establishing new business operations. Prior to joining Booz Allen Hamilton in March 1996, Colonel Cowell served in the United States Army for 25 years. Mr. Cowell serves as a director and Chair of the Audit Committee for Microvision, Inc. He holds a Top Secret security clearance with special accesses based on a special background investigation. Mr. Cowell holds a B.S. degree in accounting from Ohio State University.

Mr. Cowell brings to the Board both financial and accounting expertise as well as experience in the handling of Audit Committee matters for a public company. As consultant with a major consulting firm in the fields of technology experimentation and establishing new business operations, he brings to the Board strategic and business planning experience.

Navdeep Jaikaria, Ph.D.

Dr. Jaikaria has served as a director since June 2008. He currently is President and Chief Executive Officer of NewGen BioPharma, a specialty pharmaceutical company, and Chief Executive Officer of SGN Advisors, Inc., an advisory firm that conducts global biopharmaceutical due diligence for private equity funds and hedge funds as well as companies. Dr. Jaikaria held various positions with Rodman & Renshaw from 2003 until 2008, when he retired as Managing Director, Senior Equity Research Analyst – Biotechnology. Dr. Jaikaria previously held positions in equity research with Leerink Swann and Mehta Partners from 2000 to 2003 and consulting positions with Merck & Co. and Antigenics, Inc. from 1996 until 1999. Dr. Jaikaria holds a Ph.D. in Cell Biology and Anatomy from New York Medical College, conducted a research fellowship at Rockefeller University and holds a B.S. in Human Biology from All India Institute of Medical Sciences.

As a highly regarded and experienced former healthcare analyst for major healthcare investment banks, Dr. Jaikaria brings to the Board extensive healthcare industry knowledge in the area of capital raising and investment banking as well as a broad understanding of the healthcare market and competitive conditions.

Helen S. Kim

Ms. Kim has served as a director since August 2011. She has been Chief Business Officer of NGM Pharmaceuticals, Inc., a privately held drug discovery company, since 2009, where she is responsible for all business functions and is active in raising capital. Ms. Kim served as President & Chief Executive Officer of KOSAN Biosciences from 2007 to 2008 where she restructured and repositioned the company prior to the successful sale of the company to Bristol-Myers Squibb. Ms. Kim served as Chief Program Officer for the Gordon and Betty Moore Foundation from 2003 to 2007. Ms. Kim previously held senior positions with Affymax, Inc., Onyx Pharmaceuticals, Inc., Protein Design Labs, Inc., and Chiron Corporation. She currently serves on the board of directors of Sunesis Pharmaceuticals. Ms. Kim received a M.B.A. in Marketing/Finance from the University of Chicago and a B.S. in Chemical and Biomedical Engineering from Northwestern University.

Having spent over twenty years in the biotech industry in various marketing, development and strategy positions, Ms. Kim brings to the Board significant experience and contacts in the pharmaceutical and life sciences industry. She has extensive knowledge in pharmaceutical product development and strategic planning that is directly relevant to the Company’s activities.

Rahul Singhvi, Sc.D.

Dr. Singhvi has served as a director since June 2010 and as our Lead Director since December 2010. He is Managing Partner of MLV Healthcare Partners, a New York based boutique merchant bank. Dr. Singhvi was with Novavax, Inc., a biopharmaceutical company focused on developing novel, highly potent recombinant vaccines since 2004 and served as President, Chief Executive Officer and a director of Novavax from August 2005 to April 2011. Dr. Singhvi was the Senior Vice President and Chief Operating Officer of Novavax from April 2005 to August 2005 and Vice President – Pharmaceutical Development and Manufacturing Operations from April 2004 to April 2005. For ten years prior to joining Novavax, Dr. Singhvi served in various positions with Merck & Co., Inc., culminating as Director of the Merck Manufacturing Division., where he helped develop several vaccines, including Zostavax®, the only vaccine on the market to prevent shingles. Dr. Singhvi received his M.S. and Sc.D. degree in Chemical Engineering from the Massachusetts Institute of Technology. He also holds an M.B.A. from the Wharton School.

Dr. Singhvi brings to the Board experience and knowledge in the operation and leadership of early stage public healthcare companies. He also has extensive expertise and experience in the development and manufacturing of vaccines, which may assist the Board in its oversight of our cancer vaccine programs.

James Bender, Ph.D.

Dr. Bender served as our Vice President – Clinical Development on a part time basis from September 2008 to February 2010 and has served as our Vice President – Product Development and Manufacturing on a full-time basis since February 2010. From 2002 through 2008 Dr. Bender held various positions at IDM Pharma, most recently as director of product development where he led that company’s efforts relating to the clinical development of a cancer vaccine for the treatment of lung cancer. Prior to that, he held various positions at Nexell Therapeutics relating to the development of therapeutic stem cell and cancer vaccine products. Prior to that, Dr. Bender spent 10 years with Baxter Healthcare Corporation, eight years with the University of New Mexico School of Medicine and five years with St. Joseph’s Hospital in Albuquerque, New Mexico. He has over 75 scientific publications, is an inventor of 11 U.S. patents and holds a Ph.D. degree in immunology from the University of New Mexico and an M.P.H. in laboratory management from the University of Michigan.

David Fractor

Mr. Fractor has served as our Treasurer and Chief Financial Officer on a part-time basis since April 2011. Since 2003, Mr. Factor has been a consultant providing financial consulting and strategic planning services, including Sarbanes-Oxley compliance consulting services, to a variety of companies in a variety of industries. From 1999 through 2003, Mr. Fractor was the Chief Financial Officer of HemaCare Corporation, a publicly traded corporation which collects, manufactures, tests and distributes blood products to hospitals and provides blood services to patients in hospital settings on an outsourcing basis. Mr. Fractor received his B.S. in Accounting from the University of Southern California in 1982 and is a certified public accountant and a member of AICPA and the California Society of CPA’s.

Committees of the board of directors

Our board of directors has established an Audit Committee, which currently consists of Mr. Cowell, as Chairman, and Drs. Jaikaria and Singhvi. The Audit Committee assists the board of directors in fulfilling its oversight responsibilities relating to:

•	the quality and integrity of our financial statements and reports;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee appoints the independent registered public accounting firm, reviews with that accounting firm the plans and results of the audit engagement, approves permitted non-audit services provided by our independent registered public accounting firm and reviews that firm’s independence. Mr. Cowell has been designated as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”).

Our board of directors has established a Compensation Committee, which currently consists of Dr. Jaikaria, as Chairman, Ms. Brandwynne and Dr. Singhvi. The Compensation Committee reviews, and makes recommendations to the full board of directors relating to, the compensation of our officers and directors, including our officers’ annual salaries and bonuses and the terms and conditions of option grants to our officers and directors under our 2006 Equity Incentive Plan.

Our board of directors has established a Finance Committee currently consisting of Dr. Singhvi, as Chairman, and Drs. Jaikaria and Singh and Ms. Kim. The Finance Committee has oversight responsibility for all material financial matters affecting us, including capital management, funding strategy and investing activities related to our financial position and financing activities.

Our board of directors has established a Nominating and Corporate Governance Committee, which currently consists of Ms. Brandwynne, as Chairwoman, Mr. Cowell and Drs. Jaikaria and Singhvi. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines to the Board, selects or recommends for selection nominees to serve on the Board, and oversees the evaluation of the Board and its committees.

Our board of directors established a Strategy Committee in August 2011 currently consisting of Ms. Kim as Chairman and Dr. Yu, Dr. Singhvi and the Chairman of our Scientific Advisory Board, currently Dr. Keith Black, as members. The Strategy Committee reviews and makes recommendations to the full Board concerning development and execution of our corporate and product development strategies.

The Charters of the Audit, Compensation and Nominating and Corporate Governance Committees are available on our website at www.imuc.com.

Scientific Advisory Board

We have established a Scientific Advisory Board (“SAB”) currently consisting of Dr. Keith Black, as Chairman, Dr. John Boockvar, Dr. Peter Brooks, Dr. Sherie Morrison, Dr. Cohava Gelber, Dr. George Peoples, Dr. Constantine Ioannides and Dr. Zvi Ram to assist our management in the areas of expertise of the members of our SAB. We have compensated the members of our SAB from time to time through the grant of options to purchase our stock. In September 2009, we granted a five-year non-qualified option to purchase 10,000 shares of our common stock to each of four members of our SAB for service as members on the SAB for the coming year at an exercise price of $0.95 per share, with such option to vest quarterly for the one-year period following the date of grant. In May 2010, we also granted a five-year non-qualified option to purchase 10,000 shares of our common stock to another member of our SAB for services as a member for the coming year at an exercise price of $1.20 per share, with such option to vest quarterly for the one-year period following the date of grant.

Keith L. Black, M.D.

Dr. Black has served on our Scientific Advisory Board since January 2007. Dr. Black serves as Chairman of the Department of Neurosurgery and Director of the Maxine Dunitz Neurosurgical Institute at Cedars-Sinai Medical Center. An internationally renowned neurosurgeon and scientist, Dr. Black joined Cedars-Sinai Medical Center in July 1997 and was awarded the Ruth and Lawrence Harvey Chair in Neurosciences in November of that year. Prior to joining Cedars-Sinai, Dr. Black served on the University of California, Los Angeles (UCLA) faculty for 10 years where he was a Professor of Neurosurgery. In 1992, he was awarded the Ruth and Raymond Stotter Chair in the Department of Surgery and was Head of the UCLA Comprehensive Brain Tumor Program.

Dr. Black serves on the editorial boards of Gene Therapy and Molecular Biology, Neurosurgery Quarterly and Frontiers In Bioscience. He was on the National Institutes of Health’s Board of Scientific Counselors for Neurological Disorders and Stroke and was appointed to the National Advisory Neurological Disorders and Stroke Council of the National Institutes of Health from 2000 to 2004. He was also selected as a committee member of the California Institute for Regenerative Medicine Independent Citizens Oversight Committee from 2004-2006.

Dr. Black pioneered research on designing ways to open the blood-brain barrier, enabling chemotherapeutic drugs to be delivered directly into the tumor for which he received the Jacob Javits award from the National Advisory Neurological Disorders and Stroke Council of the National Institutes of Health in June 2000. Other groundbreaking research done by Dr. Black focused on developing a vaccine to enhance the body’s immune response to brain tumors, use of gene arrays to develop molecular profiles of tumors, the use of optical technology for brain mapping, and the use of focused microwave energy to noninvasively destroy brain tumors.

Dr. Black has published extensively and has five patents issued or pending. Dr. Black was featured on the cover of Time magazine in the Fall 1997 special edition “Heroes of Medicine” and was profiled in 1996 on the PBS program, The New Explorers, in an episode called “Outsmarting the Brain.”

John Boockvar, M.D.

Dr. Boockvar currently is Co-Director of the Brain and Spinal Tumor Program at Weill Cornell Medical College. Dr. Boockvar heads the Brain Tumor and Stem Cell Research Laboratory and directs the institution’s Brain Tumor Research Group. Dr. Boockvar’s laboratory interests have focused on studying adult human neural stem cell biology to investigate brain tumor formation and brain tumor and stem cell migration and survival. Dr. Boockvar served as Editor-in-Chief of the journal Current Stem Cell Research and Therapy and is an editorial board member of the journal Neurosurgery, and Recent Patents on Anti-Cancer Drug Discovery. He is an ad-hoc reviewer for Neurosurgery, Brain Research and Human Gene Therapy. He is a member of the Executive Committee (2009-2011) of the Joint Section of Brain Tumors of the American Association of Neurological Surgeons and Congress of Neurological Surgeons. Dr. Boockvar is the principal investigator of new clinical trials using super selective intraarterial infusion techniques for the delivery of novel therapeutics such as Avastin or Cetuximab for the treatment of malignant brain cancer. Dr. Boockvar received a B.A. and graduated Cum Laude from the University of Pennsylvania. Dr. Boockvar received an M.D. from SUNY Brooklyn-Downstate Medical Center where he graduated Summa Cum Laude with Distinction in Research. Dr. Boockvar did his surgical internship and neurosurgical residency at the Hospital of the University of Pennsylvania. Dr. Boockvar did specialized NIH/National Cancer Institute supported fellowship training in Neuro-oncology (Brain and Spinal Tumors) at the University of Pennsylvania Cancer Center.

Peter Brooks, Ph.D.

Dr. Brooks has served on our Scientific Advisory Board since October 2008. Dr. Brooks serves as a Senior Scientist at the Maine Medical Center Research Institute, where he is focused on studying mechanisms that regulate angiogenesis, tumor growth and metastasis. Prior to joining that Institute, Dr. Brooks served as associate professor and director of Antiogenesis and Radiation Research at New York University (NYU) School of Medicine. Prior to association with NYU, Dr. Brooks was an assistant professor at the USC School of Medicine, during which time he co-founded Cell Matrix Incorporated, a biotechnology company focuses on anti-antiogenic drugs targeting cryptic ECM epitopes. Dr. Brooks’ studies have led to a recent clinical trial to evaluate the effects of D93, a humanized antibody directed to a cryptic collagen epitope for the treatment of malignant tumors. Dr. Books obtained his Ph.D. in Cell and Developmental Biology from the State University of New York at Stony Brook.

Cohava Gelber, Ph.D.

Dr. Gelber is a well-known scientist in the field of monoclonal antibodies and currently serves as the President & CEO of Caerus Discovery, LLC. She previously served as the Chief Scientific & Technology Officer of ATCC, where she was responsible for managing the science operation of ATCC’s biological collections as well as the creation of the Translational Research department with programs to develop new therapeutics for cancer, metabolic and inflammatory diseases. Prior to joining ATCC, she served as Vice President – Research and Development for MannKind Corp., a public company developing therapeutics for diabetes, cancer and autoimmune diseases. She was responsible at that company for non clinical development and clinical immune safety of drugs from pre IND through phase III clinical trials. Dr. Gelber received her Ph.D. from the Weizmann Institute, her MBA degree from Cornell University and post doctorate training at Stanford University. Dr. Gelber has published numerous scientific manuscripts and textbook chapters and is the inventor of 69 patents of which 11 granted. Dr. Gelber is one of the inventors of several monoclonal antibodies that we are developing, including ICT-69 and ICT-109, and has served as a consultant to our company in the past two years.

Constantine Ioannides, Ph.D.

Dr. Ioannides is a well-known and highly respected cancer immunologist, with over one hundred peer-reviewed articles in the scientific literature. Dr. Ioannides’s current primary research interests are focused specifically on cancer stem cells. Dr. Ioannides has been involved with some of the most important advancements in the field of cancer immunology over the past 20 years and is the co-discoverer of the NeuVaxT (E75) vaccine.

Sherie Morrison, Ph.D.

Dr. Morrison is a distinguished professor of Microbiology, Immunology and Molecular Genetics at the University of California, Los Angeles. Dr. Morrison joined the faculty of UCLA in 1988 and acted as department chair for 10 years. Prior to that, Dr. Morrison served as professor in the Department of Microbiology at Columbia University College of Physicians and Surgeons, which followed various post-doctoral fellowships at Columbia University, University of California, Berkeley and Albert Einstein College of Medicine. Her long-time research interest has been the functional properties of antibodies and novel antibody-related proteins, and she is well published in this area. Dr. Morrison holds Ph.D. and B.A. degrees from Stanford University.

George Peoples, M.D.

Dr. Peoples is the Director of the Cancer Vaccine Development Program and Deputy Director of the United States Military Cancer Institute. Prior to being appointed to that position, Dr. Peoples held positions as Chief of Surgical Oncology at the Walter Reed Army Medical Center and Director of the Cancer Vaccine Developmental Laboratory. He received his medical degree from the Johns Hopkins School of Medicine prior to receiving surgical training at Harvard Medical School’s Brigham and Women’s Hospital, where he was also a research fellow. In addition to his appointments at some of the military’s most prestigious cancer research institutions, Dr. Peoples has significant research experience in the oncology field, with multiple peer-reviewed publications to his credit, including co-discovery credits on HER2/neu vaccines and a number of other anti-cancer vaccines from his time at the M.D. Anderson Cancer Center, where he completed training in surgical oncology.

Zvi Ram, M.D.

Dr. Ram serves as the Chairman of the Department of Neurosurgery at Tel Aviv Medical Center in Israel. His emphasis is on brain tumor therapy, pituitary surgery, and technology development projects with various companies. Dr. Ram is the Chairman of the European Association of Neurosurgical Societies (EANS) Neurooncology Committee, member of the Executive Steering Committees and lead PI for several pharmaceuticals companies conducting multicenter international phase III clinical studies, scientific advisor for a number of biotechnology groups, and a member of editorial boards and reviewer for leading scientific journals in his areas of expertise. Dr. Ram previously led a variety of basic and clinical research projects, including leading the first gene therapy trial for patients with brain tumors, at the Surgical Neurology Branch at the National Institutes of Health in Bethesda, Maryland.

Arrangements Regarding Appointment of Directors

Pursuant to an agreement with John S. Yu, M.D., for so long as Dr. Yu owns (or has fully tested immediately exercisable options to purchase) at least 2,000,000 of our shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu to continue to serve on our board of directors. In addition, for so long as Dr. Yu owns (or has fully vested immediately exercisable options to purchase at least (i) 4,000,000 shares or (ii) 5,000,000 shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu and either one or two, respectively, of his designees to serve on our board of directors. Pursuant to an employment agreement with Dr. Manish Singh, we have agreed to use commercially reasonable efforts to have Dr. Singh continue to serve as a member of our board of directors during the term of the agreement.

We may choose to enter into agreements with one or more investors in this offering in which we would agree to change the size or composition of our board of directors. We cannot predict the specific terms of any such agreement.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table sets forth the compensation for services paid in all capacities for the two fiscal years ended December 31, 2010 to Dr. Manish Singh, who has served as our President and Chief Executive Officer since February 2008 to Dr. James Bender, who has served as our Vice President-Clinical Development from September 2008 to February 2010 and as Vice President Product Development and Manufacturing since February 2010, and who was our only other executive officer who received compensation in excess of $100,000 in either 2009 or 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Manish Singh, Ph.D.	2009	$243,750	(1)		—	—	$87,500	(5)	—	—	—	$331,250
President and Chief Executive Officer	2010	$293,287	(2)	$	— 100,000	— —	$222,500	(6)	—	—	—	$615,787
James Bender,	2010	$167,833	(3)		$15,000	—	$73,625	(7)	—	—	—	$256,458
Vice President – Product Development and Manufacturing

(1)	Includes $16,667 per month for the period from January 1, 2009 through February 17, 2009 and $20,833 from February 18, 2009 through December 31, 2009 for services rendered to us as President and Chief Executive Officer.
(2)	Includes $20,833 per month for the period from January 1, 2010 through February 17, 2010 and $25,000 from February 18, 2010 through December 31, 2010 for services rendered to us as President and Chief Executive Officer.
(3)	Includes $14,167 per month for the period from February 1, 2010 through December 31, 2010 for services as Vice President – Product Development and Manufacturing and $12,000 in consulting fees for the month of January 2010.
(4)	This column represents option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the option grants, refer to Note 2 of our financial statements. These amounts do not correspond to the actual value that will be recognized by the named executives from these awards.
(5)	Includes (i) a seven-year option to purchase 600,000 shares of our common stock granted February 18, 2008 at an exercise price of $1.00 per share, vesting monthly over a one-year period following the date of grant and (ii) a seven-year option to purchase 300,000 shares of our common stock granted February 18, 2009 at an exercise price of $0.15 per share, vesting monthly over a one-year period following the date of grant and (iii) a seven-year option to purchase 200,000 shares of our common stock granted February 18, 2009 at an exercise price of $0.15 per share, vesting if we achieve during the term of the agreement either (a) a volume weighted average trading price for our common stock of greater than $1.00 for any 30-day period during the term of the agreement on average daily trading volume of at least 10,000 shares, or (b) working capital at the end of the term of the agreement of at least $5,000,000, for services rendered as President and Chief Executive Officer.
(6)

Includes (i) a seven-year option to purchase 300,000 shares of our common stock granted February 18, 2009 at an exercise price of $0.15 per share, vesting monthly over a one-year period following the date of grant, (ii) a seven-year option to purchase 360,000 shares of our common stock granted February 18, 2010 at an exercise price of $0.90 per share, vesting monthly over a one-year period following the date of grant, (iii) a seven-year option to purchase 240,000 shares of our common stock granted February 18, 2010 at an exercise price of $0.90 per share, vesting in certain increments if we achieve during the term of the agreement (a) vesting of 30,000 shares for a volume weighted average trading price for our common stock of greater than $1.60 for any 15-day period during the term of the agreement on average daily trading volume of at least 20,000 shares, or (b) vesting of 90,000 shares for a volume weighted average trading price for our common stock of greater than $2.00 for any 15-day period during the term of the agreement on average daily trading volume of at least 20,000 shares, or (c) vesting of 30,000 shares for treating the first patient in a phase II clinical trial, or (d) vesting of 90,000 shares if the Corporation completes a financing, a strategic alliance or licensing agreement with upfront licensing payments to the Corporation or a merger or acquisition that generates at least $5,000,000 of net proceeds, for services rendered as President and Chief Executive Officer.
(7)	Includes (i) a seven-year option to purchase 75,000 shares of our common stock granted February 1, 2010 at an exercise price of $0.90 per share, vesting monthly over a one-year period following the date of grant, (ii) a seven-year option to purchase 25,000 shares of our common stock granted February 1, 2010 at an exercise price of $0.90 per share, vesting if we complete by September 30, 2010 the tech transfer to a contract manufacturer organization for ICT-107, including without limitation validation/qualification runs, (iii) a seven-year option to purchase 25,000 shares of our common stock granted February 1, 2010 at an exercise price of $0.90 per share, vesting if we complete by December 31, 2010 FDA acceptance of a Phase II clinical trial plan for ICT-107, and (iv) a seven-year option to purchase 25,000 shares of our common stock granted February 1, 2010 at an exercise price of $0.90 per share, vesting if we complete by December 31, 2010 enrollment of the first patient into the Phase II clinical trial for ICT-107, for services as Vice President – Product Development and Manufacturing.

Stock Option Grants

The following table sets forth information as of December 31, 2010 concerning unexercised options, unvested stock and equity incentive plan awards for the executive officers named in the Summary Compensation Table.

Outstanding Equity Awards at Year Ended December 31, 2010

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Manish Singh, Ph.D.	600,000	(1)	—		—	$1.00	02-17-15
	25,000	(2)	—		—	0.27	09-28-15
	300,000	(3)	—		—	0.15	02-17-16
	400,000	(4)	—		—	0.15	02-17-16
	31,384	(5)			—	0.95	09-13-16
	300,000	(6)	60,000	(6)	—	0.90	02-17-17
	30,000		210,000	(7)	—	0.90	02-17-17
	7,500	(8)	22,500	(8)	—	0.90	09-26-17
James Bender	36,000	(9)	—		—	0.68	8-31-15
	15,000	(10)	—		—	0.95	8-31-16
	5,000	(11)	5,000	(12)	—	0.95	8-31-16
	68,750	(13)	6,250	(13)	—	0.90	1-31-17
	50,000	(14)	—		—	0.90	1-31-17

(1)	Vested monthly following grant on February 18, 2008.
(2)	Vested 25% quarterly following grant on September 29, 2008.
(3)	Vested monthly following grant on February 18, 2009 as to 300,000 shares.
(4)	Vested upon completion of milestones pursuant to contract.
(5)	Vested 25% quarterly following grant on September 14, 2009.

(6)	Vests monthly following grant on February 18, 2010.
(7)	Vests upon completion of milestones pursuant to contract.
(8)	Vested 25% quarterly following grant on September 27, 2010.
(9)	Vested monthly following grant on September 1, 2008.
(10)	Vests 3,000 shares monthly following grant on September 1, 2009.
(11)	Vested upon achievement of milestone pursuant to contract.
(12)	Vests upon completion of milestones pursuant to contract.
(13)	Vests monthly following grant on February 1, 2010.
(14)	Vests upon completion of milestones pursuant to contract.

Compensation of Directors

On December 10, 2010, our board of directors determined that each non-employee director will receive compensation in the form of cash and stock options for serving on the board and on board committees. The cash compensation consists of an annual retainer of $10,000 for serving as a director, a fee of $1,500 for each quarterly board meeting attended, a fee of $1,000 for each non-quarterly board meeting attended and a fee of $500 for each committee meeting attended (other than committee chairpersons). In addition, the Chairman of the Board receives an additional $5,000 annual retainer, the Chairperson of the Audit Committee receives a $7,500 annual retainer, the Chairpersons of the Compensation Committee, Finance Committee, and Nominating and Corporate Governance Committee receives a $5,000 annual retainer. As of January 1, 2011, the Lead Director will receive an additional $5,000 annual retainer. Each member of the board also received an annual restricted stock grant of 10,000 shares. On October 24, 2011, the grant of restricted stock to board members was eliminated and the cash fees were revised as follows: annual retainer for serving as a director, $25,000; in-person board meeting attendance, $2,500 per meeting; telephonic board meeting attendance, $750 per meeting; Chairman of the Board receives an additional $5,000 per year; Lead Director receives an additional $5,000 per year; Audit Committee Chairperson receives an additional $10,000 per year; the Chairpersons of the Compensation Committee, Finance Committee, Nominating and Corporate Governance Committee and Product Strategy Committee receive a $5,000 annual retainer; and all Committee members (except Chairpersons) receive $500 for each meeting they attend. All fees are to be paid quarterly. In addition, seven-year non-qualified stock options to purchase shares of our common stock are to be granted annually on the date of the annual stockholders’ meeting to each non-employee director at an exercise price equal to the last reported trading price of our common stock on that date, with such option to vest quarterly over the one-year period following the date of grant in the following amounts: Chairman of the Board – 50,000 shares, Lead Director – 20,000 shares, board members (other than Chair) 30,000 shares, Audit Committee Chair – 20,000 shares, Compensation Committee and Nominating and Corporate Governance Committee Chairs each to receive 10,000 shares, and members of Committees (other than Chairs) to receive 5,000 shares, with all vested options to be exercisable for 24 months after termination for any reason except termination for cause by us.

The following table sets forth information concerning the compensation paid to each of our non-employee directors during 2010 for their services rendered as directors. The compensation of Dr. Singh, who serves as a director and as our President and Chief Executive Officer, is described in the Summary Compensation Table of Executive Officers.

Director Compensation for Fiscal Year 2010

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)(7)		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Jacqueline Brandwynne	$20,500	—	$27,900	(2)	—	—	—	$48,400
Richard A. Cowell	$24,500	—	$34,100	(3)	—	—	—	$58,600
Navdeep Jaikaria	$24,250	—	$34,100	(4)	—	—	—	$58,350
Robert L. Martuza	$27,000	—	—		—	—	—	$27,000
Rahul Singhvi	$13,861	—	$41,900	(5)	—	—	—	$55,761
John Yu	$30,750	—	$31,000	(6)	—	—	—	$61,750

(1)	This column represents the aggregate grant date fair value of options awarded computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the option grants, refer to Note 2 of our financial statements. These amounts do not correspond to the actual value that will be recognized by the named directors from these awards.
(2)	On September 27, 2010 we granted to Ms. Brandwynne a seven-year non-qualified option to purchase 45,000 shares of our common stock at an exercise price of $0.90 per share, vesting quarterly over a one-year period for her services as a director.
(3)	On September 27, 2010 we granted to Mr. Cowell a seven-year non-qualified option to purchase 55,000 shares of our common stock at an exercise price of $0.90 per share, vesting quarterly over a one-year period for his services as a director.
(4)	On September 27, 2010 we granted to Dr. Jaikaria a seven-year non-qualified option to purchase 55,000 shares of our common stock at an exercise price of $0.90 per share, vesting quarterly over a one-year period for his services as a director.
(5)	On September 27, 2010 we granted Mr. Singhvi a seven-year non-qualified option to purchase 55,000 shares of our common stock at an exercise price of $0.90 per share, vesting quarterly over a period of one year for his services as a director.
(6)	On September 27, 2010 we granted to Dr. Yu a seven-year non-qualified option to purchase 50,000 shares of our common stock at an exercise price of $0.90 per share, vesting quarterly over a one-year period for his services as a director.
(7)	As of December 31, 2010, our non-employee directors held vested and unvested options, which they received as compensation for their services as directors, to purchase the following number of shares of our common stock: Jacqueline Brandwynne – 170,401 shares; Richard A. Cowell – 218,301 shares; Navdeep Jaikaria – 55,000 shares; Robert L. Martuza – 137,767 shares; and John Yu – 176,068 shares.

2006 Equity Incentive Plan

We have adopted our 2006 Equity Incentive Plan (the “Equity Plan”) pursuant to which we are authorized to grant options, restricted stock and stock appreciation rights to purchase up to 8,000,000 shares of common stock to our employees, officers, directors, consultants and advisors. Awards under the plan may consist of stock options (both non- qualified options and options intended to qualify as “Incentive Stock Options” under Section 422 of the Internal Revenue Code of 1986, as amended), restricted stock awards and stock appreciation rights.

Our Equity Plan is administered by our board of directors or a committee appointed by the Board, which determines the persons to whom awards will be granted, the type of award to be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the plan.

Our Equity Plan provides that the exercise price of each incentive stock option may not be less than the fair market value of our common stock on the date of grant (or 110% of the fair market value in the case of a grantee holding more than 10% of our outstanding common stock). The exercise price of a non-qualified stock option shall be no less than the fair market value of the common stock on the date of grant. The maximum number of options that may be granted in any fiscal year to any participant is 725,000.

Our Equity Plan also permits the grant of freestanding stock appreciation rights or in tandem with option awards. The grant price of a stock appreciation right shall be no less than the fair market value of a share on the date of grant of the stock appreciation right. No stock appreciation right shall be exercisable later than the tenth anniversary of its grant. Upon the exercise of a stock appreciation right, a participant shall be entitled to receive common stock at a fair market value equal to the benefit to be received by the exercise.

Our Equity Plan also provides us with the ability to grant or sell shares of common stock that are subject to certain transferability, forfeiture, repurchase or other restrictions. The type of restriction, the number of shares of restricted stock granted and other such provisions shall be determined by our board of directors or its committee.

Unless otherwise determined by our board of directors or its committee, awards granted under our Equity Plan are not transferable other than by will or by the laws of descent and distribution.

Our Equity Plan provides that, except as set forth in an individual award agreement, upon the occurrence of a corporate transaction: (i) our board of directors or its committee shall notify each participant at least 30 days prior to the consummation of the corporate transaction or as soon as may be practicable and (ii) all options and stock appreciation rights shall terminate and all restricted stock shall be forfeited immediately prior to the consummation of such corporate transaction unless the committee determines otherwise in its sole discretion. A “corporate transaction” means (i) a liquidation or dissolution of us; (ii) a merger or consolidation of the company with or into another corporation or entity (other than a merger with a wholly-owned subsidiary); (iii) a sale of all or substantially all of our assets; or (iv) a purchase or other acquisition of more than 50% of our outstanding stock by one person or by more than one person acting in concert.

Our board of directors may alter, amend or terminate our Equity Plan in any respect at any time, but no alteration, amendment or termination will adversely affect in any material way any award previously granted under our Equity Plan, without the written consent of the participant holding such award.

Employment Agreements

John S. Yu, M.D.

We and Dr. John Yu entered into an agreement, or the Agreement, dated as of November 17, 2006, and a related securities purchase agreement, non-qualified stock option agreement and registration rights agreement, each dated as of November 17, 2006. Under the Agreement, Dr. Yu agreed to serve as our Chief Scientific Officer for an initial one-year term on a part-time basis. Pursuant to the Agreement, for so long as Dr. Yu owns or has fully vested immediately exercisable options to purchase at least 2,000,000 of our shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu to continue to serve on our board of directors. In addition, for so long as Dr. Yu owns or has fully vested immediately exercisable options to purchase at least (i) 4,000,000 shares or (ii) 5,000,000 shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu and either one or two, respectively, of his designees to serve on our board of directors.

Effective March 1, 2010, we entered into an agreement with Dr. Yu under which he agreed to serve on a part-time basis as our Chief Scientific Officer for a one-year term. The agreement provided for an annual base salary of $70,000 and for cash bonuses of $15,000 each if prior to December 31, 2010 (i) the FDA had accepted a Phase II clinical trial plan for ICT-107 and (ii) a Physicians Investigator IND submission for one of our specified product candidates had been accepted by the FDA.

In connection with the agreement, we granted to Dr. Yu a seven-year nonqualified stock option under our Equity Plan, or a new qualified option plan, to purchase 125,000 shares of our common stock at an exercise price equal to $0.90 per share, which was the closing market price of the common stock on the option grant date. The option grant was subject to the approval by our stockholders of an increase in the authorized number of shares under our Equity Plan. The option may be exercised during the period that Dr. Yu provides services to us and for 24 months after termination for any reason except termination for cause by us, provided that such exercise is within the seven-year term of the option. The option vested (i) as to 75,000 shares in four equal quarterly installments following the date of grant and (ii) as to the remaining 50,000 shares, 25,000 shares were to vest upon timely satisfying the two milestones described above for the payment of cash bonuses to Dr. Yu.

Effective March 1, 2011, we entered into an agreement with Dr. Yu under which he agreed to serve on a part-time basis as our Chief Scientific Officer. The agreement shall automatically renew on the one year anniversary date of the agreement for successive one-year terms unless terminated by Dr. Yu or us. The agreement provides for an annual base salary of $70,000 and for cash bonuses of $15,000 each if prior to February 29, 2012 we achieved the following milestones: (i) enrollment of 75 patients in the Phase II trial of ICT-107 and (ii) filing of an IND for either a new indication for ICT-107 or for another product candidate of ours.

In connection with the agreement, we granted to Dr. Yu a seven-year nonqualified stock option under our Equity Plan, to purchase 50,000 shares of the Company’s common stock at an exercise price equal to $1.95 per share, which was the closing market price of the common stock on the option grant date. The option may be exercised during the period that Dr. Yu provides services to us and for 12 months after termination for any reason except termination for cause by us, provided that such exercise is within the seven-year term of the option. The option granted to Dr. Yu vests in three equal annual installments, with the first vesting date to be February 28, 2012.

Manish Singh, Ph.D.

Effective as of February 18, 2010, we entered into a new employment agreement with Dr. Manish Singh pursuant to which Dr. Singh would serve on a full-time basis as our President and Chief Executive Officer for a one-year term. We were required under the employment agreement to use our commercially reasonable efforts to have Dr. Singh continue to serve as a member of our board of directors during the term of the employment agreement . The employment agreement could be extended for an additional one-year period upon the mutual agreement.

The employment agreement provided for an annual base salary of $300,000. In addition, provided that Dr. Singh continued to serve as our President and Chief Executive Officer for the entire one-year term of the employment agreement, we would pay Dr. Singh a discretionary cash bonus of up to $50,000 upon completion of the one-year term.

The 2009 Employment Agreement with Dr. Singh provided that Dr. Singh was entitled to receive cash milestone bonuses, not to exceed an aggregate amount of $200,000, of (1) $50,000 upon our completion of a financing, a strategic alliance or a merger or acquisition generating at least $2,500,000 of net proceeds (after commissions) during the term of that agreement, (2) $100,000 upon our completion of a financing, a strategic alliance or a merger or acquisition generating at least $5,000,000 of net proceeds (after commissions) during the term of that agreement, or (3) $200,000 upon our completion of a financing, a strategic alliance or a merger or acquisition generating at least $10,000,000 of net proceeds (after commissions) during the term of that agreement. The 2009 Employment Agreement also provided that an option granted to Dr. Singh to purchase 200,000 shares of our common stock would vest if our working capital was at least $8,000,000 at the end of the term of that agreement.

The 2010 employment agreement amended the 2009 Employment Agreement to provide that the milestones described in the preceding paragraph may be satisfied by including the net proceeds received by us at any time prior to August 17, 2010 from (1) a financing by the Socius Capital Group or (2) any private placement financing that is covered by a signed term sheet that was entered into by us prior to February 18, 2010 or from another source at the same or better terms as contemplated by such signed term sheet. Also, for purposes of determining whether the $8,000,000 working capital milestone in the preceding paragraph had been satisfied, the employment agreement provides that working capital will be calculated as of the date of our receipt of the proceeds that are being included to satisfy the milestone.

In connection with the employment agreement, we granted to Dr. Singh a seven-year incentive stock option under our Equity Plan, or a new qualified option plan, to purchase 600,000 shares of our common stock at an exercise price equal to $0.90 per share, which was the closing market price of the common stock on the option grant date. The option grant was subject to the approval by our stockholders of an increase in the authorized number of shares under our Equity Plan and an increase in the number of shares that may be granted to any individual during a twelve-month period. The option may be exercised during the period that Dr. Singh provides services to us and for 24 months after termination for any reason except termination for cause by us, provided that such exercise is within the seven-year term of the option.

The option granted to Dr. Singh under the employment agreement vests (1) as to 360,000 shares, in twelve equal monthly installments of 30,000 shares each over the twelve-month period from and immediately following the grant date, (2) as to 30,000 shares, if we achieved during the term of the that agreement a volume-weighted average trading price for its common stock of greater than $1.60 for any consecutive 15-day trading period during the term of that agreement on average daily trading volume of at least 20,000 shares, (3) as to 90,000 shares, if we achieved during the term of that agreement a volume-weighted average trading price for its common stock of greater than $2.00 for any consecutive 15-day trading period during the term of that agreement on average daily trading volume of at least 20,000 shares, (4) as to 30,000 shares, upon treating during the term of that agreement the first patient in a Phase II clinical trial, and (5) as to 90,000 shares, if during the term of the agreement we completed a financing, a strategic alliance or a licensing agreement with upfront licensing payments to us or a merger or acquisition that generated at least $5,000,000 of net proceeds (after commissions) for us beyond the $10,000,000 achieved by August 17, 2010, with any financing proceeds received by us during the first six months of the employment agreement that are used to satisfy milestones under the 2009 Employment Agreement not being included as proceeds to satisfy the milestones described in this paragraph.

In the event that we terminated the employment agreement without cause or did not extend the employment agreement upon its expiration for an additional one-year term, then (1) we, upon such termination, would be required to make a lump sum payment to Dr. Singh equal to six months of his base annual salary, (2) any stock options granted to Dr. Singh, to the extent vested, would be retained by Dr. Singh and would be exercisable on the terms described above, and (3) the vesting of an additional number of shares subject to all options granted to Dr. Singh equal to 50% of all shares subject to such options that have not already vested would immediately accelerate and would be exercisable on the terms described above. If Dr. Singh terminated his employment for “good reason” as defined in the employment agreement, he would receive the severance benefits described in the preceding sentence, except that 100% of his options would vest if his employment terminated for good reason following a merger or similar corporate transaction in which we were not the surviving entity.

Effective February 18, 2011, we entered into an agreement with Dr. Singh under which he agreed to continue to serve on a full-time basis as our President and Chief Executive Officer for a one-year term commencing February 18, 2011. The employment agreement provides for an annual base salary of $315,000. In addition, provided that Dr. Singh continues to serve as our President and Chief Executive Officer for the entire one-year term of the employment agreement, we will pay Dr. Singh a discretionary cash bonus of up to $100,000 upon the attainment of certain corporate goals. We are required under the agreement to use our commercially reasonable efforts to have Dr. Singh continue to serve as a member of our board of directors during the term of the agreement. The employment agreement automatically renews on the one-year anniversary date of the effective date of February 18, 2011 of each year thereafter for successive one-year terms unless terminated by either party.

In connection with the employment agreement, we granted to Dr. Singh a seven-year incentive stock option grant to purchase 270,000 shares of common stock under our Equity Plan at an exercise price of $2.25 per share, which was the closing price of our common stock on the date of grant. The option vests as follows: (i) 20,000 shares on February 17, 2012, (ii) 50,000 shares on February 17, 2013, (iii) 50,000 shares on February 17, 2014, (iv) 50,000 shares upon our attaining a market capitalization of at least $100 million for ten consecutive trading day, (v) 50,000 shares upon our attaining a market capitalization of at least $150 million for ten consecutive trading days and (vi) 50,000 shares upon our attaining a market capitalization of at least $200 million for ten consecutive trading days.

James Bender, Ph.D.

Effective February 1, 2010, we entered into an employment agreement with James Bender, Ph.D. pursuant to which Dr. Bender would serve on a full-time basis as our Vice President – Product Development and Manufacturing for a one-year term commencing February 1, 2010. Prior to February 1, 2010, Dr. Bender had been serving on a part-time basis as our Vice President – Clinical Development pursuant to an Agreement dated as of September 1, 2009, as amended on September 14, 2009.

The employment agreement provided for an annual base salary of $170,000. Pursuant to the Employment Agreement, we granted to Dr. Bender a seven-year incentive stock option under our Equity Plan to purchase 150,000 shares of our common stock at an exercise price equal to $0.90 per share, which was the closing market price of the common stock on the option grant date. The option grant was subject to the approval by our stockholders of an increase in the authorized number of shares under our Equity Plan, which approval was recieved.

The option granted to Dr. Bender under the employment agreement vested at the rate of 6,250 shares per month over the term of the employment agreement as to 75,000 shares. The option would also vest as to the remaining 75,000 shares upon our attainment of the following development milestones, and Dr. Bender would also be entitled to receive the following cash bonuses upon attainment of these milestones: (1) completion by September 30, 2010 of the technology transfer to a contract manufacturer for our ICT-107 product would result in a $10,000 cash bonus and the vesting of 25,000 option shares; (2) completion by December 31, 2010 of FDA acceptance of a Phase II clinical trial plan for ICT-107 would result in a $10,000 cash bonus and the vesting of 25,000 option shares; and (3) completion by December 31, 2010 of the enrollment of the first patient into the Phase II clinical trial for ICT-107 would result in a $10,000 bonus and the vesting of 25,000 option shares.

The employment agreement provided that all of the rights and obligations of the Company and Dr. Bender under his prior agreement to provide services to us (including Dr. Bender’s right to work for another organization) terminated as of January 31, 2010, except that Dr. Bender’s right under the employment agreement to receive cash bonuses and the vesting of options upon our achievement of specified development milestones will remain in effect. The employment agreement provided that, except as described in the following sentence, if Dr. Bender’s employment terminates prior to the expiration of the one-year term, Dr. Bender would not have any right to receive further compensation under the employment agreement other than compensation that was accrued as of his employment termination date. If we terminated Dr. Bender’s employment without “cause” as defined in the employment agreement, 50% of any unvested options held by Dr. Bender as of the employment termination date vests, and he would also have the right to receive any compensation that was accrued as of the employment termination date.

We entered into an employment agreement, effective as of February 1, 2011, with Dr. James Bender pursuant to which Dr. Bender will continue to serve on a full-time basis as our Vice President – Product Development and Manufacturing for a one-year term commencing February 1, 2011. The employment agreement automatically renews on the one-year anniversary date of the effective date of February 1, 2011 of each year thereafter for successive one-year terms unless terminated by either party.

The employment agreement provides for an annual base salary of $175,000. In addition, provided that Dr. Bender continues to serve as our Vice President – Product Development and Manufacturing for the entire one-year term of the employment agreement, we will pay Dr. Bender a discretionary cash bonus of up to $35,000 upon the attainment of certain corporate goals.

The employment agreement also provides Dr. Bender a seven-year incentive stock option grant to purchase 120,000 shares of common stock under the Equity Plan at an exercise price of $2.25 per share, which was the closing price of our common stock on the date of grant. The option vests as to (i) 60,000 shares in three annual installments of 20,000 shares each, with the first installment to vest on January 31, 2012; (ii) 20,000 shares upon our attaining a market capitalization of at least $100 million for ten consecutive trading dates; (iii) 20,000 shares upon our attaining a market capitalization of at least $150 million for ten consecutive trading dates; and (iv) 20,000 shares upon our attaining a market capitalization of at least $200 million for ten consecutive trading days.

David Fractor

We entered into an agreement with David Fractor pursuant to which Mr. Fractor became our Chief Financial Officer effective as of April 4, 2011. Mr. Fractor will serve in this capacity on a part-time basis for a three-year term, subject to termination by either party on 30 days notice. Under this agreement, Mr. Fractor receives a monthly salary of $6,000 and was granted a seven-year option to purchase 42,000 shares of our common stock at a price of $2.25 per share, with such option to vest in equal monthly installments over the three-year term of the agreement.

Effective September 1, 2011, we increased Mr. Fractor’s monthly salary from $6,000 to $8,000 and granted him a non-qualified seven-year option to purchase 10,000 shares of our common stock at a price of $1.42 per share with such option to vest as to 2,500 shares on October 24, 2012, and the remaining 7,500 shares to vest in 36 equal monthly installments beginning November 24, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of November 30, 2011 (a) by each person known by us to own beneficially 5% or more of any class of our common stock, (b) by each of our executive officers named in the Summary Compensation Table and our directors and (c) by all executive officers and directors of this company as a group. As of November 30, 2011, there were 29,213,984 shares of our common stock issued and outstanding. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all the shares beneficially owned by them.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)		Percentage of Class
John S. Yu, M.D.	6,519,492	(3)	18.25%

Socius CG II, Ltd. 11150 Santa Monica Boulevard, Ste. 1500 Los Angeles, California 90025	3,242,392	(4)	9.99%

Donald R. Scifres 2010 Annuity Trust R One First Street, Ste. 14 Los Altos, CA 94022	1,595,454	(5)	5.34%

Manish Singh, Ph.D.	1,750,223	(6)	5.76%

James Bender, Ph.D.	164,000	(7)	*

David Fractor	10,503	(7)	*

Jacqueline Brandwynne	311,651	(8)	1.06%

Richard A. Cowell	242,051	(9)	*

Navdeep Jaikaria, Ph.D.	22,266	(10)	*

Rahul Singhvi, Sc.D.	82,500	(11)	*

Helen Kim	11,250	(7)	*

All executive officers and directors as a group (9 persons)	9,117,063		24.26%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each of the persons shown is c/o ImmunoCellular Therapeutics, Ltd., 21900 Burbank Boulevard, 3rd Floor, Woodland Hills, California 91367.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.
(3)	Includes 10,000 shares owned of record and 6,509,492 shares of our common stock issuable upon exercise of options.
(4)	Includes 1,350,000 shares of our common stock issuable upon the exercise of warrants. Socius CG II, Ltd. holds other warrants which are currently exercisable as to 1,892,392 shares by the terms of those warrants, which terms limit their exercise so that the aggregate beneficial ownership of Socius CG II, Ltd. and its affiliates shall not exceed at any time 9.99% of the shares of our outstanding common stock. Voting and dispositive power with respect to the shares underlying the warrants held by Socius CG II, Ltd. is exercised by Ward Jensen, its Vice President-Trading. However, the warrants provide that, for so long as Socius CG II, Ltd. or any affiliate holds the warrants or any shares of common stock of the issuer obtained upon exercise of the warrants, neither Socius CG II, Ltd. nor any affiliate shall: (1) vote any shares of issuer common stock owned or controlled by it or solicit any proxies or seek to advise or influence any person with respect to any voting securities of the issuer; (2) engage or participate in any actions, plans or proposals which relate to or would result in, among other things with respect to the issuer, (a) an extraordinary corporate transaction such as a merger, (b) a sale of a material amount of assets of the issuer, (c) any change in the present board of directors or management of the issuer, (d) any material change in capitalization or dividend policy of the issuer, or (e) any similar or other change in the issuer’s business or corporate structure; or (3) requesting the issuer or its directors, officers, employees, agents or representatives to amend or waive any of the foregoing prohibitions. Socius CG II, Ltd. is not a registered broker-dealer or an affiliate of a registered broker-dealer.
(5)	Includes 913,636 shares owned of record and 681,818 shares of our common stock issuable upon exercise of warrants.
(6)	Includes 598,839 shares owned of record and 1,151,384 shares of our common stock issuable upon exercise of options.
(7)	All of the shares shown are subject to options.
(8)	Includes 55,000 shares owned of record and 256,651 shares of our common stock issuable upon exercise of options.
(9)	Includes 10,000 shares owned of record and 232,051 shares of our common stock issuable upon exercise of options.
(10)	Includes 8,516 shares owned of record and 13,750 shares of our common stock issuable upon exercise of options.
(11)	Includes 5,000 shares owned of record and 77,500 shares of our common stock issuable upon exercise of options.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of our common stock and preferred stock does not purport to be complete. You should refer to our amended and restated certificate of incorporation and our restated bylaws, which are filed with or incorporated by reference in the registration statement relating to this offering filed by us with the SEC. The summary below is also qualified by reference to the provisions of the General Corporation Law of the State of Delaware, as amended, or the Delaware General Corporation Law.

We are currently authorized to issue 99,000,000 shares of $.0001 par value common stock and 1,000,000 shares of $0.0001 par value preferred stock, of which 2,000 shares have been designated as Series A Preferred Stock. As of the date of this prospectus, we had 29,213,984 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the board of directors from funds legally available therefore. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are, and all shares that we are selling in this offering, upon their issuance and sale, will be, fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

For so long as Dr. Yu owns shares of our common stock or fully vested immediately exercisable options to purchase shares of our common stock totaling at least 2,000,000 shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu to continue to serve on our board of directors. For so long as Dr. Yu owns shares of our common stock or fully vested immediately exercisable options to purchase shares of our common stock totaling at least 4,000,000 shares or at least 5,000,000 shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu and either one or two, respectively, of his designees to serve on our board of directors.

Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by our board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of the common stock.

In December 2009, we designated a class of 2,000 shares of Series A Preferred Stock in connection with our agreement with Socius Capital Group under which we have the right, subject to specified conditions, to require Socius Capital Group to purchase shares of Series A Preferred Stock. In May 2010, we issued and sold to Socius Capital Group 400 shares of Series A Preferred Stock, of which 248.148 shares were redeemed by us following their issuance. In December 2010, we redeemed the remaining 151.852 of these shares. There are no shares of Series A Preferred Stock or other preferred stock currently issued or outstanding.

The voting rights, preferences as to dividends and liquidation, redemption provisions and other terms of the Series A Preferred Stock are set forth in a certificate of designations of preferences, rights and limitations that is part of our amended and restated certificate of incorporation filed as an exhibit to the registration statement of which this prospectus is a part. The following is a description of the material terms of our Series A Preferred Stock:

The Series A Preferred Stock is senior to our common stock and any other class or series of our preferred stock in respect of dividend rights and rights upon dissolution of our company. Except with respect to matters specified in the certificate of designations of the Series A Preferred Stock or as required by applicable law, the Series A Preferred Stock carries no right to vote in the election of our board of directors or other matters. The series A Preferred Stock is entitled to cumulative dividends at the rate of 10% per year. Any accrued dividends are payable in kind, in additional shares of Series A Preferred Stock, upon any redemption of the Series A Preferred Stock. So long as any shares of Series A Preferred Stock are outstanding, no dividends can be paid, declared or set apart with respect to any junior securities.

In the event of the liquidation, dissolution or winding up of our company, the holders of Series A Preferred Stock will be entitled to payment of a liquidation value equal to $10,000 per share of Series A preferred Stock, including with respect to any accrued and unpaid dividends on the Series A Preferred Stock, prior to any payment in respect of junior securities.

Any outstanding shares of Series A Preferred Stock may be redeemed by us at the following redemption prices during the following periods: 135% of the liquidation value prior to the first anniversary of the issue date; 127% of the liquidation value on or after the first anniversary but before the second anniversary of the issue date; 118% of the liquidation value on or after the second anniversary but before the third anniversary of the issue date; 109% of the liquidation value on or after the anniversary but before the fourth anniversary of the issue date; and 100% of the liquidation value on or after the fourth anniversary of the issue date.

Shares Eligible For Future Sale

As of the date of this prospectus, we had 29,213,984 shares of common stock issued and outstanding. In addition to the shares of common stock issuable upon exercise of warrants covered by this prospectus, another 16,431,362 shares of our common stock are issuable upon exercise of other currently exercisable options or warrants. All or nearly all of these shares may by publicly resold under current registration statements or pursuant to Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

A person deemed to be our affiliate, who beneficially owned the shares proposed to be sold for at least six months, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

The sale, or availability for sale, of substantial amounts of common stock could adversely affect the market price of the common stock and could impair our ability to raise additional capital through the sale of our equity securities or debt financing.

Delaware Business Combination Statute

Section 203 of the Delaware General Corporation Law provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares, or

•

on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

•

any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination, and

•	the affiliates and associates of any such person.

Section 203 may make it more difficult for a person who would be an interested stockholder to affect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions, which our stockholders may otherwise deem to be in their best interests.

Transfer Agent

Our transfer agent currently is Computershare.

DESCRIPTION OF SECURITIES WE ARE OFFERING

In this offering, we are offering units, consisting of 10,000,000 shares of common stock and warrants to purchase up to 5,000,000 shares of common stock. Each share of common stock is being sold together with a         -year warrant to purchase 0.5 share of common stock at an exercise price of $        . The shares of common stock and warrants will be issued separately. This prospectus also relates to the offering of shares of our common stock upon exercise, if any, of the warrants.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” set forth in this prospectus.

Warrants

The following summary description of the material features of the warrants being offered pursuant to this prospectus is necessarily general and is qualified in its entirety by reference to the form of warrant, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Each warrant represents the right to purchase 0.5 share of common stock at an exercise price of $             per share. Each warrant may be exercised after the date of issuance through and including the date that is                      years after the date of the warrant is first exercisable.

Exercise. The warrants may be exercised on or prior to the expiration date at the offices of the warrant agent, with the delivery of a written notice in the form attached to the warrant completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised in the form discussed below. Within three trading days, certificates representing the shares of common stock purchased will be delivered to the warrantholder, or at the warrantholders request, the warrant shares will be credited to the warrantholders account with the Depository Trust Company. The warrants may be exercised in whole or in part.

Payment. The holder shall pay the exercise price in immediately available funds; provided, however, if at any time there is (i) no effective registration statement registering the relevant common stock and (ii) no effective registration statement registering the resale of or no current prospectus available for the resale of the relevant common stock by the holder, the holder may elect to satisfy its obligation to pay the exercise price through a “cashless exercise.”

Fractional Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Limitations on Exercise. The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited so that the total number of shares of our common stock then beneficially owned by such holder does not exceed 4.99% (subject to increase, not to exceed 9.99%, in certain circumstances) of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of common stock issuable upon such exercise). Our obligation to issue shares of common stock upon the exercise of a warrant shall be suspended until such time, if any, as shares of common stock may be issued in compliance with such limitation.

Adjustment. The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the warrants will be entitled to receive upon exercise of such warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised such warrants immediately prior to such reorganization event.

Rights as Stockholders. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares of our common stock and warrants being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of our common stock and the number of warrants set forth opposite its name below. Cowen and Company, LLC is the representative of the underwriters.

Underwriter	Number of Shares	Number of Warrants
Cowen and Company, LLC
Summer Street Research Partners

Total

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the units sold under the underwriting agreement if any of these units are purchased, other than those shares of common stock and/or warrants covered by the over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock and the warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions. The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us.

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $434,000 and are payable by us, which includes $175,000 for reasonable and documented out-of-pocket expenses incurred by the underwriters in connection with the offering. We have previously paid to Cowen and Company, LLC a retainer in the amount of $25,000, which shall be credited against any expense reimbursement otherwise due to them in connection with this offering; provided, however, if such expenses are less than $25,000, Cowen and Company, LLC will reimburse the balance of the retainer to the Company.

Total
	Per Unit		Without Over-allotment	With Over-allotment
Public offering price	$	.	$	$
Underwriting discount		.
Proceeds, before expenses, to us		.

If this offering is successfully completed and during the 12 month period following this offering, we propose to effect any restructuring transaction (through a recapitalization, extraordinary dividend, stock repurchase, spin-off, joint venture or otherwise), any acquisition or disposition transaction (including, without limitation, a merger, exchange offer, sale or purchase of assets or capital stock), any bank financing, any public offering, any Rule 144A offering or any private placement of securities, we have agreed that in the event we propose to engage a financial advisor, lead lender or arranger, lead manager underwriter, lead purchaser or placement agent in connection with the transaction, we shall offer to engage Cowen and Company, LLC (or the discretion of Cowen and Company, LLC, any of its affiliates) as our exclusive financial advisor, lead lender, or arranger, lead manager underwriter, lead purchaser or exclusive placement agent, as the case may be, in connection with such transaction(s) on terms and conditions customary to Cowen and Company, LLC for similar transactions; provided, however, that Cowen and Company, LLC may decline in writing such engagement in its sole and absolute discretion at such time. The duration of the right of first refusal that we have granted to Cowen and Company, LLC is in compliance with FINRA Rule 5110(f)(2)(F)(i) in that it does not have a duration of more than three years from the date of effectiveness of the registration statement of which this prospectus forms a part or the commencement of sales of units.

The underwriters propose to offer the shares of common stock and warrants to the public at the public offering prices set forth on the cover of this prospectus. The underwriters may offer shares of common stock and warrants to securities dealers at the public offering price less a concession not in excess of $              per share of common stock and related unit. If all of the units are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Discretionary Accounts. The underwriters do not intend to confirm sales of the shares or warrants to any accounts over which they have discretionary authority.

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and purchases to cover positions created by short sales.

•

Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•

Over-allotment transactions involve sales by the underwriters of units in excess of the number of units the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase pursuant to an over-allotment option. As there is no over-allotment option in this offering, any over-allotment transactions will not involve a covered short position. In a naked short position, the number of units involved is greater than the number of units being sold to the underwriters. The underwriters may close out any short position by purchasing shares and warrants in the open market.

•

Syndicate covering transactions involve purchases of shares of common stock and warrants in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares and warrants to close out the short position, the underwriters will consider, among other things, the price of shares and warrants available for purchase in the open market as compared with the price at which they may purchase units through exercise of the over-allotment option. Because there is no over-allotment option and any over-allotment transaction will result in a naked short position, the position can be closed out only by buying shares and warrants in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock and warrants or preventing or retarding a decline in the market price of our common stock and warrants. As a result, the price of our common stock and warrants in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock and warrants. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Lock-Up Agreements. Pursuant to certain “lock-up” agreements, we and our executive officers and directors, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Cowen and Company, LLC, for a period of 60 days after the date of the pricing of the offering. The 60-day restricted period will be automatically extended if (i) during the last 17 days of the 60-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day restricted period, in either of which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the public announcement of the material news or the occurrence of the material event, as applicable, unless (i) we meet certain requirements of NASD Rule 2711(f)(4) and the applicable rules under the Securities Act or (ii) Cowen and Company, LLC waives, in writing, such extension.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions to the lock-up for executive officers and directors are: (a) the transfer of shares as a bona fide gift to any member of the immediate family of the executive officer or director or to a trust the beneficiaries of which are exclusively the executive officer or director or member of the executive officer’s immediate family; (b) by will or intestate succession upon the death of the executive officer or director; (c) as a bona fide gift to a charity or educational institution; (d) the establishment by the executive officer or director of a trading plan in accordance with Rule 10b5-l(c) under the Exchange Act, provided that no prohibited sale or other disposition under such trading plan may occur during the 60-day restricted period, or (e) the exercise of any of the executive officer’s or director’s rights to acquire shares of our common stock or other of our securities issued pursuant to any stock option or similar equity incentive or compensation plan approved by our board of directors (“Equity Incentive Grants”), including the delivery to us or forfeiture of any shares of our common stock as payment for exercised shares in any “cashless” exercise, provided that such Equity Incentive Grant is already in effect as of the date of the “lock-up” agreement is executed, and provided further that, to the extent the executive officer or director receives shares of our common stock as part of an Equity Incentive Grant, the executive officer or director may offer, sell, contract to sell, or otherwise dispose of, or forfeit to us, up to the number of such shares of our common stock necessary to satisfy withholding tax obligations incurred by the undersigned in connection with the receipt or exercise of such Equity Incentive Grant; each of which is subject to certain conditions set forth in the lock-up agreements with the executive officers and directors. The exceptions to the lock-up for us are: (i) our sale of shares in this offering; (ii) the issuance of common stock or options to acquire common stock to employees, directors and/or consultants pursuant to our employee benefit plans, qualified stock option plans or other employee compensation plans as such plans are in existence on the date of the underwriting agreement; (iii) the issuance of common stock pursuant to the exercise of options, warrants or rights outstanding on the date of the underwriting agreement; and (iv) any issuance of our securities to any company, academic institution or similar entity in connection with any strategic alliance transaction or acquisition of technology by us, provided, however, that with respect to issuances of securities in connection with an acquisition of technology, such issuances together do not exceed an aggregate of 250,000 shares of common stock; each of which is subject to certain conditions set forth in the underwriting agreement.

United Kingdom. Each of the underwriters has represented and agreed that:

•

it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA;

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

•	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland. The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area. In relation to each Member State of the European Economic Area (Iceland, Norway and Lichtenstein in addition to the member states of the European Union) that has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, it has not made and will not make an offer of the securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer contemplated in this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

•	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

•

in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative of the underwriters has been given to the offer or resale; or (2) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of the provisions in the two immediately preceding paragraphs, the expression an “offer of the securities to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Electronic Offer, Sale and Distribution of Securities. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which the accompanying prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships. Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our amended and restated certificate of incorporation provides that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages except as provided pursuant to Delaware law. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of our company from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of our and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with the Delaware law. The rights accruing to any person under our amended and restated certificate of incorporation and our amended and restated bylaws do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our amended and restated certificate of incorporation and our amended and restated bylaws.

In our employment agreements with Dr. Manish Singh, Dr. James Bender and David Fractor, we agreed to indemnify each of these officers for all claims arising out of performance of his duties, other than those arising out of his breach of the agreement or his gross negligence or willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our officers, directors and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

TroyGould PC, Los Angeles, California, has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus. TroyGould PC owns 87,593 shares of common stock. Certain members, employees and of counsel of that firm beneficially own in the aggregate 858,549 shares or options to acquire shares of our common stock. The beneficial ownership of our shares described above includes all options that may be exercised within 60 days from the date of this prospectus. Legal matters in connection with the offering will be passed upon for the underwriters by DLA Piper LLP (US).

EXPERTS

Our financial statements as of and for the year ended December 31, 2010 and for the period from February 25, 2004 (inception) through December 31, 2010 included in this prospectus have been audited by Marcum LLP to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the reports of Marcum LLP given on the authority of such firm as experts in auditing and accounting.

Our financial statements as of December 31, 2009 and for the years ended December 31, 2009 and 2008, and for the period from February 25, 2004 (inception) through December 31, 2009 included in this prospectus have been audited by Stonefield Josephson, Inc. to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the reports of Stonefield Josephson, Inc. given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 under the Securities Act for the common stock and warrants (and the shares of our common stock issuable upon exercise of the offered warrants) offered under this prospectus. We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and current reports and other information with the SEC. These reports and other information filed by ImmunoCellular Therapeutics, Ltd. can be inspected and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 on official business days between the hours of 10 a.m. and 3 p.m. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains reports, information statements and other information concerning ImmunoCellular Therapeutics, Ltd. This prospectus does not contain all the information in the registration statement and its exhibits, which we have filed with the SEC under the Securities Act and to which reference is made. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to such registration statement, each statement being qualified in all respects by such reference. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm.

GLOSSARY OF TERMS

Antibody:	any of a large body of proteins normally present in the body or produced in response to an antigen that it neutralizes, thus producing an immune response.

Antigen:	any substance that when introduced into the body can stimulate the production of antibodies and combine specifically with them.

Cancer Stem Cell:	cancer cells (found within tumors or hematological cancers) that possess characteristics associated with normal stem cells, specifically the ability to give rise to all cell types found in a particular cancer sample.

Cellular differentiation:	the process by which a cell becomes specialized in order to perform a specific function.

Cytokine:	any of a class of immunoregulatory proteins (such as interleukin, tumor necrosis factor, and interferon) that are released by cells of the immune system and act as intercellular mediators in the generation of an immune response. Also called chemokine.

Dendritic cell:	a highly specialized white blood cell found in the skin, mucosa and lymphoid tissues that initiates a primary immune response by activating lymphocytes and secreting cytokines.

DNA:	a nucleic acid that carries the genetic information in the cell and is capable of self-replication and synthesis of RNA, which determines protein synthesis and the transmission of genetic information.

Epitope:	a localized region on the surface of an antigen that is capable of eliciting an immune response and of combining with a specific antibody to counter that response.
Glioblastoma multiforme (GBM):	the most common and most aggressive type of primary brain tumor in humans

Immunogenic:	capable of inducing an immune response.

Lymphocyte:	any of various white blood cells, including B cells and T cells, that function in the body’s immune system by recognizing and deactivating antigens. B cells act by stimulating the production of antibodies. T cells contain receptors on their cell surfaces that are capable of recognizing and binding to specific antigens. Lymphocytes are found in the lymph nodes and spleen and circulate continuously in the blood and lymph.

Lysate:	the cellular debris and fluid produced by the disintegration of a cell resulting from the destruction of its membrane by a chemical substance, especially an antibody or enzyme.

Peptide:	a compound containing two or more amino acids in which the carboxyl group of one acid is linked to the amino group of the other

Stem cell:	an unspecified cell that upon division replaces its own numbers and also gives rise to cells that differentiate further into one or more specialized cell type.

T cell:	any of several closely related lymphocytes, developed in the thymus, which circulate in the blood and lymph and orchestrate the immune system’s response to infected or malignant cells.

The following is a reprint of the November 2, 2011 interview with Dr. Yu, our Chairman of the Board and Chief Scientific Officer, referred to in the risk factor appearing on page 15 of this prospectus and captioned “If our involvement in a November 2, 2011 interview with our Chairman of the Board of Directors that was subsequently published on the Internet is held to be a violation of the Securities Act of 1933, we could be required to repurchase the securities sold in this offering. You should rely only on statements made in this prospectus (rather than on statements made in the interview) in determining whether to purchase our securities.” You should read the foregoing risk factor in conjunction with the information contained in the interview.

APPENDIX A

ImmunoCellular: The Potential For A Cancer Vaccine

By: John Eastman

November 22, 2011

A discussion with Dr. John S. Yu M.D., Chairman and Chief Scientific Officer of ImmunoCellular Therapeutics, Ltd. (IMUC.OB) in Woodland Hills, CA.

JE: How did you come to be involved first as chief scientific officer, then as director, and now as chairman at IMUC?

Dr. Yu: Well, the company that I founded with a colleague of mine – I was originally attracted toward commercializing our therapy because of some of the frustrations I felt as an academic investigator in terms of being able to develop therapies for our patients, and that was essentially a therapy did not have a strong commercial backing and a clear pathway toward commercialization. It was something that was very difficult to take past the phase one clinical trial, meaning the small clinical trial testing a few patients. If you wanted to develop a therapy that would be applicable to the population of patients out there, it had to be strategically developed with an eye toward commercialization from the start. Let me give you an example of this.

One of the therapies that we had developed was a vaccine that could not be patented because it used similar types of strategies that were developed elsewhere. Well, you know, this might be fine for an academic trial that we’d do in a small number of patients, but because of the inability to patent it, it was something that no pharmaceutical company would take past a small phase one trial. Even if we wanted to test whether that therapy had legs and whether it would be something that could make an impact in patients with brain cancer, it was something that we really could not take any further. So understanding that type of frustration and what it would take to overcome that type of frustration, we were careful from the get go to patent our technology and then to develop a commercialization strategy in which we would have a significant intellectual input into the company, so that it could be developed right, so that the trials could be done correctly. For the development of the drug to be done correctly with an eye toward regulatory approval, for all of these sort of factors from the intellectual property to the regulatory approval to the generation of a therapy to be commercialized and be relevant for the treatment of our patients, it really had to be done right from the start. And in order to be able to do it right we felt that starting a small start up in which we could control how the trial was done, and how the drug was developed would be the most favorable way to go.

JE: I’d like to talk about ICT107, your cancer vaccine treatment for Glioblastoma multiforme (GBM). That is the most common, most aggressive brain tumor, the primary brain tumor at this point in humans.

Dr. Yu: Yes. Glioblastoma is the most common. It accounts for about half of all primary gliomas, and also the most malignant with the survival measured in months, and at this point in the history measured in 14.6 months is the median survival. So clearly a novel way of treating this therapy is really needed for this disease. So we developed ICT107, (as a vaccine 201) that from our experience really targeted some of those Achilles heel of the cancer . We used several peptides or antigens that we knew were relevant on glioblastoma that were highly expressed on the cancer cells. And we used several of them together knowing that by targeting several at once we could really make an impact on the tumor before the tumor has a chance to make variants that have lost a single or two antigens, and so by virtue of targeting several antigens we got several shots at our goal and prevented an escape variant which would no longer make the antigen that was targeted.

JE: And these are dendronic cell-based. The therapy is the dendronic cell-based?

Dr Yu: Yes, Dendritic cell-based therapies. We chose the dendritic cells because these are the most potent antigen presenting cells in the immune system. So what that means is that the antigen presenting cells are the first responders in an immune response. They’re the cells that take up the abnormal proteins that have infected a cell through a virus, or a cell that is abnormal because it’s a cancer cell, and it takes up those proteins from dead tumor cells, processes it, and cuts them up into small pieces, namely nine amino-acid pieces, and places them on MHC molecules or major histocompatibility molecules on their cell surface. Then they present these pieces of protein to T-cells which can then recognize these proteins and will target cancer cells that bear these proteins on their cell surface in association with their MHC molecules.

JE: And these are the most potent first responders for an immune system?

Dr Yu: Yes, the dendritic cells are the most potent first responders to an immune response so we put together dendritic cells with antigens that are known to target cancer cells. We later found out that these antigens are highly expressed or highly made on cancer stem cells, and we were one of the first groups to identify cancer stem cells in glioblastoma, – the most virulent or most aggressive cells of the cancer.

You see, before cancer researchers thought that all cancer cells were similar to each other, but more recently we’ve found that cancers are very heterogeneous with very different types of cancer cells within them. And only a few of them, between one to five percent, have the sole ability to self-renew or to make perfect copies of themselves ad nauseum and to make more differentiated cells which are astrocytes, oligodendrocytes and neurons in the brain. This is very parallel to normal stem cells that make these cells even through adulthood in the brain. But cancer stem cells no longer have the ability to regulate their growth, and so instead of stopping when they should, they continue to grow and they continue to make more cancer cells. So we and others have found that in order to kill the cancer you have to really get at its root. You have to really target the cancer stem cells. What we subsequently found were that the antigens that we’re targeting with ICT107, made a lot more of the cancer stem cells than our normal cells, and so this provided an avenue to target the cancer stem cells of the tumor preferentially.

JE: And GBM when treated conventionally with chemotherapy and radiation – it doesn’t seem to be affected with that type of brain cancer. It’s resistant?

Dr. Yu: Yes. And that’s really because cancer stem cells have the ability to be resistant to radiation and chemotherapy, and this is very much parallel with normal stem cells. Normal stem cells in order to be able to withstand all the toxins that we face in life, and still be able to regenerate the cells and neurons that we need to retain our memory, have the ability to withstand radiation like that from the atmosphere, and withstand toxins like chemotherapies with genes that allow them to be resistant to these drugs. Well, the cancer stem cells are resistant to all of these types of therapies including radiation, and chemotherapy, and so whereas the daughter cells can die off, the root of these cancers remained and then will cause a recurrence of the tumor. So the idea is to really target the cancer stem cells so the tumor no longer has the ability to re-grow after treatment.

JE: So with other therapies, immunotherapies under development for cancer, how is ICT107, how is it distinguished or how does it differ from other?

Dr Yu: Okay. So for one thing, we have the only drug that’s targeting the cancer stem cells immunologically and preferentially trying to kill the cancer stem cell which is the root of cancer. Number two, by using several antigens we’re preventing antigen escape variants from growing out from the tumor so that we can really kill off the tumor before it has the potential of growing back again, and by using dendritic cells which are the most potent and professional antigen presenting cells in the body and using the body’s own dendritic cells at that, we hope to generate the most potent immune response possible. So that combination, together with the strategies that we’ve learned historically from our previous trials using our previous generation of vaccines, we feel like we can make the biggest impact on patients with cancer.

JE: So the phase one data that’s available indicates there was significant progress in survival improvement by more than a 150 percent, and that seems to be very encouraging. Do you expect validation of that result as you move into further trials?

Dr. Yu: Well, so, our initial indications are that the survival that we’ve seen is not a fluke when we look at the patients that we’ve treated so far. So we think it’s a real phenomenon, but really the only way to test it is within a randomized trial. When we look at other patients on other vaccine trials that are not ICT107, that were done concurrently at the same time, we find that the survival of patients on ICT107, is significantly longer than those patients on the other trials, suggesting that it’s not the choice of the patients on the trial, but rather the therapy itself. And so we feel confident that the improvement in survival that we’ve seen will be carried through in larger trials at different institutions.

JE: And the next trial is a phase two upcoming?

Dr Yu: Yes. So the current trial is a multi-institutional randomized phase two trial which is blinded both to investigators as well as to patients; however, the patients have a two to one likelihood of getting the real vaccine rather than the placebo vaccine, and so we’ve seen enrollment numbers that are quite robust, and you know, patients seem to want to get on this trial with the hopes of getting a vaccine that will improve their outcome.

JE: IMUC has recently formed an agreement with Progenitor Cell Therapy (PCT) a cell therapy services company to qualify the cGMP manufacturing process for ICT-107

Dr. Yu: Yes.

JE: Why PCT? What value do they bring to the table for IMUC? How are they going to help IMUC in this situation?

Dr Yu: Well, they’re a company that’s well-versed at commercialization of cell therapies, and that’s wherein their expertise lies. By working with PCT it’ll improve any potential bottle neck that may occur in terms of patient enrollment by having a site of manufacturing besides the U. Penn. site where it’s presently being manufactured. Also, because they’re a facility that commercializes their cell products, we feel we can move quickly into commercialization if and when we achieve FDA approval for this treatment.

JE: They worked with Dendreon Corp. (DNDN) on multiple phases of their products, which actually brought a therapy to market.

Dr Yu: Yes, absolutely. They’re quite professional and quite good at generating these products in a very efficient manner. We’ve searched high and low and clearly they were the front runner for this type of cell therapy.

JE: So with the next stage that you’re going into with the clinical trials, what would you say are the biggest milestones that you’re looking for there?

Dr. Yu: Well, we’d like to see a survival benefit with our randomized phase two trial. Clearly we’ve shown that we can handle the complexity of the technical manufacturing of the cells, the complexity of randomization, and of managing clinical sites. With our CRO (Clinical Research Organization) we’ve been rolling this out to more than 20 academic medical centers throughout the United States. We’ve been enrolling ahead of schedule, and so what we consider to be our greatest technical challenges, I believe we’ve overcome already. I think our next challenge is to get our data and to analyze and report it well, and then based on the data to efficiently make our next steps in terms of how we’ll develop this technology.

JE: And enrollment for the phase two trial has already begun?

Dr Yu: We’ve already begun enrollment, and we’ve enrolled more than 65 patients already.

JE: Okay. I want to go back to phase one for a moment. The data and the results from the phase one trial, is that viewed in the scientific community and maybe in the investment community as valid data, a controlled setting?

Dr Yu: Well, it’s a one center, phase one clinical trial with limited numbers. I think what we were surprised with and what I believe a lot of investors are surprised with is how well the patients are doing. You know, for the highly educated investor, they were always critical of whether we tried to load the patients on the trial with, you know, patients that have potentially good outcomes, but we really enrolled all comers in which we could surgically resect the tumor, and so we’ve shown our pre- and post- operative MRI’s to some people that were wondering whether these were all patients with tiny tumors, and they were really surprised to see the dramatic nature of the size of some of these tumors. So clearly, you know, there’s no loading of the trial in one way or another. So I think what we’re seeing is really some pretty amazing outcomes, and we’ve tried to compare the patients with other patients on historic trials, but the only way you’ll convince people is with a large randomized clinical trial – which essentially we’re starting to do now.

JE: So, this cancer vaccine, what value does this represent? Let’s say if this is successful, these trials come out with positive data and you move into the next phase, when the best case situation happens, what value is this going to bring – in your mind – to the company, to the industry? Does this, its success, does this have the potential to become a mainstream therapy?

Dr Yu: Well, absolutely. So the idea is to bring this to mainstream therapy. I think the idea of cancer vaccines being part of the armor for mainstream therapy is really grabbing hold recently with the approval of Provenge and recent large trials with melanoma and lymphoma, so that the clinical efficacy of vaccines is becoming more and more of a reality. We think that for brain cancers this will represent the biggest impact in being able to affect the patient’s outcome, and so clearly there’s commercial aspects of an efficacious agent, but what I think we as investigators in this field would be most proud of is the ability to impact the patient’s outcome with a low degree of morbidity, unlike the poisons that we normally give patients right now with radiation, chemotherapy. This is really a therapy that capitalizes on the patient’s own immune system and ability to mount their own immune response against a cancer, so by doing that I think we’ll make a paradigm shift in how brain cancer is treated and hopefully make a dramatic impact on patients’ lives and their families’ lives.

JE: And as this would become a mainstream therapy and subsequently this would represent a revenue streams, would this be done via licensing of this therapy by other firms?

Dr Yu: Well, I would defer to the future in how we develop this therapy so I wouldn’t hazard a guess on how we’ll strategically develop this, but certainly that’s one of several possibilities.

JE: Are you looking for any of the pharmaceutical companies to joint venture with this or invest in ICT107?

Dr Yu: Not necessarily, but certainly from a business standpoint I’m sure we would entertain any offers, but we’re really focused right now in developing this therapy and really rolling out this clinical trial which appears to be successful so far.

JE: If these therapies are successful, and in particular this one, if we could move ahead, how will these therapies be prescribed? How will they be delivered and administered to a patient?

Dr Yu: Well, essentially in a very similar way that a patient would receive a prescription to receive this therapy. Clearly it’s more than receiving the prescription for antibiotics. I mean, it’s an involved therapy that they’ll have to go to a large medical center in order to get their blood cells out, and then to generate a vaccine at one of our vaccine centers, but it’s something I believe that patients will be very willing to do if we show a significant improvement in their outcome.

JE: So if you are diagnosed with let’s say GBM, the process is or will be that you would go to a center; you would have your stem cells extracted.

Dr Yu: Your white blood cells would be removed. Mainly monocytes removed. They would be sent to a cell therapy center where we would generate the vaccine. It would be mailed back within a week or two, and then the patients would start getting their vaccine doses.

JE: And how long right now, based on the first trial data, how long after you receive the vaccine can you tell that there’s progress?

Dr Yu: Well, I mean, no news is good news. If we see the vaccine and the patient has no progression then that’s good news. The bad news is if and when a patient has a recurrence of the tumor. So we follow quite closely every two months with MRIs, and then we follow any evidence of toxicity with blood tests and other exams.

JE: So stopping the advancement of the cancer once it’s diagnosed is essentially the proving ground.

Dr Yu: Yes. Exactly.

JE: So with IMUC’s therapies in development and there are several other companies that are working on various types of development, when is the day when this is common day treatment, when this is the standard of care?

Dr Yu: Well, you know, if and when we finish our phase three trial and we receive the BLA (Biologics License Application) or approval from the FDA is when we’ll be able to roll it out to all patients.

JE: On the business side, IMUC in terms of number of people is actually very small. Correct?

Dr Yu: Yes. In fact basically all of the officers (5) in addition to our CFO David Fractor.

JE: Is this one of the reasons why it’s so efficient to do this, that your investment and so, say, the burn rate is lower, and the efficiency that these trials are carried out in.

Dr Yu: Yes. Manish Singh (CEO) has been able to run this company as a bare bones company very, very efficiently with only the talent that we need, but the talent that we have is really second to none in terms of meeting all the requirements to execute a very efficient trial.

JE: What kind of funding does it take to bring a therapy – to get through phase two, phase three, where you have a sustainable inflection point?

Dr Yu: Well, the funding that we would need to finish a phase two trial is somewhere on the order of ten million or so.

JE: Okay. So we’re in phase two with ICT107, is there anything that you see that could be extremely problematic coming up with the development of this particular therapy?

Dr Yu: Well, I think we’ve overcome all the technical hurdles that we can imagine. We’ve shown that we can do it efficiently. We’ve shown that we’ve done it cost effectively, that we’ve overcome the technical barriers to generate a viable clinical product. So, I don’t really see any barriers to developing this therapy. I think the main hurdle that we have to overcome is to show its efficacy, which is exactly what we’re doing.

JE: In our pre discussion, we were speaking of the human side of the disease (GBM).

Dr Yu: Yes, to add one more point to humanize this disease. The reason that I was really drawn towards a career in the treatment and research of brain cancer is that, unlike other cancers where the cancer can be separated from yourself, really the brain cancer has the ability to take over all of that which makes us human, and that’s from our intellect to our ability to have emotions, to speak and to move. So it’s a cancer that not only takes our ability to be conscious of our own cancer, but it also takes away our ability to be conscious of ourselves. Really it’s a very debilitating and devastating disorder that really hits at the heart of our humanness, and the patients that have this disease are beyond brave in being able to fight off this disease as it eats away at their humanity, and so whatever impact that we can make as an investigator, as a company, and as fellow human beings to really make an impact in this disease will all be a life well spent.

JE: That’s very clear. When you read some of the impacts that the therapies developed so far have had, it’s very moving. To even extend someone’s life by several months seems to be a heroic feat.

Dr Yu: Yes, and when you’re looking at 14 months of survival ahead of you, I tell you, even two or three months makes a big difference. That can be a whole lifetime in somebody’s life, and so, I certainly don’t downgrade any improvement in survival by any type of medication, but certainly we’d like to make a more significant impact than what’s been made in the past.

JE: Well, it seems as though if this is successful, that because of the less amount of toxins being injected into the body – in this case the brain as well – the quality of life once you undergo treatment is going to be much more improved as well.

Dr Yu: Absolutely, and that’s really the beauty of this therapy is that it uses your own drug, your own cells. You’re just helping yourself fight off your own cancer. You’re not adding any poisons or any kinds of toxins to your body. You’re just helping the body fight off the cancer, so that’s really a big paradigm shift in cancer therapy which I think will be attractive to more physicians and patients in the future.

Disclosure: I have no positions in any stocks mentioned, and no plans to initiate any positions within the next 72 hours.

ImmunoCellular Therapeutics, Ltd.

(a Development Stage Company)

Report of Independent Registered Public Accounting Firm

To the Audit Committee of the

Board of Directors and Shareholders of ImmunoCellular Therapeutics, Ltd.

We have audited the accompanying balance sheet of ImmunoCellular Therapeutics, Ltd. (a development stage company) (the “Company”) as of December 31, 2010, and the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year then ended, and for the period from February 25, 2004 (inception) to December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying financial statements of the Company for the period from February 25, 2004 (inception) to December 31, 2009 were not audited by us. Those statements were audited by other auditors whose report, dated March 29, 2010 expressed an unqualified opinion on those statements and included an explanatory paragraph regarding the Company s ability to continue as a going concern. The financial statements for the period from February 25, 2004 (inception) to December 31, 2009 reflect a net loss of $14,711,146. Our opinion, insofar as it relates to the amounts included for such prior periods as indicated in the accompanying financial statements for such periods from February 25, 2004 (inception) through December 31, 2009, is based solely on the report of such other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of ImmunoCellular Therapeutics, Ltd. (a development stage company) as of December 31, 2010 and the results of its operations and its cash flows for the year then ended and for the period from February 25, 2004 (inception) to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Los Angeles, California

March 31, 2011

Report of Independent Registered Public Accounting Firm

To the Audit Committee of the

Board of Directors and Stockholders of ImmunoCellular Therapeutics, Ltd.

We have audited the accompanying balance sheet of ImmunoCellular Therapeutics, Ltd. (a development stage company) (the “Company”) as of December 31, 2009, and the related statements of operations, shareholders’ equity (deficit) and cash flows for the years ended December 31, 2009 and 2008, and for the period from February 25, 2004 (inception) to December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ImmunoCellular Therapeutics, Ltd. (a development stage company) as of December 31, 2009, and the results of its operations and its cash flows for the years ended December 31, 2009, and for the period from February 25, 2004 (inception) to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Stonefield Josephson, Inc.

Los Angeles, California

March 31, 2010

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Balance Sheets

	December 31, 2009	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$331,353	$5,319,776
Short-term investments	1,075,903	—
Other assets	21,903	24,033

Total current assets	1,429,159	5,343,809
Fixed assets, net	5,428	12,367
Deferred financing costs	30,282	—
Other assets	7,847	8,974

Total assets	$1,472,716	$5,365,150

Liability and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$225,601	$171,065
Accrued liabilities	150,120	276,384

Total current liabilities	375,721	447,449

Warrant liabilities	—	2,581,871

Commitments and contingencies (note 5)	—	—

Shareholders’ equity:
Preferred stock $0.0001 par value, 1,000,000 shares authorized; 0 shares outstanding as of December 31, 2009 and December 31, 2010	—	—
Common stock, $0.0001 par value; 74,000,000 shares authorized; 14,867,842 shares and 22,213,602 shares issued and outstanding as of December 31, 2009 and December 31, 2010, respectively	1,487	2,221
Additional paid in capital	15,859,322	25,341,679
Promissory note	(52,668)	(54,282)
Deficit accumulated during the development stage	(14,711,146)	(22,953,788)

Total shareholders’ equity	1,096,995	2,335,830

Total liabilities and shareholders’ equity	$1,472,716	$5,365,150

The accompanying notes are an integral part of these financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Statements of Operations

	For the Year Ended December 31, 2008	For the Year Ended December 31, 2009	For the Year Ended December 31, 2010	February 25, 2004 (Inception) to December 31, 2010
Revenues	$—	$300,000	$—	$300,000
Expenses:
Research and development	1,296,772	962,526	2,292,630	5,560,267
Merger costs	—	—	—	73,977
Stock-based compensation	513,357	308,303	807,853	7,029,872
General and administrative	1,366,146	1,677,421	2,035,526	6,544,723

Total expenses	3,176,275	2,948,250	5,136,009	19,208,839

Loss before other income and income taxes	(3,176,275)	(2,648,250)	(5,136,009)	(18,908,839)

Other income:
Interest income	116,545	22,045	4,105	334,789
Change in fair value of warrant liability	—	—	(1,018,238)	(2,287,238)

	(3,059,730)	(2,626,205)	(6,150,142)	(20,861,288)

Income taxes	—	—	—	—

Net loss	(3,059,730)	(2,626,205)	(6,150,142)	(20,861,288)
Deemed dividend on redemption of preferred stock	—	—	2,092,500	2,092,500

Net loss attributable to common stock	$(3,059,730)	$(2,626,205)	$(8,242,642)	$(22,953,788)

Weighted average number of common shares:
Basic and diluted	12,540,301	13,719,991	19,188,541	11,295,755

Earnings (loss) per common share:
Basic and diluted	$(0.24)	$(0.19)	$(0.43)	$(2.03)

The accompanying notes are an integral part of these financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Statements of Shareholders’ Equity (Deficit)

	Preferred Stock		Common Stock		Additional Paid-In Capital	Promissory Note	Deficit Accumulated During the Development Stage	Total
	Shares	Amount	Shares	Amount
Initial capitalization at $0.00002 per share	—	$—	6,256,500	$10	$87	$—	$—	$97

Common stock issued for cash during 2004 at $0.00078 per share	—	—	193,500	15	135	—	—	150
Net loss	—	—	—	—	—	—	(11,741)	(11,741)

Balance at December 31, 2004	—	—	6,450,000	25	222	—	(11,741)	(11,494)

Common stock issued for cash during 2005 at $0.19 per share	—	—	387,000	659	74,341	—	—	75,000
Common stock issued for cash during 2005 at $0.32 per share	—	—	154,800	16	49,984	—	—	50,000
Common stock issued for research and development during 2005 at $0.99 per share	—	—	154,800	15	152,745	—	—	152,760
Net loss	—	—	—	—	—	—	(246,004)	(246,004)

Balance at December 31, 2005	—	—	7,146,600	715	277,292	—	(257,745)	20,262

Common stock issued for services during 2006 at $0.50 per share	—	—	73,093	7	36,539	—	—	36,546
Common stock issued for cash during 2006 in private placements at $1.00 per share, net of redemptions	—	—	1,510,000	151	549,249	—	—	549,400
Common stock issued for research and development during 2006 at $1.00 per share	—	—	694,000	69	693,931	—	—	694,000
Shares issued in connection with reverse merger	—	—	825,124	83	(83)	—	—	—
Shares cancelled in connection with the sale of Optical Molecular Imaging, Inc.	—	—	(2,059,100)	(206)	(64,794)	—	—	(65,000)
Exercise of stock options	—	—	10,062	1	3,521	—	—	3,522
Stock based compensation (options)	—	—	—	—	4,103,645	—	—	4,103,645
Net loss	—	—	—	—	—	—	(5,152,713)	(5,152,713)

Balance at December 31, 2006	—	—	8,199,779	820	5,599,300	—	(5,410,458)	189,662

Common stock issued for cash during 2007 in private placements at $1.50 per share	—	—	3,531,603	353	4,892,133	—	—	4,892,486
Exercise of stock options	—	—	51,111	5	(5)	—	—	—
Reclassification of warrant derivative liability	—	—	—	—	2,233,600	—	—	2,233,600
Stock based compensation (options)	—	—	—	—	1,296,714	—	—	1,296,714
Net loss	—	—	—	—	—	—	(3,614,753)	(3,614,753)

Balance at December 31, 2007	—	—	11,782,493	1,178	14,021,742	—	(9,025,211)	4,997,709

Common stock issued for research and development during 2008 at $0.53 per share	—	—	800,000	80	423,920	—	—	424,000
Common stock issued for research and development during 2008 at $0.65 per share	—	—	100,000	10	64,990	—	—	65,000
Stock based compensation (options)	—	—	—	—	513,357	—	—	513,357
Net loss	—	—	—	—	—	—	(3,059,730)	(3,059,730)

Balance at December 31, 2008	—	—	12,682,493	1,268	15,024,009	—	(12,084,941)	2,940,336

	Preferred Stock		Common Stock		Additional Paid-In Capital	Promissory Note	Deficit Accumulated During the Development Stage	Total
	Shares	Amount	Shares	Amount
Exercise of warrants	—	—	1,970,992	1,97	462,551	—	—	462,748
Exercise of stock options	—	—	214,357	22	64,460	(52,668)	—	11,814
Stock based compensation (options)	—	—	—	—	308,302	—	—	308,302
Net loss	—	—	—	—	—	—	(2,626,205)	(2,626,205)

Balance at December 31, 2009	—	—	14,867,842	1,487	15,859,322	(52,668)	(14,711,146)	1,096,995

Common stock and warrants issued for cash during 2010 at $1.00 per share, net of offering costs	—	—	4,230,910	423	3,248,315	—	—	3,248,738
Preferred stock and warrants issued for cash during 2010 at $10,000 per share, net of offering costs	400	—	—	—	—	—	—	—
Exercise of warrants in exchange for promissory note	—	—	2,700,000	270	5,399,730	(5,400,000)	—	—
Redemption of preferred stock for repayment of promissory note	(400)	—	—	—	—	5,400,000	(2,092,500)	3,307,500
Exercise of stock options	—	—	50,000	5	26,495	—	—	26,500
Cashless exercise of stock options	—	—	297,156	30	(30)	—	—	—
Common stock issued for services during 2010 at $0.90 per share	—	—	60,000	6	53,994	—	—	54,000
Common stock issued for services during 2010 at $1.06 per share	—	—	7,694	—	8,156	—	—	8,156
Stock based compensation	—	—	—	—	745,697	—	—	745,697
Interest on promissory note	—	—	—	—	—	(1,614)	—	(1,614)
Net loss	—	—	—	—	—	—	(6,150,142)	(6,150,142)

Balance at December 31, 2010	—	$—	22,213,602	$2,221	$25,341,679	$(54,282)	$(22,953,788)	$2,335,830

The accompanying notes are an integral part of these financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Statements of Cash Flows

	For the Year Ended December 31, 2008	For the Year Ended December 31, 2009	For the Year Ended December 31, 2010	February 25, 2004 (Inception) to December 31, 2010
Cash flows from operating activities:
Net loss	$(3,059,730)	$(2,626,205)	$(6,150,142)	$(20,861,288)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,075	3,397	3,633	9,105
Interest accrued on promissory note	—	—	(1,264)	(1,264)
Change in fair value of warrant liability	—	—	1,018,238	2,287,238
Stock based compensation	513,357	308,303	745,697	6,967,716
Common stock issued for services	—	—	62,156	98,703
Common stock issued for research and development	489,000	—	—	1,335,760
Changes in assets and liabilities:
Other assets	(5,440)	(24,951)	(3,256)	(63,288)
Accounts payable	102,753	92,652	(54,886)	170,715
Accrued liabilities	12,538	95,023	126,264	276,384

Net cash used in operating activities:	(1,945,447)	(2,151,781)	(4,253,560)	(9,780,219)

Cash flows from investing activities:
Sale (purchase) of short-term investments, net	(3,000,000)	1,924,097	1,075,903	—
Purchase of property and equipment	(10,087)	(813)	(10,572)	(61,472)
Cash paid for sale of OMI	—	—	—	(25,000)

Net cash provided by (used in) investing activities:	(3,010,087)	1,923,284	1,065,331	(86,472)

Cash flows from financing activities:
Exercise of stock options	—	11,812	26,500	41,834
Exercise of warrant	—	462,748	—	462,748
Proceeds from issuance of common stock under private placement, net of offering costs	—	—	4,370,994	10,777,480
Proceeds from issuance of preferred stock under private placement, net of offering costs	—	—	3,779,158	3,779,158
Proceeds from issuance of common stock	—	—	—	125,247

Net cash provided by financing activities	—	474,560	8,176,652	15,186,467

Increase in cash and cash equivalents	(4,955,534)	246,063	4,988,423	5,319,776
Cash and cash equivalents at beginning of period	5,040,824	85,290	331,353	—

Cash and cash equivalents at end of period	$85,290	$331,353	$5,319,776	$5,319,776

Supplemental cash flows disclosures:
Interest expense paid	$—	$—	$—	$—

Income taxes paid	$—	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Financial Statements

1. Nature of Organization and Development Stage Operations

ImmunoCellular Therapeutics, Ltd. (the Company) is a development stage company that is seeking to develop and commercialize new therapeutics to fight cancer using the immune system.

In February 2008, the Company entered into an Agreement with Molecular Discoveries LLC (“Molecular Discoveries”), covering the Company’s acquisition of certain monoclonal antibody related technology owned by Molecular Discoveries and completed the acquisition of the technology on that date. The Molecular Discoveries agreement also was acknowledged and agreed to by Dr. Cohava Gelber, an inventor of the technology acquired by the Company under this agreement and an equity owner of Molecular Discoveries.

The technology acquired under the Molecular Discoveries agreement and now owned by the Company consists of (i) a platform technology referred to by Molecular Discoveries as DIAAD for the potentially rapid discovery of monoclonal antibodies to detect and treat cancer and other chronic diseases and (ii) certain monoclonal antibody candidates for the potential detection and treatment of multiple myeloma, small cell lung, pancreatic and ovarian cancers. The monoclonal antibodies are covered by issued patents and pending patent applications in the fields of multiple myeloma, small cell lung and ovarian cancers.

As provided in the Molecular Discoveries agreement, the consideration for the intellectual property and related assets comprising the technology acquired by the Company consisted of (i) the issuance of 800,000 shares of the Company’s common stock to Molecular Discoveries and (ii) the reimbursement by the Company to Molecular Discoveries or its managing member of $250,000 of previously incurred patent expenses. Molecular Discoveries has agreed that it will not publicly resell more than 100,000 shares in any 90-day period.

Since the Company’s inception on February 25, 2004, the Company has been primarily engaged in the acquisition of certain intellectual property, together with development of its product candidates and the recent clinical testing activities for one of its vaccine product candidates, and has not generated any recurring revenues. As a result, the Company has incurred operating losses and, as of December 31, 2010, the Company had an accumulated deficit of $22,953,788. The Company expects to incur significant research, development and administrative expenses before any of its products can be launched and recurring revenues generated.

2. Summary of Significant Accounting Policies

Development Stage Enterprise – We are a development stage enterprise as defined by Financial Accounting Standard Board’s Topic 915, “Accounting and Reporting by Development Stage Enterprises.” We are devoting substantially all our present efforts to research and development. All losses accumulated since inception are considered part of our development stage activities.

Liquidity – As of December 31, 2010, we had working capital of $4,896,360, compared to working capital of $1,053,438 as of December 31, 2009. The estimated cost of completing the development of either of our current vaccine product candidates and of obtaining all required regulatory approvals to market either of those product candidates is substantially greater than the amount of funds we currently have available. However, we believe that our existing cash balances, together with the $8 million in proceeds, before offering costs, from our February 2011 private placement and potential proceeds under our preferred stock purchase arrangement with Socius Capital Group, LLC, will be sufficient to fund our currently planned level of operations through at least the third quarter of 2012, although there is no assurance that such proceeds will be sufficient for this purpose.

Cash and cash equivalents – The Company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents. As of December 31, 2009 and December 31, 2010, the Company had $0 and $4,500,000, respectively, of certificates of deposit with an original maturity of 90 days or less. These securities were fully covered by FDIC insurance.

Short-Term Investments – As of December 31, 2009 and December 31, 2010, the Company had $1,075,903 and $0, respectively, of certificates of deposit which mature within an original maturity of six months. These securities were fully covered by FDIC insurance. They are classified as held-to-maturity and under ASC Topic 320, “Investments in Debt Securities,” are measured at cost since the Company has the intent and ability to hold these securities to maturity.

Property and Equipment – Property and equipment are stated at cost and depreciated using the straight-line methods based on the estimated useful lives (generally three to five years) of the related assets. Computer and computer equipment are depreciated over 3 years. Management continuously monitors and evaluates the realizability of recorded long-lived assets to determine whether their carrying values have been impaired. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the nondiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Any impairment loss is measured by comparing the fair value of the asset to its carrying amount. Repairs and maintenance costs are expensed as incurred.

Research and Development Costs – Research and development expenses consist of costs incurred for direct research and development and are expensed as incurred. On November 10, 2010, the Company received a grant under the Patent Protection and Affordable Care Act of 2010. The grant, which totaled $244,479, will be used to fund ongoing projects, including the continued development of ICT-107 and was recorded as an offset to research and development costs for fiscal year end December 31, 2010.

Stock Based Compensation – Stock-based compensation expense is estimated as of the grant date based on the fair value of the award. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options and quoted market prices of our common stock to estimate fair value of restricted stock. The expected term is estimated using the simplified method, as defined in Staff Accounting Bulletin No. 107. The risk free interest rate for each grant is equal to the U.S. Treasury rate in effect at the time of grant for instruments with an expected life similar to the expected option term. Because of our limited trading history as a public company, the stock volatility assumption is based on an analysis of our historical volatility and the volatility of the common stock of comparable companies in the medical industry and on the historical volatility of our stock. The dividend yield of zero is based upon the fact that we have not historically granted cash dividends, and do not expect to issue dividends in the foreseeable future.

The Company recognizes stock-based compensation expense over the requisite service period, which generally equals the vesting period. For awards that vest based on employment, the Company recognizes the associated compensation expense on a straight-line basis. For performance based awards, the Company recognizes expense using the graded vesting methodology based on the number of shares expected to vest. Compensation expense associated with these performance based awards is adjusted quarterly to reflect subsequent changes in the estimated outcome of performance-related conditions until the date the results are determined.

Fair value was estimated at the date of grant using the Black-Scholes pricing model, with the following weighted average assumptions:

	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Risk-free interest rate	2.65%	1.40%	1.24%
Expected dividend yield	None	None	None
Expected term	3.9 years	3.8 years	3.7 years
Expected volatility	100.0%	118.0%	102.0%

The weighted-average grant-date fair value of options granted during the years ended December 31, 2008, 2009 and 2010 was $0.35, $0.32 and $0.62, respectively.

The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield currently available in U.S. Treasury securities at maturity with an equivalent term. The Company has not declared or paid any dividends and does not currently expect to do so in the future. The expected term of options represents the period that our stock-based awards are expected to be outstanding and was determined based on projected holding periods for the remaining unexercised shares. Consideration was given to the contractual terms of our stock-based awards, vesting schedules and expectations of future employee behavior. Expected volatility is based on market prices of traded options for comparable entities within our industry and on the historical volatility of our stock.

The Company’s stock price volatility and option lives involve management’s best estimates, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option.

When options are exercised, our policy is to issue previously unissued shares of common stock to satisfy share option exercises. As of December 31, 2010, the Company had 51.8 million shares of authorized but unissued common stock.

No tax benefits were attributed to the stock-based compensation expense because a valuation allowance was maintained for substantially all net deferred tax assets.

Income Taxes – The Company accounts for federal and state income taxes in accordance with ASC Topic 740, “Accounting for Income Taxes”. Under the liability method, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates. The Company’s provision for income taxes represents the amount of taxes currently payable, if any, plus the change in the amount of net deferred tax assets or liabilities. A valuation allowance is provided against net deferred tax assets if recoverability is uncertain on a more likely than not basis. FASB ASC 740, Income Taxes, (“ASC 740”), clarifies the accounting for uncertainty in income tax positions (“tax positions”). The provisions of ASC 740 require the Company to recognize in its financial statements the impact of a tax position if the position will more likely than not be sustained upon examination by a taxing authority, based on the technical merits of the position. The Company periodically analyzes its tax positions taken and expected to be taken and has determined that since inception there has been no need to record a liability for uncertain tax positions. The Company recognizes interest and penalties for uncertain tax positions in income tax expense. There was no accrued interest or penalties related to uncertain tax positions as of December 31, 2008, 2009 or 2010. The Company is neither under examination by any taxing authority, nor has it been notified of an impending examination. Due to the Company’s recognition of losses since inception, all of the Company’s reporting periods are effectively open to examination by the applicable taxing authorities.

Fair Value Measurements – The Company measures the fair value of financial assets and liabilities recorded at fair value based on the guidance of ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 - quoted prices in active markets for identical assets or liabilities

Level 2 - quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 - inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Warrant liabilities represent the only financial assets or liabilities recorded at fair value by the Company. The fair value of warrant liabilities are determined based on Level 3 inputs.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions about the future outcome of current transactions which may affect the reporting and disclosure of these transactions. Accordingly, actual results could differ from those estimates used in the preparation of these financial statements.

Basic and Diluted Loss per Common Share – Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. Common share equivalents (which consist of options and warrants) are excluded from the computation of diluted loss per share since the effect would be antidilutive. Common share equivalents which could potentially dilute basic earnings per share in the future, and which were excluded from the computation of diluted loss per share, totaled 16,113,917 shares, 10,555,927 shares and 12,358,018 shares at December 31, 2008, December 31, 2009 and December 31, 2010, respectively.

Recently Issued Accounting Standards – Effective January 1, 2010, the Company adopted an accounting standard update regarding fair value measurements. As codified under ASC 820, this update requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and a higher level of disaggregation for the different types of financial instruments. For the reconciliation of Level 3 fair value measurements, information about purchases, sales, issuances and settlements should be presented separately. Because this update addresses disclosure requirements, the adoption of this update did not impact our financial position, results of operations or cash flows.

Reclassifications – Certain prior year items have been reclassified to conform to current year presentation.

3. Property and Equipment

As of December 31, 2009 and December 31, 2010, $10,900 and $21,472 of equipment had been purchased, respectively. Depreciation expense was $2,075, $3,397 and $3,633 for the years ended December 31, 2008, December 31, 2009 and December 31, 2010, respectively. Depreciation expense was $9,105 for the period from February 25, 2004 (date of inception) to December 31, 2010.

4. Related-Party Transactions

Cedars-Sinai Medical Center License Agreement

In November 2006, the Company entered into a license agreement with Cedars-Sinai Medical Center (“Cedars-Sinai”) under which the Company acquired an exclusive, worldwide license to its technology for use as cellular therapies, including cancer stem cell and dendritic cell-based vaccines for neurological disorders that include brain tumors and neurodegenerative disorders and other cancers. This technology is covered by a number of pending U.S. and foreign patent applications, and the term of the license will be until the last to expire of any patents that are issued covering this technology.

As an upfront licensing fee, the Company issued Cedars-Sinai 694,000 shares of its common stock and paid Cedars-Sinai $62,000. Additional specified milestone payments will be required to be paid to Cedars-Sinai when the Company initiates patient enrollment in its first Phase III clinical trial and when it receives FDA marketing approval for its first product.

The Company has agreed to pay Cedars-Sinai specified percentages of all of its sublicensing income and gross revenues from sales of products based on the licensed technology, subject to a reduction if it must make any payments to any third party whose proprietary rights would be infringed by sale of the products. To maintain its rights to the licensed technology, the Company must meet certain development and funding milestones. These milestones include, among others, commencing a Phase I clinical trial for a product candidate by March 31, 2007 and raising at least $5,000,000 in funding from equity or other sources by December 31, 2008. The Company satisfied the foregoing funding requirement in 2007 and commenced a Phase I clinical trial in May 2007, which was within the applicable cure period for the milestone requirement. Through December 31, 2009, the Company has paid Cedars-Sinai a total of $166,660 in connection with the Phase I clinical trial. The Company also was required to commence a Phase II clinical trial for a product candidate by December 31, 2008 and a waiver of this requirement was obtained from Cedars-Sinai (see Second Amendment below).

On June 16, 2008, the Company entered into a First Amendment to Exclusive License Agreement (the “Amendment”) with Cedars-Sinai. The Amendment amended the License Agreement to include in the Company’s exclusive license from Cedars-Sinai under that agreement an epitope to CD133 and certain related intellectual property. This technology will be covered by a U.S. patent application that will be filed by the parties. Pursuant to the Amendment, the Company issued Cedars-Sinai 100,000 shares of the Company’s common stock as an additional license fee for the licensed CD133 epitope technology, which will be subject to the royalty and other terms of the License Agreement.

On July 22, 2009, the Company entered into a Second Amendment to Exclusive License Agreement (the “Second Amendment”) with Cedars-Sinai to become effective August 1, 2009. The Second Amendment amended the License Agreement to revise the milestones set forth in the License Agreement that the Company must achieve in order to maintain its license rights under that agreement. The revised milestones include the replacement of a milestone that required commencement of a Phase II clinical trial for the Company’s first product candidate by no later than December 31, 2008 with milestones that require commencement of a Phase I clinical trial for the Company’s second product candidate by no later than June 30, 2010 and commencement of a Phase II clinical trial for one of the Company’s product candidates by no later than March 31, 2012.

Effective March 23, 2010, the Company entered into a Third Amendment to the Exclusive License Agreement (the “Third Amendment”) with Cedars-Sinai. The Third Amendment amended the License Agreement to revise the milestones set forth in the License Agreement that the Company must achieve in order to maintain its license rights under that agreement. The revised milestones include the replacement of a milestone that required commencement of a Phase I clinical trial for the Company’s second product candidate by no later than June 30, 2010 and commencement of a Phase II clinical trial for one of the Company’s product candidates by no later than March 31, 2012 with a requirement that the Company by September 30, 2011 either commence a Phase II clinical trial for its dendritic cell vaccine candidate or a Phase I clinical trial for its cancer stem cell vaccine candidate. The amendment also added a requirement that the Company obtain certain defined forms of equity or other funding in the amount of at least $2,500,000 by December 31, 2010 and a total of at least $5,000,000 by September 30, 2011. These funding requirements were fully satisfied as of June 30, 2010.

On September 20, 2010, the Company entered into a sponsored research agreement with Cedars-Sinai to provide services to develop standard operating procedures for dendritic cell vaccine preparation over the next twelve months for $446,142.

5. Commitments and Contingencies

Operating Lease

Effective March 1, 2010, the Company renewed its lease through March 31, 2011 at a monthly rental rate of $2,779. In May 2010, the Company amended its lease to a monthly rental rate of $2,320 for three months and to a monthly rental rate of $2,894 for the remaining months through June 30, 2011. In August 2010, the Company amended its lease to a monthly rental rate of $3,140 for September 2010 and to a monthly rental rate of $3,493 for the remaining months through June 30, 2011.

Employment Agreement with Dr. Manish Singh

On March 4, 2010, the Company entered into an Employment Agreement, effective as of February 18, 2010, with Dr. Manish Singh pursuant to which Dr. Singh will continue to serve on a full-time basis as the Company’s President and Chief Executive Officer for a one-year term commencing February 18, 2010. The Company is required under the Employment Agreement to use its commercially reasonable efforts to have Dr. Singh continue to serve as a member of the Company’s Board of Directors during the term of the Employment Agreement. The Employment Agreement may be extended for an additional one-year period upon the mutual agreement of the Company and Dr. Singh.

The Employment Agreement provides for an annual base salary of $300,000. In addition, provided that Dr. Singh continues to serve as the Company’s President and Chief Executive Officer for the entire one-year term of the Employment Agreement, the Company will pay Dr. Singh a discretionary cash bonus of up to $50,000 upon completion of the one-year term.

The Employment Agreement dated as of February 18, 2009 between the Company and Dr. Singh (the “Prior Agreement”) provides that Dr. Singh is entitled to receive cash milestone bonuses, not to exceed an aggregate amount of $200,000, of (i) $50,000 upon the Company’s completion of a financing, a strategic alliance or a merger or acquisition generating at least $2,500,000 of net proceeds (after commissions) during the term of the Prior Agreement, (ii) $100,000 upon the Company’s completion of a financing, a strategic alliance or a merger or acquisition generating at least $5,000,000 of net proceeds (after commissions) during the term of the Prior Agreement, or (iii) $200,000 upon the Company’s completion of a financing, a strategic alliance or a merger or acquisition generating at least $10,000,000 of net proceeds (after commissions) during the term of the Prior Agreement. The Prior Agreement also provides that an option granted to Dr. Singh to purchase 200,000 shares of the Company’s common stock will vest if the Company’s working capital is at least $8,000,000 at the end of the term of the Prior Agreement.

The Employment Agreement amends the Prior Agreement to provide that the milestones described in the preceding paragraph may be satisfied by including the net proceeds received by the Company at any time prior to August 17, 2010 from (i) a financing by the Socius Capital Group or (ii) any private placement financing that is covered by a signed term sheet that was entered into by the Company prior to February 18, 2010 or from another source at the same or better terms as contemplated by such signed term sheet. Also, for purposes of determining whether the $8,000,000 working capital milestone in the preceding paragraph has been satisfied, the Employment Agreement provides that working capital will be calculated as of the date of the Company’s receipt of the proceeds that are being included to satisfy the milestone. This funding milestone was fully satisfied as of June 30, 2010.

Pursuant to the Employment Agreement, the Company granted to Dr. Singh a seven-year incentive stock option under the Company’s 2006 Equity Incentive Plan (the “Plan”), or a new qualified option plan, to purchase 600,000 shares of the Company’s common stock at an exercise price equal to $0.90 per share, which was the closing market price of the common stock on the option grant date. The option grant was subject to the approval by the Company’s stockholders of an increase in the authorized number of shares under the Plan and an increase in the number of shares that may be granted to any individual during a 12-month period, which approval was subsequently obtained. The option may be exercised during the period that Dr. Singh provides services to the Company and for 24 months after termination for any reason except termination for cause by the Company, provided that such exercise is within the seven-year term of the option.

The option granted to Dr. Singh under the Employment Agreement will vest (i) as to 360,000 shares, in 12 equal monthly installments of 30,000 shares each over the 12-month period from and immediately following the grant date, (ii) as to 30,000 shares, if the Company achieves during the term of the Employment Agreement a volume-weighted average trading price for its common stock of greater than $1.60 for any consecutive 15-day trading period during the term of the agreement on average daily trading volume of at least 20,000 shares, (iii) as to 90,000 shares, if the Company achieves during the term of the Employment Agreement a volume-weighted average trading price for its common stock of greater than $2.00 for any consecutive 15-day trading period during the term of the agreement on average daily trading volume of at least 20,000 shares, (iv) as to 30,000 shares, upon treating the first patient in a Phase II clinical trial, and (v) as to 90,000 shares, if during the term of the Employment Agreement the Company completes a financing, a strategic alliance or a licensing agreement with upfront licensing payments to the Company or a merger or acquisition that generates at least $5,000,000 of net proceeds (after commissions) for the Company beyond the $10,000,000 achieved by August 17, 2010, with any financing proceeds received by the Company during the first 6 months of the Employment Agreement that are used to satisfy milestones under the Prior Agreement not being included as proceeds to satisfy the milestones described in this paragraph.

In the event that the Company terminates the Employment Agreement without cause or does not extend the Employment Agreement upon its expiration for an additional one-year term, then (i) the Company upon such termination will be required to make a lump sum payment to Dr. Singh equal to 6 months of his base annual salary, (ii) any stock options granted to Dr. Singh, to the extent vested, will be retained by Dr. Singh and will be exercisable on the terms described above, and (iii) the vesting of an additional number of shares subject to all options granted to Dr. Singh equal to 50% of all shares subject to such options that have not already vested will immediately accelerate and will be exercisable on the terms described above. If Dr. Singh terminates his employment for “good reason” as defined in the Employment Agreement, he will receive the severance benefits described in the preceding sentence, except that 100% of his options will vest if his employment terminates for good reason following a merger or similar corporate transaction in which the Company is not the surviving entity.

Employment Agreement with Dr. James Bender

On March 4, 2010, the Company entered into an Employment Agreement, effective as of February 1, 2010, with Dr. James Bender pursuant to which Dr. Bender will serve on a full-time basis as the Company’s Vice President – Product Development and Manufacturing for a one-year term commencing February 18, 2010. Prior to February 1, 2010, Dr. Bender had been serving on a part-time basis as the Company’s Vice President – Clinical Development pursuant to an Agreement dated as of September 1, 2009, as amended on September 14, 2009 (the “Prior Agreement”).

The Employment Agreement provides for an annual base salary of $170,000. Pursuant to the Employment Agreement, the Company granted to Dr. Bender a seven-year incentive stock option under the Company’s Plan to purchase 150,000 shares of the Company’s common stock at an exercise price equal to $0.90 per share, which was the closing market price of the common stock on the option grant date. The option grant was subject to the approval by the Company’s stockholders of an increase in the authorized number of shares under the Plan, which approval was subsequently obtained.

The option granted to Dr. Bender under the Employment Agreement will vest at the rate of 6,250 shares per month over the term of the Employment Agreement as to 75,000 shares. The option will vest as to the remaining 75,000 shares upon the Company’s attainment of the following development milestones, and Dr. Bender will also be entitled to receive the following cash bonuses upon attainment of these milestones: (i) completion by September 30, 2010 of the technology transfer to a contract manufacturer for the Company’s ICT-107 product will result in a $10,000 cash bonus and the vesting of 25,000 option shares; (ii) completion by December 31, 2010 of FDA acceptance of a Phase II clinical trial plan for ICT-107 will result in a $10,000 cash bonus and the vesting of 25,000 option shares; and (iii) completion by December 31, 2010 of the enrollment of the first patient into the Phase II clinical trial for ICT-107 will result in a $10,000 bonus and the vesting of 25,000 option shares.

The Employment Agreement provides that all of the rights and obligations of the Company and Dr. Bender under the Prior Agreement (including Dr. Bender’s right to work for another organization) terminated as of January 31, 2010, except that Dr. Bender’s right under the Prior Agreement to receive cash bonuses and the vesting of options upon the Company’s achievement of specified development milestones will remain in effect.

The Employment Agreement provides that, except as described in the following sentence, if Dr. Bender’s employment terminates prior to the expiration of the one-year term, Dr. Bender will not have any right to receive further compensation under the Employment Agreement other than compensation that was accrued as of his employment termination date. If the Company terminates Dr. Bender’s employment without “cause” as defined in the Employment Agreement, 50% of any unvested options held by Dr. Bender as of the employment termination date will vest, and he will also have the right to receive any compensation that was accrued as of the employment termination date.

Agreement with Dr. John Yu

Effective March 1, 2010, the Company entered into an Agreement with Dr. Yu under which he agreed to serve on a part-time basis as the Company’s Chief Scientific Officer for a one-year term. The Agreement provides for an annual base salary of $70,000 and for cash bonuses of $15,000 each if prior to December 31, 2010 (i) the FDA has accepted a Phase II clinical trial plan for ICT-107, and (ii) a Physicians Investigator IND submission for one of the Company’s specified product candidates has been accepted by the FDA.

Pursuant to the Agreement, the Company granted to Dr. Yu a seven-year nonqualified stock option under the Company’s 2006 Equity Incentive Plan to purchase 125,000 shares of the Company’s common stock at an exercise price equal to $0.90 per share, which was the closing market price of the common stock on the option grant date. The option grant was subject to the approval by the Company’s stockholders of an increase in the authorized number of shares under the Plan, which approval was subsequently obtained. The option may be exercised during the period that Dr. Yu provides services to the Company and for 24 months after termination for any reason except termination for cause by the Company, provided that such exercise is within the seven-year term of the option.

The option granted to Dr. Yu under the Agreement will vest (i) as to 75,000 shares in four equal quarterly installments following the date of grant and (ii) as to the remaining 50,000 shares, 25,000 shares shall each vest upon timely satisfying the two milestones described above for the payment of cash bonuses to Dr. Yu.

Agreement with C. Kirk Peacock

Effective as of October 30, 2008, the Company renewed, under similar terms, the consulting agreement with C. Kirk Peacock under which Mr. Peacock agreed to serve as Chief Financial Officer for a one-year term, subject to earlier termination by the Company or Mr. Peacock on 30 days notice. Mr. Peacock will provide his services to the Company on a part-time basis. Under the agreement with Mr. Peacock, Mr. Peacock will be paid $8,000 per month and was granted an option to purchase 50,000 shares of common stock, which will vest monthly over a one-year period, and exercisable within its term during the period Mr. Peacock provides services to the Company and for 24 months after the grantee ceases providing services for any reason other than termination by the Company for cause. Effective May 2009, the consulting agreement dated October 30, 2008 with C. Kirk Peacock was amended to reduce the amount to be paid to $6,000 per month. No other terms of the agreement were changed.

Effective October 30, 2009, the Company renewed the Consulting Agreement with Mr. Peacock under which he will continue to serve on a part-time basis as the Company’s Chief Financial Officer for a one-year term. Under this agreement, Mr. Peacock receives a monthly salary of $6,000 and was granted a seven-year non-qualified option to purchase 56,000 shares of the Company’s common stock at a price of $0.80 per share, with 50,000 shares covered by such option to vest in equal monthly installments over the one-year term of the agreement and with 50% of any those then unvested option shares to become vested if Mr. Peacock’s services are terminated by the Company without cause.

Provided that by October 29, 2010, all of the Company’s internal documentation and internal testing necessary to subsequently complete the Company’s Sarbanes-Oxley Section 404 audit has been finished, the Company will pay Mr. Peacock an additional $6,000 and a further 6,000 of his option shares will become vested. Due to the elimination of the Sarbanes-Oxley Section 404 audit requirement for smaller issuers, this milestone was not met.

Effective October 30, 2010, the Company renewed the Consulting Agreement with Mr. Peacock under which he will continue to serve on a part-time basis as the Company’s Chief Financial Officer for five months. Under this agreement, Mr. Peacock receives a monthly salary of $8,000 and was granted 19,231 shares of restricted common stock, with such shares to vest in equal monthly installments over the five-month term of the agreement and with 100% of any unearned compensation to become payable and any unvested option shares to become vested if Mr. Peacock’s services are terminated by the Company without cause.

Agreements for Financial Advisory Services

On October 1, 2010, the Company entered into an agreement with JFS Investments to provide certain financial advisory services to the Company on a non-exclusive basis (the “JFS Agreement”). The Company will issue an aggregate of up to 144,000 shares of the Company’s common stock as follows: 24,000 shares to JFS Investments and 12,000 shares to Samel, LLC upon the signing of the JFS Agreement and 108,000 shares to be issued at the rate of 8,000 shares to JFS Investments and 4,000 shares to Samel, LLC each month for months four through twelve following the signing of the JFS Agreement if the Agreement is in effect and has not been terminated by the Company as of that time. Pursuant to the JFS Agreement, the Company also granted three-year warrants to purchase 80,000 shares of the Company’s common stock at an exercise price of $1.00 per share to JFS Investments to vest as to 20,000 shares upon issuance and 6,667 shares on the first day of each of the fourth through the eleventh months and 6,664 shares in the twelfth month and 40,000 shares to Samel, LLC to vest as to 10,000 shares upon issuance and 3,333 shares on the first day of each of the fourth through the eleventh months and 3,336 shares in the twelfth month. Pursuant to the JFS Agreement, the Company also granted three-year warrants to purchase 80,000 shares of the Company’s common stock at an exercise price of $2.00 per share to JFS Investments to vest as to 20,000 shares upon issuance and 6,667 shares on the first day of each of the fourth through the eleventh months and 6,664 shares in the twelfth month and 40,000 shares to Samel, LLC to vest as to 10,000 shares upon issuance and 3,333 shares on the first day of each of the fourth through the eleventh months and 3,336 shares in the twelfth month. The vesting of each of the foregoing warrants will terminate in the event the JFS Agreement is terminated by the Company.

On October 1, 2010, the Company entered into an agreement with Garden State Securities Inc. (“GSS”) to provide certain financial advisory services to the Company on a non-exclusive basis (the “GSS Agreement”). The Company will issue an aggregate of up to 96,000 shares of the Company’s common stock as follows: 24,000 shares to GSS upon the signing of the GSS Agreement and 72,000 shares to be issued at the rate of 8,000 shares for months four through twelve following the signing of the GSS Agreement if the GSS Agreement is in effect and has not been terminated by the Company as of that time. Pursuant to the GSS Agreement, the Company also granted a three-year warrant to purchase 80,000 shares of the Company’s common stock at an exercise price of $1.00 per share to GSS to vest as to 20,000 shares upon issuance and 6,667 shares on the first day of each of the fourth through the eleventh months and 6,664 shares in the twelfth month. Pursuant to the GSS Agreement, the Company also granted a three-year warrant to purchase 80,000 shares of the Company’s common stock at an exercise price of $2.00 per share to vest as to 20,000 shares upon issuance and 6,667 shares on the first day of each of the fourth through the eleventh months and 6,664 shares in the twelfth month. The vesting of each of the foregoing warrants will terminate in the event the GSS Agreement is terminated by the Company.

Research and Development

In connection with the Cedars-Sinai Medical Center License Agreement, the Company has certain commitments as described in Note 4.

In August 2010, the Company entered into a master service agreement with Averion International Corporation, a clinical research contract organization (“Averion”), to provide us with services in connection with our planned Phase II clinical study for our dendritic cell-based cancer vaccine product candidate for the treatment of glioblastoma at an estimated total cost for such services during the course of the trial of approximately $3.5 million over the next three years.

6. Shareholders’ Equity

Common Stock

In March 2010, the Company raised $1,654,686 (after commissions and offering expenses) from the sale of 1,740,000 shares of common stock and warrants to purchase 696,000 shares of common stock at an exercise price of $1.15 per share, to various investors in a private placement. (See “Warrants and Warrant Liabilities” below.)

In May 2010, the Company raised $2,716,308 (after commissions and offering expenses) from the sale of 2,490,910 shares of common stock and warrants to purchase 1,245,455 shares of common stock at an exercise price of $1.50 per share, to various investors in a private placement. (See “Warrants and Warrant Liabilities” below)

Preferred Stock

On December 3, 2009, the Company entered into a Preferred Stock Purchase Agreement dated as of December 3, 2009 (the “Preferred Stock Agreement”) with Socius Capital Group, LLC, a Delaware limited liability company d/b/a Socius Life Sciences Capital Group, LLC (the “Investor”). Pursuant to the Preferred Stock Agreement, the Company will issue to the Investor up to $10,000,000 of the Company’s newly created Series A Preferred Stock (the “Preferred Stock”). The purchase price of the Preferred Stock is $10,000 per share. The shares of Preferred Stock that are issued to the Investor will bear a cumulative dividend of 10.0% per annum, payable in shares of Preferred Stock, will be redeemable under certain circumstances and will not be convertible into shares of the Company’s common stock. Subject to the terms and conditions of the Preferred Stock Agreement, the Company has the right to determine (1) the number of shares of Preferred Stock that it will require the Investor to purchase from the Company, up to a maximum purchase price of $10,000,000, (2) whether it will require the Investor to purchase Preferred Stock in one or more traunches, and (3) the timing of such required purchase or purchases of Preferred Stock.

The terms of the Preferred Stock are set forth in a Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock that the Company filed with the Delaware Secretary of State on December 3, 2009.

Pursuant to the Preferred Stock Agreement, the Company agreed to pay the Investor a commitment fee of $500,000 (the “Commitment Fee”), with $250,000 payable when the Company makes its first election to require the Investor to purchase shares of Preferred Stock and with the remaining $250,000 payable when the aggregate amount of Preferred Stock purchased by the Investor equals at least $5,000,000; provided, however, that the first $250,000 portion of the Commitment Fee will be due and payable on the six-month anniversary of the effective date of the registration statement described below even if no sales of Preferred Stock to the Investor have occurred by that date. The Company has the right to elect to pay each installment of the Commitment Fee in immediately available funds or by issuance of shares of common stock. In January 2010, the Company accrued $250,000 in commitment fees associated with the Preferred Stock Agreement.

Concurrently with its execution of the Preferred Stock Agreement, the Company issued to the Investor a warrant (the “Warrant”) to purchase shares of common stock with an aggregate exercise price of up to $13,500,000 depending upon the amount of Preferred Stock that is purchased by the Investor. Each time that the Company requires the Investor to purchase shares of Preferred Stock, a portion of the Warrant will become exercisable by the Investor over a five-year period for a number of shares of common stock equal to (1) the aggregate purchase price payable by the Investor for such shares of Preferred Stock multiplied by 135%, with such amount divided by (2) the per share Warrant exercise price. The initial exercise price under the Warrant is $1.04 per share of common stock. Thereafter, the exercise price for each portion of the Warrant that becomes exercisable upon the Company’s election to require the Investor to purchase Preferred Stock will equal the closing price of the common stock on the date that the Company delivers its election notice. The Investor is entitled to pay the

Warrant exercise price in immediately available funds, by delivery of a secured promissory note or, if a registration statement covering the resale of the common stock subject to the Warrant is not in effect, on a cashless basis.

Pursuant to the Preferred Stock Agreement, the Company agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the shares of common stock that are issuable to the Investor under the Warrant and in satisfaction of the Commitment Fee. The registration statement was deemed effective on January 22, 2010. The 1.2 million shares of common stock registered for the Commitment Fee are held in escrow by the Company.

On May 2, 2010, the Company issued and sold 400 shares of the Preferred Stock to Socius Capital Group, LLC pursuant to the terms of the Preferred Stock Agreement. The aggregate purchase price for the Preferred Stock was $4,000,000 (less $220,842 in Commitment Fees and offering expenses). Under the terms of the Preferred Stock Agreement, Socius remains obligated, from time to time until December 3, 2012, to purchase up to an additional 600 shares of Preferred Stock at a purchase price of $10,000 per share upon notice from the Company to Socius, and subject to the satisfaction of certain conditions, as set forth in the Preferred Stock Agreement.

In connection with the foregoing transaction, a portion of the warrants held by an affiliate of Socius became vested and exercisable covering 2,700,000 shares of the Company’s common stock for a five-year period at an exercise price of $2.00 per share under the terms of the Preferred Stock Agreement. In consideration of Socius agreeing to grant the Company certain waivers under the Preferred Stock Agreement, this affiliate also became entitled to purchase up to an additional 1,350,000 shares of the Company’s common stock at an exercise price of $2.50 per share. On May 2, 2010, the affiliate of Socius exercised a portion of its warrant for 1,675,000 shares and paid the $3,350,000 exercise price for these shares by delivering a four-year full recourse promissory note for this amount, as permitted by the Preferred Stock Agreement. The Company immediately thereafter redeemed approximately 248 shares of the Preferred Stock by offsetting the $3,350,000 redemption price for these shares against the $3,350,000 owed to the Company under the note. On December 2, 2010, the affiliate of Socius exercised the remaining portion of its warrant for 1,025,000 shares and paid the $2,050,000 exercise price for these shares by delivering a four-year full recourse promissory note for this amount, as permitted by the Preferred Stock Agreement. The Company immediately thereafter redeemed approximately 152 shares of the Preferred Stock by offsetting the $2,050,000 redemption price for these shares against the $2,050,000 owed to the Company under the note. (See “Warrants” and “Warrant Liabilities” below.)

Stock Options

In February 2005, the Company adopted an Equity Incentive Plan (“Plan”). Pursuant to the Plan, a committee appointed by the Board of Directors may grant, at its discretion, qualified or nonqualified stock options, stock appreciation rights and may grant or sell restricted stock to key individuals, including employees, nonemployee directors, consultants and advisors. Option prices for qualified incentive stock options (which may only be granted to employees) issued under the plan may not be less than 100% of the fair market value of the common stock on the date the option is granted (unless the option is granted to a person who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company; in which case the option price may not be less than 110% of the fair market value of the common stock on the date the option is granted). Option prices for nonqualified stock options issued under the Plan are at the discretion of the committee and may be equal to, greater or less than fair market value of the common stock on the date the option is granted. The options vest over periods determined by the Board of Directors and are exercisable no later than ten years from date of grant (unless they are qualified incentive stock options granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company, in which case the options are exercisable no later than five years from date of grant). As of December 31, 2010, the Company has reserved 6,000,000 shares of common stock for issuance under the Plan and options to purchase 3,761,421 common shares have been granted under the Plan that are currently outstanding.

The following is a summary of stock option grants issued outside the Plan:

In January 2007, the Company granted an option to purchase 1,500,000 shares of its common stock at an exercise price of $1.10 per share to the Chairman of the Company’s Scientific Advisory Board.

In November 2006, the Company granted an option to purchase 300,000 shares of its common stock at an exercise price of $1.00 per share to an affiliate of the Company’s then Chairman of the Board.

In November 2006, the Company granted an option to purchase 5,933,424 shares of its common stock at an exercise price of $1.00 per share to a Board member in connection with the Cedars-Sinai license acquisition.

The following table summarizes stock option activity for the Company during the twelve months ended December 31, 2010:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding December 31, 2007	8,645,084	$1.02
Granted	1,100,000	$0.77
Exercised	—	$—
Forfeited or expired	(43,750)	$0.86

Outstanding December 31, 2008	9,701,334	$0.99
Granted	1,494,822	$0.43
Exercised	(509,229)	$0.69
Forfeited or expired	(131,000)	$0.93

Outstanding December 31, 2009	10,555,927	$0.92
Granted	1,347,500	$0.91
Exercised	(455,332)	$0.39
Forfeited or expired	(353,250)	$1.04

Outstanding December 31, 2010	11,094,845	$0.94	5.6	$4,690,490

Vested or expected to vest at December 31, 2010	10,488,096	$0.94	5.9	$4,432,825

As of December 31, 2010, the total unrecognized compensation cost related to unvested stock options amounted to $448,481, which will be amortized over the weighted-average remaining requisite service period of less than one year.

Warrants

In connection with the March 2010 common stock private placement, the Company issued to the investors warrants to purchase 696,000 shares of the Company’s common stock at $1.15 per share. The warrants have a term of 26 months from the date of issuance. On December 31, 2010, warrants to purchase 696,000 shares of the Company’s common stock were outstanding related to this private placement. (See “Warrant Liabilities” below.)

In connection with the May 2010 common stock private placement, the Company issued to the investors warrants to purchase 1,245,455 shares of the Company’s common stock at $1.50 per share. The warrants have a term of 36 months from the date of issuance. On December 31, 2010, warrants to purchase 1,245,455 shares of the Company’s common stock were outstanding related to this private placement. (See “Warrant Liabilities” below.)

In connection with the May 2010 Preferred Stock sale, the Company issued warrants to purchase 2,700,000 shares of common stock at an exercise price of $2.00 held by an affiliate of Socius. The warrants have a term of five-year from the date of issuance. In consideration of Socius agreeing to grant the Company certain waivers under the Preferred Stock Purchase Agreement, this affiliate also became entitled to purchase up to an additional 1,350,000 shares of the Company’s common stock at an exercise price of $2.50 per share. In May 2010, the affiliate of Socius exercised a portion of its warrant for 1,675,000 shares and paid the $3,350,000 exercise price for these shares by delivering a four-year full recourse promissory note for this amount, as permitted by the Preferred Stock Purchase Agreement. The Company immediately thereafter redeemed approximately 248 shares of the Preferred Stock by offsetting the $3,350,000 redemption price for these shares against the $3,350,000 owed to the Company under the note. In December 2010, the affiliate of Socius exercised the remaining portion of its warrant for 1,025,000 shares and paid the $2,050,000 exercise price for these shares by delivering a four-year full recourse promissory note for this amount, as permitted by the Preferred Stock Purchase Agreement. The Company immediately thereafter redeemed approximately 152 shares of the Preferred Stock by offsetting the $2,050,000 redemption price for these shares against the $2,050,000 owed to the Company under the note. On December 31, 2010, no warrants to purchase of the Company’s common stock at $2.00 were outstanding and warrants to purchase 1,350,000 shares of the Company’s common stock at $2.50 were outstanding related to this private placement. (See “Warrant Liabilities” below.)

In connection with an investor relations agreement in December 2010, the Company issued a two-year warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.60.

In January 2009, the Company delivered notice to warrant holders in connection with the reduction from $2.50 to $0.25 per share of the exercise price of warrants to purchase a total of 6,112,583 shares of the Company’s common stock and in connection with the extension of the expiration date of warrants to purchase a total of 6,412,583 shares of the Company’s common stock from earlier dates in 2009 to June 30, 2009. The Company valued the warrant modification at $611,258, using the Black-Scholes pricing model and the following assumptions: contractual term of 0.45 years, an average risk-free interest rate of 0.29% a dividend yield of 0% and volatility of 118%. In the footnotes to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Company disclosed that it anticipated taking a non-cash charge of approximately $500,000 in the first quarter of 2009. In the first quarter 2009, the Company determined that the warrant modification should be treated as a dividend in-kind and not a non-cash charge, and since the Company was in a deficit position at the time of the modification, no dividend was recorded.

On June 30, 2009, the Company issued 1,970,992 shares of its common stock to 58 purchasers upon their exercise of warrants. The exercise price of 1,670,992 shares was $0.25 per share, and the exercise price of 300,000 shares was $0.15 per share. The Company received an aggregate purchase price of $462,748, and the Company did not pay any underwriting discounts or commissions in the transaction. As of December 31, 2009, the Company had no outstanding stock purchase warrants issued to investors.

Warrant Liabilities

In connection with the March 2010 common stock private placement, the Company issued to the investors warrants to purchase 696,000 shares of the Company’s common stock at $1.15 per share. Of the total proceeds from the March 2010 common stock private placement, $257,520 was allocated to the freestanding warrants associated with the units based upon the fair value of the warrants determined under the Black Scholes option pricing model. The warrants contain a provision whereby the warrant exercise price would be decreased in the event that certain future common stock issuances are made at a price less than $1.00.

Under ASC 815 “Derivatives and Hedging”, the March 2010 warrants do not qualify for equity treatment due to the potential variability of their exercise price, and therefore are recognized as a liability. The warrant liability will be adjusted to fair value each reporting period, and any changes in value will be recognized in the statement of operations. The warrants contain a provision whereby the warrant exercise price would be decreased in the event that certain future common stock issuances are made at a price less than $1.00. We have concluded that the value of the conversion feature does not materially differ from the valuation of such warrants using the Monte Carlo or lattice simulation models, and therefore the use of the Black-Scholes valuation model is considered a reasonable method to value the warrants. The assumptions used in the Black Scholes model for determining the initial fair value of the warrants were as follows: (i) dividend yield of 0%; (ii) expected volatility of 102%, (iii) risk-free interest rate of 1.00%, and (iv) contractual life of 26 months. For the year ended December 31, 2010, the Company recorded an other expense charge for the change in fair value of warrant liability of $215,760, with a carrying value of $473,280 at December 31, 2010.

In connection with the May 2010 common stock private placement, the Company issued to the investors warrants to purchase 1,245,455 shares of the Company’s common stock at $1.50 per share. Of the total proceeds from the May 2010 common stock private placement, $834,455 was allocated to the freestanding warrants associated with the units based upon the fair value of the warrants determined under the Black Scholes option pricing model. The warrants contain a provision whereby the warrant exercise price would be decreased in the event that certain future common stock issuances are made at a price less than $1.00.

Under ASC 815 “Derivatives and Hedging”, the May 2010 warrants do not qualify for equity treatment due to the potential variability of their exercise price, and therefore are recognized as a liability. The warrant liability will be adjusted to fair value each reporting period, and any changes in value will be recognized in the statement of operations. The warrants contain a provision whereby the warrant exercise price would be decreased in the event that certain future common stock issuances are made at a price less than $1.00. We have concluded that the value of the conversion feature does not materially differ from the valuation of such warrants using the Monte Carlo or lattice simulation models, and therefore the use of the Black-Scholes valuation model is considered a reasonable method to value the warrants. The assumptions used in the Black Scholes model for determining the initial fair value of the warrants were as follows: (i) dividend yield of 0%; (ii) expected volatility of 102%, (iii) risk-free interest rate of 1.375%, and (iv) contractual life of 36 months. For the year ended December 31, 2010, the Company recorded an other income charge for the change in fair value of warrant liability of $99,636 with a carrying value of $934,091 at December 31, 2010.

In connection with the May 2010 Preferred Stock sale, the Company vested warrants to purchase 2,700,000 shares of common stock at an exercise price of $2.00 held by an affiliate of Socius and issued warrants to purchase an additional 1,350,000 shares of the Company’s common stock at an exercise price of $2.50 per share. Of the total proceeds from the May 2010 preferred stock sale, $5,710,500 was allocated to the freestanding warrants associated with the units based upon the fair value of these warrants determined under the Black Scholes option pricing model. The excess of the value of the freestanding warrants over the net proceeds of $1,931,342 was charged to change in fair value of warrant liability in the statement of operations. The warrants contain a provision whereby the warrant may be settled for cash in connection with a change of control with a private company. In May 2010, the affiliate of Socius exercised a portion of its warrant for 1,675,000 shares, which reduced warrant liabilities by $2,395,250. In December 2010, the affiliate of Socius exercised a portion of its warrant for 1,025,000 shares, which reduced warrant liabilities by $912,250.

Under ASC 815 “Derivatives and Hedging”, the May 2010 Preferred Stock warrants do not qualify for equity treatment, and are recognized as a liability. The warrant liability will be adjusted to fair value each reporting period, and any changes in value will be recognized in the statement of operations. The warrants contain a provision whereby the warrant may be settled for cash in connection with a change of control with a private company. Since settlement feature included in the warrant agreement is calculated using the Black-Scholes valuation model, the Company uses the Black-Scholes valuation model to value the warrants. The assumptions used in the Black Scholes model for determining the initial fair value of the warrants were as follows: (i) dividend yield of 0%; (ii) expected volatility of 102%, (iii) risk-free interest rate of 2.50%, and (iv) contractual life of 60 months. For the year ended December 31, 2010, the Company recorded an other income charge for the change in fair value of warrant liability of $1,228,500, with a carrying value of $1,174,500 at December 31, 2010.

The following is a reconciliation of the beginning and ending balances for warrant liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period ended December 31, 2010:

Warrant Liabilities
Balance – January 1, 2010	$—
Issuance of warrants	6,907,609
Exercise of warrants	(3,307,500)
(Gain) or Loss included in earnings	(1,018,238)
Transfers in and/or out of Level 3	—

Balance – December 31, 2010	$2,581,871

Promissory Note

In October 2009, the Company’s former President exercised stock options for 150,479 shares of common stock and as provided under the stock option agreement provided the Company with a full recourse five-year promissory note bearing interest of 2.59% per annum. The promissory note is secured by a pledge of shares being acquired with all proceeds of any sale to be applied first to retire in full the promissory note. The Company recorded the promissory note as an offset against shareholders’ equity. For the year ended December 31, 2010, the Company recorded interest income of $1,614.

7. Income Taxes

Deferred taxes represent the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. Temporary differences result primarily from the recording of tax benefits of net operating loss carry forwards and start-up costs that will be amortized for tax purposes once the Company begins doing business as defined by the Internal Revenue Code.

As of December 31, 2010, the Company has an insufficient history to support the likelihood of ultimate realization of the benefit associated with the deferred tax asset. Accordingly, a valuation allowance has been established for the full amount of the net deferred tax asset.

The Company’s effective income tax rate differs from the amount computed by applying the federal statutory income tax rate to loss before income taxes as follows:

	2008	2009	2010
Income tax benefit at the federal statutory rate	(34%)	(34%)	(34%)
State income tax benefit, net of federal tax benefit	(6%)	(6%)	(6%)
Change in fair value of warrant liability	—	—	(7%)
Change in valuation allowance for deferred tax assets	40%	40%	47%

Total	—	—	—

Deferred taxes consisted of the following:

	December 31, 2009	December 31, 2010
Net operating loss carryforwards	$2,888,051	$4,617,671
Stock-based compensation	2,488,808	2,811,949
Less valuation allowance	(5,376,859)	(7,429,620)

Net deferred tax asset	$—	$—

At December 31, 2009 and December 31, 2010, the Company had approximately $7,220,127 and $11,544,178, respectively, of net operating loss carryforwards. Due to our equity financing transactions, and other owner shifts as defined in Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, we incurred “ownership changes” pursuant to the Code. Accordingly, our use of net operating loss carryforwards is limited. We are currently studying the impact of Section 382 on the future realization of our various tax attributes. Such losses expire in 2024 through 2030 as of December 31, 2010. The utilization of the carryforwards is dependent upon the Company’s ability to generate sufficient taxable income during the carryforward period.

As of the date of adoption of ASC 740 and the years ended December 31, 2010, 2009 and 2008, the tax returns for 2008 through 2010 remain open to examination by the Internal Revenue Service and state tax authority.

8. Comprehensive Loss

For the year ended December 31, 2010, there was no other comprehensive loss and accordingly a Statement of Other Comprehensive Loss has not been presented. Comprehensive income would normally include: foreign currency translation adjustments, a change in the market value of a futures contract that qualifies as a hedge of an asset reported at fair value, a net loss recognized as an additional pension liability not yet recognized as net periodic pension cost, and unrealized holding gains and losses on available-for-sale securities.

9. Subsequent Events

Private Placement

In February 2011, the Company raised $8,090,664 (before commissions and offering expenses) from the sale of 5,219,768 shares of common stock and warrants to purchase 2,609,898 shares of common stock at an exercise price of $2.25 per share, to various investors in a private placement. The warrants have a term of 60 months from the date of issuance. As a result of the Financing Transaction, the Company at the Closing issued to Summer Street Research Partners and Dawson James Securities, Inc. (collectively, the “Placement Agents”), who served as the placement agents for the Financing Transactions, warrants to purchase up to 208,791 shares of Common Stock (the “Placement Agent Warrants”) on the same terms and conditions as the Investor Warrants and paid a commission of $566,345 to the Placement Agents as well as certain of their expenses.

Sponsored Research and Vaccine Production Agreement

In January 2011, the Company entered in to a Sponsored Research and Vaccine Production Agreement with the University of Pennsylvania extending our existing sponsored research agreement with that institution and providing certain manufacturing services for ICT-107 vaccine for use in our Phase II clinical trial.

Research Agreement

In January 2011, the Company amended the agreement with Averion to provide additional services in connection with our planned Phase II clinical study for our dendritic cell-based cancer vaccine product candidate for the treatment of glioblastoma for an additional cost of $469,807.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Condensed Balance Sheets

	December 31, 2010	September 30, 2011
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,319,776	$8,551,433
Other assets	24,033	245,767

Total current assets	5,343,809	8,797,200
Property and equipment, net	12,367	63,763
Other assets	8,974	27,825

Total assets	$5,365,150	$8,888,788

Liability and Shareholders’ Equity
Current liabilities:
Accounts payable	$171,065	$248,701
Accrued liabilities	276,384	605,941

Total current liabilities	447,449	854,642

Warrant Liability	2,581,871	3,541,078

Commitments and contingencies (Note 5)

Shareholders’ equity:
Common stock, $0.0001 par value; 74,000,000 shares authorized; 22,213,602 shares and 28,589,468 shares issued and outstanding as of December 31, 2010 and September 30, 2011, respectively	2,221	2,859
Additional paid in capital	25,341,679	31,665,181
Promissory note	(54,282)	0
Deficit accumulated during the development stage	(22,953,788)	(27,174,972)

Total shareholders’ equity	2,335,830	4,493,068

Total liabilities and shareholders’ equity	$5,365,150	$8,888,788

The accompanying notes are an integral part of these unaudited condensed financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Condensed Statements of Operations

(Unaudited)

	For the Three Months Ended September 30, 2010	For the Three Months Ended September 30, 2011	For the Nine Months Ended September 30, 2010	For the Nine Months Ended September 30, 2011	February 25, 2004 (Inception) to September 30, 2011
Revenues	$0	$0	$0	$0	$300,000

Expenses:
Research and development	1,126,733	1,241,165	1,815,689	3,016,562	8,576,829
Merger costs	0	0	0	0	73,977
Stock based compensation	209,431	324,283	541,675	958,121	7,987,994
General and administrative	495,292	634,241	1,586,930	1,767,852	8,312,574

Total expenses	1,831,456	2,199,689	3,944,294	5,742,535	24,951,374

Loss before other income (expense) and income taxes	(1,831,456)	(2,199,689)	(3,944,294)	(5,742,535)	(24,651,374)
Interest income	1,012	1,123	2,572	3,768	338,557
Change in fair value of warrant liability	635,014	2,286,478	311,324	1,517,583	(769,655)

Income (loss) before income taxes	(1,195,430)	87,912	(3,630,398)	(4,221,184)	(25,082,472)
Income taxes	0	0	0	0	0

Net income (loss)	(1,195,430)	87,912	(3,630,398)	(4,221,184)	(25,082,472)
Deemed dividend on redemption of preferred stock	0	0	(954,750)	0	(2,092,500)

Net income (loss) attributable to common stock	($1,195,430)	$87,912	($4,585,148)	($4,221,184)	($27,174,972)

Income (loss) per share:
Basic	($0.06)	$0.00	($0.25)	($0.16)	($2.11)

Diluted	($0.06)	$0.00	($0.25)	($0.16)	($2.11)

Weighted average number of shares:
Basic	21,049,211	28,497,656	18,416,046	27,061,685	12,853,575

Diluted	21,049,211	33,752,060	18,416,046	27,061,685	12,853,575

The accompanying notes are an integral part of these unaudited condensed financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Condensed Statements of Stockholders’ Equity

(Unaudited)

					Additional Paid-in Capital	Promissory Note	Deficit Accumulated During the Development Stage	Total
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Initial capitalization at $0.00002 per share	0	$0	6,256,500	$10	$87	$0	$0	$97
Common stock issued for cash during 2004 at $0.00078 per share	0	0	193,500	15	135	0	0	150
Net loss	0	0	0	0	0	0	(11,741)	(11,741)

Balance at December 31, 2004	0	0	6,450,000	25	222	0	(11,741)	(11,494)
Common stock issued for cash during 2005 at $0.19 per share	0	0	387,000	659	74,341	0	0	75,000
Common stock issued for cash during 2005 at $0.32 per share	0	0	154,800	16	49,984	0	0	50,000
Common stock issued for research and development during 2005 at $0.99 per share	0	0	154,800	15	152,745	0	0	152,760
Net loss	0	0	0	0	0	0	(246,004)	(246,004)

Balance at December 31, 2005	0	0	7,146,600	715	277,292	0	(257,745)	20,262
Common stock issued for services during 2006 at $0.50 per share	0	0	73,093	7	36,539	0	0	36,546
Common stock issued for cash during 2006 in private placements at $1.00 per share, net of redemptions	0	0	1,510,000	151	549,249	0	0	549,400
Common stock issued for research and development during 2006 at $1.00 per share	0	0	694,000	69	693,931	0	0	694,000
Shares issued in connection with reverse merger	0	0	825,124	83	(83)	0	0	0
Shares cancelled in connection with the sale of Optical Molecular Imaging, Inc.	0	0	(2,059,100)	(206)	(64,794)	0	0	(65,000)
Exercise of stock options	0	0	10,062	1	3,521	0	0	3,522
Stock based compensation (options)	0	0	0	0	4,103,645	0	0	4,103,645
Net loss	0	0	0	0	0	0	(5,152,713)	(5,152,713)

Balance at December 31, 2006	0	0	8,199,779	820	5,599,300	0	(5,410,458)	189,662
Common stock issued for cash during 2007 in private placements at $1.50 per share	0	0	3,531,603	353	4,892,133	0	0	4,892,486
Exercise of stock options	0	0	51,111	5	(5)	0	0	0
Reclassification of warrant derivative liability	0	0	0	0	2,233,600	0	0	2,233,600
Stock based compensation (options)	0	0	0	0	1,296,714	0	0	1,296,714
Net loss	0	0	0	0	0	0	(3,614,753)	(3,614,753)

Balance at December 31, 2007	0	0	11,782,493	1,178	14,021,742	0	(9,025,211)	4,997,709
Common stock issued for research and development during 2008 at $0.53 per share	0	0	800,000	80	423,920	0	0	424,000
Common stock issued for research and development during 2008 at $0.65 per share	0	0	100,000	10	64,990	0	0	65,000
Stock based compensation (options)	0	0	0	0	513,357	0	0	513,357
Net loss	0	0	0	0	0	0	(3,059,730)	(3,059,730)

Balance at December 31, 2008	0	0	12,682,493	1,268	15,024,009	0	(12,084,941)	2,940,336
Exercise of warrants	0	0	1,970,992	197	462,551	0	0	462,748
Exercise of stock options	0	0	214,357	22	64,460	(52,668)	0	11,814
Stock based compensation (options)	0	0	0	0	308,302	0	0	308,302
Net loss	0	0	0	0	0	0	(2,626,205)	(2,626,205)

Balance at December 31, 2009	0	0	14,867,842	1,487	15,859,322	(52,668)	(14,711,146)	1,096,995

					Additional Paid-in Capital	Promissory Note	Deficit Accumulated During the Development Stage	Total
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Common stock and warrants issued for cash during 2010 at $1.00 per share, net of offering costs	0	0	4,230,910	423	3,248,315	0	0	3,248,738
Preferred stock and warrants issued for cash during 2010 at $10,000 per share, net of offering costs	400	0	0	0	0	0	0	0
Exercise of warrants in exchange for promissory note	0	0	2,700,000	270	5,399,730	(5,400,000)	0	0
Redemption of preferred stock for repayment of promissory note	(400)	0	0	0	0	5,400,000	(2,092,500)	3,307,500
Exercise of stock options	0	0	50,000	5	26,495	0	0	26,500
Cashless exercise of stock options	0	0	297,156	30	(30)	0	0	0
Common stock issued for services during 2010 at $0.90 per share	0	0	60,000	6	53,994	0	0	54,000
Common stock issued for services during 2010 at $1.06 per share	0	0	7,694	0	8,156	0	0	8,156
Stock based compensation	0	0	0	0	745,697	0	0	745,697
Interest on promissory note	0	0	0	0	0	(1,614)	0	(1,614)
Net loss	0	0	0	0	0	0	(6,150,142)	(6,150,142)

Balance at December 31, 2010	0	0	22,213,602	2,221	25,341,679	(54,282)	(22,953,788)	2,335,830

Common stock and warrants issued for cash during 2011 at $1.55 per share, net of offering costs	0	0	5,219,768	522	4,982,817	0	0	4,983,339
Exercise of stock options	0	0	376,000	38	382,642	0	0	382,680
Cashless exercise of stock options	0	0	661,061	66	(66)	0	0	0
Stock based compensation	0	0	119,037	12	958,109	0	0	958,121
Interest on promissory note	0	0	0	0	0	(352)	0	(352)
Redemption of promissory note	0	0	0	0	0	54,634	0	54,634
Net loss	0	0	0	0	0	0	(4,221,184)	(4,221,184)

Balance at September 30, 2011	0	$0	28,589,468	$2,859	$31,665,181	$0	($27,174,972)	$4,493,068

The accompanying notes are an integral part of these unaudited condensed financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Condensed Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30, 2010	For the Nine Months Ended September 30, 2011	February 25, 2004 (Inception) to September 30, 2011
Cash flows from operating activities:
Net loss	($3,630,398)	($4,221,184)	($25,082,472)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,725	13,712	22,817
Interest accrued on promissory note	(1,264)	1,264	0
Change in fair value of warrant liability	(311,324)	(1,517,583)	769,655
Stock-based compensation	541,675	958,121	7,925,487
Common stock issued for services	0	0	98,703
Common stock issued for research and development	0	0	1,335,760
Changes in assets and liabilities:
Other assets	(91,632)	(240,585)	(303,873)
Accounts payable	104,148	77,636	248,701
Accrued liabilities	73,928	329,557	605,941

Net cash used in operating activities	(3,312,142)	(4,599,062)	(14,379,281)

Cash flows from investing activities:
Purchase of property and equipment	0	(65,108)	(126,580)
Cash paid for sale of Optical Molecular Imaging, Inc.	0	0	(25,000)

Net cash used in investing activities	0	(65,108)	(151,580)

Cash flows from financing activities:
Exercise of stock options	0	382,680	424,514
Exercise of warrants	0	0	462,748
Payments on promissory note receivable	0	53,018	53,018
Proceeds from issuance of common stock and warrants under private placements, net of offering costs	4,370,994	7,460,129	18,237,609
Proceeds from issuance of preferred stock and warrants, net of offering costs	3,779,158	0	3,779,158
Proceeds from issuance of common stock	0	0	125,247

Net cash provided by financing activities	8,150,152	7,895,827	23,082,294

Increase (decrease) in cash and cash equivalents	4,838,010	3,231,657	8,551,433
Cash and cash equivalents, beginning of period	1,407,256	5,319,776	0

Cash and cash equivalents, end of period	$6,245,266	$8,551,433	$8,551,433

Supplemental cash flows disclosures:
Interest expense paid	$0	$0	$0

Income taxes paid	$0	$0	$0

Supplemental non-cash financing disclosures:
Exercise of warrants in exchange for promissory note	$3,350,000	$0	$3,350,000

Redemption of preferred stock for repayment of promissory note	$3,350,000	$0	$3,350,000

Deemed dividend on redemption of preferred stock	$954,750	$0	$2,092,500

The accompanying notes are an integral part of these unaudited condensed financial statements.

ImmunoCellular Therapeutics, Ltd.

(A Development Stage Company)

Notes to Unaudited Condensed Financial Statements

1.	Nature of Organization and Development Stage Operations

ImmunoCellular Therapeutics, Ltd. (the Company) is a development stage company that is seeking to develop and commercialize new therapeutics to fight cancer using the immune system.

Since the Company’s inception on February 25, 2004, the Company has been primarily engaged in the acquisition of certain intellectual property, together with development of its product candidates and the recent clinical testing activities for one of its vaccine product candidates, and has not generated any recurring revenues. As a result, the Company has incurred operating losses and, as of September 30, 2011, the Company had an accumulated deficit of $27,174,972. The Company expects to incur significant research, development and administrative expenses before any of its products can be launched and recurring revenues generated.

Interim Results

The accompanying condensed financial statements at September 30, 2011 and for the three and nine month periods ended September 30, 2010 and 2011 and for the period February 25, 2004 (inception) to September 30, 2011 are unaudited, but include all adjustments, consisting of normal recurring entries, which the Company’s management believes to be necessary for a fair presentation of the periods presented. Interim results are not necessarily indicative of results for a full year. Balance sheet amounts as of December 31, 2010 have been derived from our audited financial statements as of that date.

The financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been condensed or omitted pursuant to such rules and regulations. The financial statements should be read in conjunction with the Company’s audited financial statements in its Form 10-K for the year ended December 31, 2010. The Company’s operating results will fluctuate for the foreseeable future. Therefore, period-to-period comparisons should not be relied upon as predictive of the results in future periods.

2.	Summary of Significant Accounting Policies

Development Stage Enterprise – The Company is a development stage enterprise and is devoting substantially all our present efforts to research and development. All losses accumulated since inception are considered part of the Company’s development stage activities.

Liquidity – As of September 30, 2011, the Company had working capital of $7,942,558, compared to working capital of $4,896,360 as of December 31, 2010. The estimated cost of completing the development of either of our current vaccine product candidates and of obtaining all required regulatory approvals to market either of those product candidates is substantially greater than the amount of funds the Company currently has available. However, the Company believes that its existing cash balances are sufficient for its currently planned level of operations for at least the next twelve months, although there is no assurance that such proceeds will be sufficient for this purpose.

Cash and cash equivalents – The Company considers all highly liquid instruments with an original maturity of 90 days or less to be cash equivalents. As of December 31, 2010 and September 30, 2011, the Company had $4,500,000 and $8,437,735, respectively, of certificates of deposit. The Company places its cash and cash equivalents with high credit quality financial institutions. However, from time to time such cash balances may be in excess of the FDIC insurance limit of $250,000. As of September 30, 2011, all of our securities were fully covered by FDIC insurance and mature within the next three months. . They are classified as held-to-maturity and are measured at cost since the Company has the intent and ability to hold these securities to maturity.

Property and Equipment – Property and equipment are stated at cost and depreciated using the straight-line methods based on the estimated useful lives (generally three to five years) of the related assets. Computer and computer equipment are depreciated over 3 years. Management continuously monitors and evaluates the realizability of recorded long-lived assets to determine whether their carrying values have been impaired. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the nondiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Any impairment loss is measured by comparing the fair value of the asset to its carrying amount. Repairs and maintenance costs are expensed as incurred.

Research and Development Costs – Research and development expenses consist of costs incurred for direct research and development and are expensed as incurred.

Stock Based Compensation – The Company records the cost for all share-based payment transactions in the Company’s condensed financial statements.

Stock option grants issued prior to March 31, 2011 to employees and officers and directors were valued using the Black-Scholes pricing model. Stock option grants made subsequent to March 31, 2011 were valued using the binomial lattice simulation model. The following assumptions were used to value the grants:

	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
Risk-free interest rate	1.24%	1.53% to 2.43%
Expected dividend yield	None	None
Expected term	3.67 years	6.68 years
Expected volatility	102.0%	58.8% to 79.3%

The weighted-average grant-date fair value of options granted during the nine months ended September 30, 2010 and 2011 was $0.62 and $1.10, respectively.

The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield currently available in U.S. Treasury securities at maturity with an equivalent term. The Company has not declared or paid any dividends and does not currently expect to do so in the future. The expected term of options represents the period that our stock-based awards are expected to be outstanding and was determined based on projected holding periods for the remaining unexercised shares. Consideration was given to the contractual terms of our stock-based awards, vesting schedules and expectations of future employee behavior. Expected volatility is based on market prices of traded options for comparable entities within our industry.

The Company’s stock price volatility and option lives involve management’s best estimates, both of which impact the fair value of the option calculated under the Black-Scholes and binomial lattice methodologies and, ultimately, the expense that will be recognized over the life of the option.

When options are exercised, our policy is to issue previously unissued shares of common stock to satisfy share option exercises. As of September 30, 2011, the Company had approximately 44.8 million shares of authorized but unissued common stock.

No tax benefits were attributed to the stock-based compensation expense because a valuation allowance was maintained for substantially all net deferred tax assets.

Income Taxes – The Company accounts for federal and state income taxes under the liability method, with a deferred tax asset or liability determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates. The Company’s provision for income taxes represents the amount of taxes currently payable, if any, plus the change in the amount of net deferred tax assets or liabilities. A valuation allowance is provided against net deferred tax assets if recoverability is uncertain on a more likely than not basis. The Company recognizes in its financial statements the impact of an uncertain tax position if the position will more likely than not be sustained upon examination by a taxing authority, based on the technical merits of the position. The Company’s policy is to recognize interest related to unrecognized tax benefits as interest expense and penalties as operating expenses. The Company is not currently under examination by any taxing authority nor has it been notified of an impending examination. The Company’s tax returns for the years ended December 31, 2010, 2009, 2008 and 2007 remain open for possible review.

The Company recognizes interest and penalties for uncertain tax positions in income tax expense. Upon adoption and as of September 30, 2011, the Company had no interest and penalty accrual or expense.

Fair Value of Financial Instruments – The carrying amounts reported in the condensed balance sheets for cash, cash equivalents, short-term investments and accounts payable approximate their fair values due to their quick turnover.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions about the future outcome of current transactions which may affect the reporting and disclosure of these transactions. Accordingly, actual results could differ from those estimates used in the preparation of these financial statements.

Basic and Diluted Loss per Common Share – Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. Common share equivalents (which consist of options and warrants) are excluded from the computation of diluted loss per share for the three and nine months ended September 30, 2010 and the nine months ended September 30, 2011, since the effect would be antidilutive. Common share equivalents which could potentially dilute basic earnings per share in the future, and which were excluded from the computation of diluted loss per share, totaled 40,263,169 shares and 41,395,680 shares at September 30, 2010 and 2011, respectively.

Recently Issued Accounting Standards – In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-4, which amends the Fair Value Measurements Topic of the Accounting Standards Codification (ASC) to help achieve common fair value measurement and disclosure requirements in U.S. GAAP and IFRS. ASU No. 2011-4 does not require additional fair value measurements and is not intended to establish valuation standards or affect valuation practices outside of financial reporting. The ASU is effective for interim and annual periods beginning after December 15, 2011. The Company will adopt the ASU as required. The ASU will affect the Company’s fair value disclosures, but will not likely affect the Company’s results of operations, financial condition or liquidity.

In June 2011, the FASB issued ASU No. 2011-5, which amends the Comprehensive Income Topic of the ASC. The ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity, and instead requires consecutive presentation of the statement of net income and other comprehensive income either in a continuous statement of comprehensive income or in two separate but consecutive statements. ASU No. 2011-5 is effective for interim and annual periods beginning after December 15, 2011. The Company will adopt the ASU as required. It will likely have no affect on the Company’s results of operations, financial condition or liquidity.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the Securities Exchange Commission (the “SEC”) did not or are not believed by management to have a material impact on the Company’s present or future condensed financial statements.

3.	Property and Equipment

Property and equipment consist of the following:

	December 31, 2010	September 30, 2011
Computers	$10,900	$10,900
Research equipment	10,572	75,680

	21,472	86,580
Accumulated depreciation	(9,105)	(22,817)

	$12,367	$63,763

Depreciation expense was $908 and $5,696 for the three months ended September 30, 2010 and September 30, 2011, respectively. Depreciation expense was $2,725 and $13,712 for the nine months ended September 30, 2010 and September 30, 2011, respectively. Depreciation expense was $22,817 for the period from February 25, 2004 (date of inception) to September 30, 2011.

4.	Related-Party Transactions

Cedars-Sinai Medical Center License Agreement

In November 2006, the Company entered into a license agreement with Cedars-Sinai Medical Center (“Cedars-Sinai”) under which the Company acquired an exclusive, worldwide license to its technology for use as cellular therapies, including cancer stem cell and dendritic cell-based vaccines for neurological disorders that include brain tumors and neurodegenerative disorders and other cancers. This technology is covered by a number of pending U.S. and foreign patent applications, and the term of the license will be until the last to expire of any patents that are issued covering this technology.

As an upfront licensing fee, the Company issued Cedars-Sinai 694,000 shares of its common stock and paid Cedars-Sinai $62,000. Additional specified milestone payments will be required to be paid to Cedars-Sinai when the Company initiates patient enrollment in its first Phase III clinical trial and when it receives FDA marketing approval for its first product.

The Company has agreed to pay Cedars-Sinai specified percentages of all of its sublicensing income and gross revenues from sales of products based on the licensed technology, subject to a reduction if it must make any payments to any third party whose proprietary rights would be infringed by sale of the products. To maintain its rights to the licensed technology, the Company must meet certain development and funding milestones. These milestones include, among others, commencing a Phase I clinical trial for a product candidate by March 31, 2007 and raising at least $5,000,000 in funding from equity or other sources by December 31, 2008. The Company satisfied the foregoing funding requirement in 2007 and commenced a Phase I clinical trial in May 2007, which was within the applicable cure period for the milestone requirement. Through December 31, 2009, the Company has paid Cedars-Sinai a total of $166,660 in connection with the Phase I clinical trial. The Company also was required to commence a Phase II clinical trial for a product candidate by December 31, 2008 and a waiver of this requirement was obtained from Cedars-Sinai (see Second Amendment below).

On June 16, 2008, the Company entered into a First Amendment to Exclusive License Agreement (the “Amendment”) with Cedars-Sinai. The Amendment amended the License Agreement to include in the Company’s exclusive license from Cedars-Sinai under that agreement an epitope to CD133 and certain related intellectual property. Management believes this technology will be covered by a U.S. patent application that will be filed by the parties. Pursuant to the Amendment, the Company issued Cedars-Sinai 100,000 shares of the Company’s common stock as an additional license fee for the licensed CD133 epitope technology, which will be subject to the royalty and other terms of the License Agreement.

On July 22, 2009, the Company entered into a Second Amendment to Exclusive License Agreement (the “Second Amendment”) with Cedars-Sinai to become effective August 1, 2009. The Second Amendment amended the License Agreement to revise the milestones set forth in the License Agreement that the Company must achieve in order to maintain its license rights under that agreement. The revised milestones include the replacement of a milestone that required commencement of a Phase II clinical trial for the Company’s first product candidate by no later than December 31, 2008 with milestones that require commencement of a Phase I clinical trial for the Company’s second product candidate by no later than June 30, 2010 and commencement of a Phase II clinical trial for one of the Company’s product candidates by no later than March 31, 2012.

Effective March 23, 2010, the Company entered into a Third Amendment to Exclusive License Agreement (the “Third Amendment”) with Cedars-Sinai. The Third Amendment amended the License Agreement to revise the milestones set forth in the License Agreement that the Company must achieve in order to maintain its license rights under that agreement. The revised milestones include the replacement of a milestone that required commencement of a Phase I clinical trial for the Company’s second product candidate by no later than June 30, 2010 and commencement of a Phase II clinical trial for one of the Company’s product candidates by no later than March 31, 2012 with a requirement that the Company by September 30, 2011 either commence a Phase II clinical trial for its dendritic cell vaccine candidate or a Phase I clinical trial for its cancer stem cell vaccine candidate. The amendment also added a requirement that the Company obtain certain defined forms of equity or other funding in the amount of at least $2,500,000 by December 31, 2010 and a total of at least $5,000,000 by September 30, 2011. These funding requirements were fully satisfied as of June 30, 2011.

5.	Commitments and Contingencies:

Operating Lease

Effective July 1, 2011, the Company renewed its lease for office space through June 30, 2012 at a monthly rental of $3,493.

Employment Agreement with Dr. Manish Singh

On May 10, 2011, the Company entered into an Employment Agreement, effective as of February 18, 2011, with Dr. Manish Singh pursuant to which Dr. Singh will continue to serve on a full-time basis as the Company’s President and Chief Executive Officer for a one-year term commencing February 18, 2011. The Company is required under the Employment Agreement to use its commercially reasonable efforts to have Dr. Singh continue to serve as a member of the Company’s Board of Directors during the term of the Employment Agreement. The Employment Agreement automatically renews on the one-year anniversary date of the effective date of February 18, 2011 of each year thereafter for successive one-year terms unless terminated by either party.

The Employment Agreement provides for an annual base salary of $315,000. In addition, provided that Dr. Singh continues to serve as the Company’s President and Chief Executive Officer for the entire one-year term of the Employment Agreement, the Company will pay Dr. Singh a discretionary cash bonus of up to $100,000 upon the attainment of certain corporate goals.

The Employment Agreement also provides Dr. Singh a seven-year incentive stock option grant to purchase 270,000 shares of common stock under the Company’s 2006 Equity Incentive Plan (the “Plan”) at an exercise price of $2.25 per share, which was the closing price of the Company’s common stock on the date of grant. The option will vest as follows; (i) 20,000 shares on February 17, 2012, (ii) 50,000 shares on February 17, 2013, (iii) 50,000 shares on February 17, 2014, (iv) 50,000 shares upon the Company attaining a market capitalization of at least $100 million for ten consecutive trading dates, (v) 50,000 shares upon the Company attaining a market capitalization of at least $150 million for ten consecutive trading days and (vi) 50,000 shares upon the Company attaining a market capitalization of at least $200 million for ten consecutive trading days. The option may be exercised during the term that Dr. Singh provides services to the Company and for twelve months after termination for any reason except termination for cause by the Company, provided that such exercise is within the seven-year term of the option.

In the event that the Company terminates the Employment Agreement without cause, then (i) the Company upon such termination will be required to make a lump sum payment to Dr. Singh equal to six months of his base annual salary, (ii) any stock options granted to Dr. Singh, to the extent vested, will be retained by Dr. Singh and will be exercisable on the terms described above, and (3) the vesting of an additional number of shares subject to all options granted to Dr. Singh equal to 50% of all shares subject to such options that vest based solely on the passage of time and that have not already vested will immediately accelerate and will be exercisable on the terms described above. If Dr. Singh terminates his employment for “good reason” as defined in the Employment Agreement, he will receive the severance benefits described in the preceding sentence, except that 100% of his options will vest if his employment terminates for good reason following a merger or similar corporate transaction in which the Company is not the surviving entity and the surviving entity does not offer Dr. Singh an executive position at a compensation level at least equal to his then compensation under the Employment Agreement.

Employment Agreement with David Fractor

On April 4, 2011, the Company entered into an Employment Agreement with David Fractor pursuant to which Mr. Fractor will serve as the Company’s Treasurer and Chief Financial Officer on a part-time basis for a three-year term, subject to termination by either party on 30 days notice. Under this agreement, Mr. Fractor receives a monthly salary of $6,000 and was granted a seven-year option to purchase 42,000 shares of the Company’s common stock at a price of $2.25 per share, with such option to vest in equal monthly installments over the three-year term of the agreement.

Employment Agreement with Dr. James Bender

On May 10, 2011, the Company entered into an Employment Agreement, effective as of February 1, 2011, with Dr. James Bender pursuant to which Dr. Bender will continue to serve on a full-time basis as the Company’s Vice President – Product Development and Manufacturing for a one-year term commencing February 1, 2011. The Employment Agreement automatically renews on the one-year anniversary date of the effective date of February 1, 2011 of each year thereafter for successive one-year terms unless terminated by either party.

The Employment Agreement provides for an annual base salary of $175,000. In addition, provided that Dr. Bender continues to serve as the Company’s Vice President – Product Development and Manufacturing for the entire one-year term of the Employment Agreement, the Company will pay Dr. Bender a discretionary cash bonus of up to $35,000 upon the attainment of certain corporate goals.

The Employment Agreement also provides Dr. Bender a seven-year incentive stock option grant to purchase 120,000 shares of common stock under the Plan at an exercise price of $2.25 per share, which was the closing price of the Company’s common stock on the date of grant. The option will vest as to (i) 60,000 shares in three annual installments of 20,000 shares each, with the first installment to vest on January 31, 2012; (ii) 20,000 shares upon the Company attaining a market capitalization of at least $100 million for ten consecutive trading dates; (iii) 20,000 shares upon the Company attaining a market capitalization of at least $150 million for ten consecutive trading dates; and (iv) 20,000 shares upon the Company attaining a market capitalization of at least $200 million for ten consecutive trading dates. The option may be exercised during the term that Dr. Bender provides services to the Company and for twelve months after termination for any reason except termination for cause by the Company, provided that such exercise is within the seven-year term of the option.

In the event that the Company terminates the Employment Agreement without cause, then (i) the Company upon such termination will be required to make a lump sum payment to Dr. Bender equal to six months of his base annual salary, (ii) any stock options granted to Dr. Bender, to the extent vested, will be retained by Dr. Bender and will be exercisable on the terms described above, and (iii) the vesting of an additional number of shares subject to all options granted to Dr. Bender equal to 50% of all shares subject to such options that vest solely on the passage of time and that have not already vested will immediately accelerate and will be exercisable on the terms described above. If Dr. Bender terminates his employment for “good reason” as defined in the Employment Agreement, he will receive the severance benefits described in the preceding sentence, except that 100% of his options will vest if his employment terminates for good reason following a merger or similar corporate transaction in which the Company is not the surviving entity and the surviving entity does not offer Dr. Bender an executive position at a compensation level at least equal to his then compensation under the Employment Agreement.

Employment agreement with Peter Ho

Effective September 1, 2011, the Company entered into an Employment Agreement with Mr.Peter Ho pursuant to which Mr. Ho will serve on a full-time basis as the Company’s Director of Business Development and Technical Licensing for a one-year term commencing September 1, 2011. The Employment Agreement automatically renews on the anniversary date each year thereafter for successive one-year terms unless terminated by either party.

The Employment Agreement provides for an annual base salary of $130,000. In addition, provided that Mr. Ho continues to serve as the Company’s Director of Business Development and Technical Licensing for the entire one-year term of the Employment Agreement, the Company will pay Mr. Ho a discretionary cash bonus of up to $19,500 upon the attainment of certain corporate goals.

The Employment Agreement also provides Mr. Ho a seven-year incentive stock option grant to purchase 30,000 shares of common stock under the Plan at an exercise price of $1.41 per share, which was the closing price of the Company’s common stock on the date of grant. The option will vest in three equal annual installments. The option may be exercised during the term that Mr. Ho provides services to the Company and for three months after termination for any reason except termination for cause by the Company, provided that such exercise is within the seven-year term of the option.

Agreement with Dr. John Yu

On May 10, 2011, the Company entered into an Agreement, effective as of March 1, 2011, with Dr. John Yu pursuant to which Dr. Yu will continue to serve as the Company’s Chief Scientific Officer for a one-year term commencing March 1, 2011. The term of this Agreement will automatically renew on the one-year anniversary date of the Agreement each year after March 1, 2011 for successive one-year terms unless either party terminates. Dr. Yu may also terminate the Agreement at any time upon 60 days notice.

The Agreement provides for an annual base salary of $70,000. In addition, Dr. Yu will receive a bonus of $15,000 each (a maximum total of $30,000) upon and provided that the Company achieves each of the following milestones within one year from March 1, 2011: (i) enrollment of 75 patients in the Phase II trial of ICT-107 and (ii) filing of an IND for either a new indication for ICT-107 or for another product candidate of the Company.

The Agreement also provides Dr. Yu a seven-year incentive stock option grant to purchase 50,000 shares of common stock under the Plan at an exercise price of $1.95 per share, which was the closing price of the Company’s common stock on the date of grant. The option will vest in three equal annual installments, with the first vesting date to be February 29, 2012. The option may be exercised during the term that Dr. Yu provides services to the Company and for twelve months after termination for any reason except termination without cause by Dr. Yu or termination for cause by the Company, provided that such exercise is within the seven-year term of the option. All of the options granted to Dr. Yu will vest if his services terminate following a merger or similar corporate transaction in which the Company is not the surviving entity and the surviving entity does not offer Dr. Yu an executive position at a compensation level at least equal to his then compensation level under the Agreement.

Research and Development

In connection with the Cedars-Sinai Medical Center License Agreement, the Company has certain commitments as described in Note 4.

6.	Shareholders’ Equity

Common Stock

In March 2010, the Company raised $1,654,686 (after commissions and offering expenses) from the sale of 1,740,000 shares of common stock and warrants to purchase 696,000 shares of common stock at an exercise price of $1.15 per share, to various investors in a private placement. (See “Warrants and Warrant Liabilities” below.)

In May 2010, the Company raised $2,716,308 (after commissions and offering expenses) from the sale of 2,490,910 shares of common stock and warrants to purchase 1,245,455 shares of common stock at an exercise price of $1.50 per share, to various investors in a private placement. (See “Warrants and Warrant Liabilities” below)

In February 2011, the Company raised $7,460,119 (after commissions and offering expenses) from the sale of 5,219,768 shares of common stock and warrants to purchase 2,609,898 shares of common stock at an exercise price of $2.25 per share, to various investors in a private placement. (See “Warrants and Warrant Liabilities” below)

Preferred Stock

On December 3, 2009, the Company entered into a Preferred Stock Purchase Agreement dated as of December 3, 2009 (the “Preferred Stock Agreement”) with Socius Capital Group, LLC, a Delaware limited liability company d/b/a Socius Life Sciences Capital Group, LLC (the “Investor”). Pursuant to the Preferred Stock Agreement, the Company will issue to the Investor up to $10,000,000 of the Company’s newly created Series A Preferred Stock (the “Preferred Stock”). The purchase price of the Preferred Stock is $10,000 per share. The shares of Preferred Stock that are issued to the Investor will bear a cumulative dividend of 10.0% per annum, payable in shares of Preferred Stock, will be redeemable under certain circumstances and will not be convertible into shares of the Company’s common stock. Subject to the terms and conditions of the Preferred Stock Agreement, the Company has the right to determine (1) the number of shares of Preferred Stock that it will require the Investor to purchase from the Company, up to a maximum purchase price of $10,000,000, (2) whether it will require the Investor to purchase Preferred Stock in one or more traunches, and (3) the timing of such required purchase or purchases of Preferred Stock.

The terms of the Preferred Stock are set forth in a Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock that the Company filed with the Delaware Secretary of State on December 3, 2009.

Pursuant to the Preferred Stock Agreement, the Company agreed to pay the Investor a commitment fee of $500,000 (the “Commitment Fee”), with $250,000 payable when the Company makes its first election to require the Investor to purchase shares of Preferred Stock and with the remaining $250,000 payable when the aggregate amount of Preferred Stock purchased by the Investor equals at least $5,000,000; provided, however, that the first $250,000 portion of the Commitment Fee will be due and payable on the six-month anniversary of the effective date of the registration statement described below even if no sales of Preferred Stock to the Investor have occurred by that date. The Company has the right to elect to pay each installment of the Commitment Fee in immediately available funds or by issuance of shares of common stock. In January 2010, the Company accrued $250,000 in commitment fees associated with the Preferred Stock Agreement that were subsequently paid in cash.

Concurrently with its execution of the Preferred Stock Agreement, the Company issued to the Investor a warrant (the “Warrant”) to purchase shares of common stock with an aggregate exercise price of up to $13,500,000 depending upon the amount of Preferred Stock that is purchased by the Investor. Each time that the Company requires the Investor to purchase shares of Preferred Stock, a portion of the Warrant will become exercisable by the Investor over a five-year period for a number of shares of common stock equal to (1) the aggregate purchase price payable by the Investor for such shares of Preferred Stock multiplied by 135%, with such amount divided by (2) the per share Warrant exercise price. The initial exercise price under the Warrant is $1.04 per share of common stock. Thereafter, the exercise price for each portion of the Warrant that becomes exercisable upon the Company’s election to require the Investor to purchase Preferred Stock will equal the closing price of the common stock on the date that the Company delivers its election notice. The Investor is entitled to pay the Warrant exercise price in immediately available funds, by delivery of a secured promissory note or, if a registration statement covering the resale of the common stock subject to the Warrant is not in effect, on a cashless basis.

Pursuant to the Preferred Stock Agreement, the Company agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the shares of common stock that are issuable to the Investor under the Warrant and in satisfaction of the Commitment Fee. The registration statement was deemed effective on January 22, 2010. The 600,000 shares of common stock registered for the Commitment Fee are held in escrow by the Company.

On May 2, 2010, the Company issued and sold 400 shares of the Preferred Stock to Socius Capital Group, LLC pursuant to the terms of the Preferred Stock Agreement. The aggregate purchase price for the Preferred Stock was $4,000,000 (less $220,842 in Commitment Fees and offering expenses). Under the terms of the Preferred Stock Agreement, Socius remains obligated, from time to time until December 3, 2012, to purchase up to an additional 600 shares of Preferred Stock at a purchase price of $10,000 per share upon notice from the Company to Socius, and subject to the satisfaction of certain conditions, as set forth in the Preferred Stock Agreement.

In connection with the foregoing transaction, a portion of the warrants held by an affiliate of Socius became vested and exercisable covering 2,700,000 shares of the Company’s common stock for a five-year period at an exercise price of $2.00 per share under the terms of the Preferred Stock Agreement. In consideration of Socius agreeing to grant the Company certain waivers under the Preferred Stock Agreement, this affiliate also became entitled to purchase up to an additional 1,350,000 shares of the Company’s common stock at an exercise price of $2.50 per share. On May 2, 2010, the affiliate of Socius exercised a portion of its warrant for 1,675,000 shares and paid the $3,350,000 exercise price for these shares by delivering a four-year full recourse promissory note for this amount, as permitted by the Preferred Stock Agreement. The Company immediately thereafter redeemed approximately 248 shares of the Preferred Stock by offsetting the $3,350,000 redemption price for these shares against the $3,350,000 owed to the Company under the note. On December 2, 2010, the affiliate of Socius exercised the remaining portion of its warrant for 1,025,000 shares and paid the $2,050,000 exercise price for these shares by delivering a four-year full recourse promissory note for this amount, as permitted by the Preferred Stock Agreement. The Company immediately thereafter redeemed approximately 152 shares of the Preferred Stock by offsetting the $2,050,000 redemption price for these shares against the $2,050,000 owed to the Company under the note. (See “Warrants” and “Warrant Liabilities” below.)

Stock Options

In February 2005, the Company adopted an Equity Incentive Plan (“Plan”). Pursuant to the Plan, a committee appointed by the Board of Directors may grant, at its discretion, qualified or nonqualified stock options, stock appreciation rights and may grant or sell restricted stock to key individuals, including employees, nonemployee directors, consultants and advisors. Option prices for qualified incentive stock options (which may only be granted to employees) issued under the plan may not be less than 100% of the fair market value of the common stock on the date the option is granted (unless the option is granted to a person who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company; in which case the option price may not be less than 110% of the fair market value of the common stock on the date the option is granted). Option prices for nonqualified stock options issued under the Plan are at the discretion of the committee and may be equal to, greater or less than fair market value of the common stock on the date the option is granted. The options vest over periods determined by the Board of Directors and are exercisable no later than ten years from date of grant (unless they are qualified incentive stock options granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company, in which case the options are exercisable no later than five years from date of grant). As of September 30, 2011, the Company has reserved 6,000,000 shares of common stock for issuance under the Plan and options to purchase 3,430,404 common shares have been granted under the Plan that are currently outstanding. See Subsequent Events Note for increase in the shares reserved for the Plan.

The following is a summary of stock option grants issued outside the Plan:

In January 2007, the Company granted an option to purchase 1,500,000 shares of its common stock at an exercise price of $1.10 per share to the Chairman of the Company’s Scientific Advisory Board.

In November 2006, the Company granted an option to purchase 300,000 shares of its common stock at an exercise price of $1.00 per share to an affiliate of the Company’s then Chairman of the Board.

In November 2006, the Company granted an option to purchase 5,933,424 shares of its common stock at an exercise price of $1.00 per share to a Board member in connection with the Cedars-Sinai license acquisition.

The following table summarizes stock option activity for the Company during the nine months ended September 30, 2011:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding December 31, 2010	11,094,845	$0.94
Granted	737,000	$2.20
Exercised	(1,250,017)	$0.63
Forfeited or expired	(118,000)	$0.86

Outstanding September 30, 2011	10,463,828	$1.06	4.99	$5,771,755

Vested or expected to vest at September 30, 2011	9,708,499	$0.98	4.98	$5,737,805

As of September 30, 2011, the total unrecognized compensation cost related to unvested stock options amounted to $570,661, which will be amortized over the weighted-average remaining requisite service period of less than one year.

Warrants

In connection with the March 2010 common stock private placement, the Company issued to the investors warrants to purchase 696,000 shares of the Company’s common stock at $1.15 per share. The warrants have a term of 26 months from the date of issuance. On September 30, 2011, warrants to purchase 696,000 shares of the Company’s common stock were outstanding related to this private placement. (see Warrant Liabilities below)

In connection with the May 2010 common stock private placement, the Company issued to the investors warrants to purchase 1,245,455 shares of the Company’s common stock at $1.50 per share. The warrants have a term of 36 months from the date of issuance. On September 30, 2011, warrants to purchase 1,245,455 shares of the Company’s common stock were outstanding related to this private placement. (see Warrant Liabilities below)

In connection with the May 2010 Preferred Stock sale, the Company issued warrants to purchase 2,700,000 shares of common stock at an exercise price of $2.00 held by an affiliate of Socius. The warrants have a term of five-year from the date of issuance. In consideration of Socius agreeing to grant the Company certain waivers under the Preferred Stock Purchase Agreement, this affiliate also became entitled to purchase up to an additional 1,350,000 shares of the Company’s common stock at an exercise price of $2.50 per share. In May 2010, the affiliate of Socius exercised a portion of its warrant for 1,675,000 shares and paid the $3,350,000 exercise price for these shares by delivering a four-year full recourse promissory note for this amount, as permitted by the Preferred Stock Purchase Agreement. The Company immediately thereafter redeemed approximately 248 shares of the Preferred Stock by offsetting the $3,350,000 redemption price for these shares against the $3,350,000 owed to the Company under the note. In December 2010, the affiliate of Socius exercised the remaining portion of its warrant for 1,025,000 shares and paid the $2,050,000 exercise price for these shares by delivering a four-year full recourse promissory note for this amount, as permitted by the Preferred Stock Purchase Agreement. The Company immediately thereafter redeemed approximately 152 shares of the Preferred Stock by offsetting the $2,050,000 redemption price for these shares against the $2,050,000 owed to the Company under the note. As of September 30, 2011, no warrants to purchase of the Company’s common stock at $2.00 were outstanding and warrants to purchase 1,350,000 shares of the Company’s common stock at $2.50 were outstanding related to this private placement. (See “Warrant Liabilities” below.)

In connection with an investor relations agreement in December 2010, the Company issued a two-year warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.60.

In connection with the February 2011 common stock private placement, the Company issued to the investors warrants to purchase 2,609,898 shares of the Company’s common stock at $2.25 per share. The warrants have a five-year term from the date of issuance. As of March 31, 2011, warrants to purchase 2,609,898 shares of the Company’s common stock were outstanding related to this private placement. (See “Warrant Liabilities” below.)

Warrant Liability

In connection with the March 2010 common stock private placement, the Company issued to the investors warrants to purchase 696,000 shares of the Company’s common stock at $1.15 per share. Of the total proceeds from the March 2010 common stock private placement, $257,520 was allocated to the freestanding warrants associated with the units based upon the fair value of the warrants determined under the Black Scholes option pricing model. The warrants contain a provision whereby the warrant exercise price would be decreased in the event that future common stock issuances are made at a price less than $1.00. Due to the potential variability of their exercise price, these warrants do not qualify for equity treatment, and therefore are recognized as a liability. The warrant liability is adjusted to fair value each reporting period, and any change in value is recognized in the statement of operations. Prior to 2011, the Company concluded that Black-Scholes method of valuing the price adjustment feature does not materially differ from the valuation of such warrants using the Monte Carlo or lattice simulation models, and therefore, the use of the Black-Scholes valuation model was considered a reasonable method to value the warrants. The assumptions used in the Black Scholes model for determining the initial fair value of the warrants were as follows: (i) dividend yield of 0%; (ii) expected volatility of 102%, (iii) risk-free interest rate of 1.00%, and (iv) contractual life of 26 months. For the nine months ended September 30, 2010, the Company recorded a charge to other income for the change in fair value of warrant liability of $20,880. During the nine months ended September 30, 2011, the Company determined that it was more appropriate to value the warrants using a binomial lattice simulation model. The lattice simulation model used by the Company at September 30, 2011, assumed (i) dividend yield of 0%; (ii) expected volatility of 64%; (iii) risk free rate of 0.08% and (iv) expected term of .67 years. Based upon this model, the Company recorded a credit to other income of $346,608 and $165,648 for the three and nine months ended September 30, 2011 respectively. As of September 30, 2011, the carrying value of the warrant liability is $307,632.

In connection with the May 2010 common stock private placement, the Company issued to the investors warrants to purchase 1,245,455 shares of the Company’s common stock at $1.50 per share. Of the total proceeds from the May 2010 common stock private placement, $834,455 was allocated to the freestanding warrants associated with the units based upon the fair value of the warrants determined under the Black Scholes option pricing model. The warrants contain a provision whereby the warrant exercise price would be decreased in the event that future common stock issuances are made at a price less than $1.00. Due to the potential variability of their exercise price, these warrants do not qualify for equity treatment, and therefore are recognized as a liability. The warrant liability is adjusted to fair value each reporting period, and any change in value is recognized in the statement of operations. Prior to 2011, the Company concluded that the Black-Scholes method of valuing the price adjustment feature does not materially differ from the valuation of such warrants using the Monte Carlo or binomial lattice simulation models, and therefore, the use of the Black-Scholes valuation model was considered a reasonable method to value the warrants. The assumptions used in the Black Scholes model for determining the initial fair value of the warrants were as follows: (i) dividend yield of 0%; (ii) expected volatility of 102%, (iii) risk-free interest rate of 1.375%, and (iv) contractual life of 36 months. During 2011, the Company determined that it was more appropriate to value the warrants using a binomial lattice simulation model. The lattice simulation model used by the Company at September 30, 2011, assumed (i) dividend yield of 0%; (ii) expected volatility of 75%; (iii) risk free rate of 0.21% and (iv) expected term of 1.67 years. Based upon this model, the Company recorded a credit to other income of $481,991 and $312,609 for the three and nine months ended September 30, 2011 respectively. As of September 30, 2011, the carrying value of the warrant liability is $621,482.

In connection with the May 2010 Preferred Stock sale, the Company vested warrants to purchase 2,700,000 shares of common stock at an exercise price of $2.00 held by an affiliate of Socius and issued warrants to purchase an additional 1,350,000 shares of the Company’s common stock at an exercise price of $2.50 per share. Of the total proceeds from the May 2010 preferred stock sale, $5,710,500 was allocated to the freestanding warrants associated with the units based upon the fair value of these warrants determined under the Black Scholes option pricing model. The excess of the value of the freestanding warrants over the net proceeds of $1,931,342 was charged to change in fair value of warrant liability in the statement of operations. The warrants contain a provision whereby the warrant may be settled for cash in connection with a change of control with a private company. Due to the potential variability of their exercise price, these warrants do not qualify for equity treatment, and therefore are recognized as a liability. The warrant liability is adjusted to fair value each reporting period and any change in value is recognized in the statement of operations. Prior to 2011 the Company concluded that the Black-Scholes method of valuing the price adjustment feature does not materially differ from the valuation of such warrants using the Monte Carlo or binomial lattice simulation models, and therefore, the use of the Black-Scholes valuation model was considered a reasonable method to value the warrants. The assumptions used in the Black Scholes model for determining the initial fair value of the warrants were as follows: (i) dividend yield of 0%; (ii) expected volatility of 102%, (iii) risk-free interest rate of 2.50%, and (iv) contractual life of 60 months. During 2011, the Company determined that it was more appropriate to value the warrants using a binomial lattice simulation model. The lattice simulation model used by the Company at September 30, 2011, assumed (i) dividend yield of 0%; (ii) expected volatility of 79%; (iii) risk free rate of 0.60% and (iv) expected term of 3.67 years. Based upon this model, the Company recorded a credit to other income of $434,700 and $383,400 for the three and nine months ended September 30, 2011 respectively. As of September 30, 2011, the carrying value of the warrant liability is $791,100. In May 2010, the affiliate of Socius exercised a portion of its $2.00 warrants for 1,675,000 shares, which reduced warrant liabilities by $2,395,250. In December 2010, the affiliate of Socius exercised a portion of its $2.00 warrants for 1,025,000 shares, which reduced warrant liabilities by $912,250 and eliminated the remaining liability associated with the $2.00 warrants.

In connection with the February 2011 common stock private placement, the Company issued to the investors warrants to purchase 2,609,898 shares of the Company’s common stock at $2.25 per share. Of the total proceeds from the February 2011 common stock private placement, $2,476,790 was allocated to the freestanding warrants associated with the units based upon the fair value of the warrants determined under the Binomial lattice model. The warrants contain a provision whereby the warrant exercise price would be decreased in the event that certain future common stock issuances are made at a price less than $1.55. Due to the potential variability of their exercise price, these warrants do not qualify for equity treatment, and therefore are recognized as a liability. The warrant liability is adjusted to fair value each reporting period, and any change in value is recognized in the statement of operations. The Company initially valued these warrants using a binomial lattice simulation model assuming (i) dividend yield of 0%; (ii) expected volatility of 146%; (iii) risk free rate of 1.96% and (iv) expected term of 5 years. Based upon those calculations, the Company calculated the initial valuation of the warrants to be $2,476,790. As of September 30, 2011, the Company revalued the warrants using the lattice simulation model assuming (i) dividend yield of 0%; (ii) expected volatility of 75%; (iii) risk free rate of 0.80% and (iv) expected term of 4.40 years. Based upon this model, the Company recorded a credit to other income of $1,023,179 and $655,926 for the three and nine months ended September 30, 2011 respectively. As of September 30, 2011, the carrying value of the warrant liability is $1,820,864.

Warrant Liabilities
Balance - December 31, 2010	$2,581,871
Issuance of warrants	2,476,790
Exercise of warrants	—
(Gain) or loss included in earnings	(1,517,583)
Transfers in and out/or out of Level 3	—

Balance - September 30, 2011	$3,541,078

Promissory Note

In October 2009, the Company’s former President exercised stock options for 150,479 shares of common stock and as provided under the stock option agreement provided the Company with a full recourse five-year promissory note bearing interest of 2.59% per annum. The promissory note is secured by a pledge of shares being acquired with all proceeds of any sale to be applied first to retire in full the promissory note. The Company recorded the promissory note as an offset against shareholders’ equity. This note plus accrued interest was paid in full during the nine months ended September 30, 2011. For the nine months ended September 30, 2010, and 2011 the Company recorded interest income of $1,264 and $352 respectively.

7.	Comprehensive Loss

For the nine months ended September 30, 2010 and 2011, there was no other comprehensive income or loss and, accordingly, a Statement of Comprehensive Loss has not been presented. Comprehensive income would normally include: foreign currency translation adjustments, a change in the market value of a futures contract that qualifies as a hedge of an asset reported at fair value, a net loss recognized as an additional pension liability not yet recognized as net periodic pension cost, and unrealized holding gains and losses on available-for-sale securities.

8.	Subsequent Events

Increase in Authorized shares of Common Stock

On October 24, 2011, the Company’s shareholders voted to increase the number of authorized shares of common stock from 74 million to 99 million.

Increase in Shares Reserved for Equity Incentive Plan

On October 24, 2011, the Company’s shareholders voted to increase the number of authorized shares reserved for the Company’s Equity Incentive Plan from 6 million to 8 million.

10,000,000 Units Consisting of

One Share of Common Stock and

a Warrant to Purchase up to 0.5

Share of Common Stock

Prospectus

Cowen and Company

Sole Book-Running Manager

Summer Street Research Partners

                    , 2011

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$1,582
FINRA filing fee	$1,880
Accounting fees and expenses	$60,000
Legal fees and expenses	$350,000
Printing and related expenses	$15,000
Miscellaneous	$5,538

Total	$434,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our amended and restated certificate of incorporation provides that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages except as provided pursuant to Delaware law. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of our from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of our and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with the Delaware law. The rights accruing to any person under our amended and restated certificate of incorporation and our amended and restated bylaws do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our amended and restated certificate of incorporation and our amended and restated bylaws.

In our employment agreements with Dr. Manish Singh, Dr. James Bender and David Fractor, we agreed to indemnify each of these officers for all claims arising out of performance of his duties, other than those arising out of his breach of the agreement or his gross negligence or willful misconduct.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

Over the past three years, we have issued and sold the following securities without registration under the Securities Act:

In September 2009, we granted seven-year non-qualified options to purchase an aggregate of 270,000 shares of the our common stock at an exercise price of $0.95 per share under our 2006 Equity Incentive Plan to the directors as compensation for serving on our board of directors. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

In March 2010, we granted a seven-year incentive stock option to purchase 150,000 shares of our common stock at an exercise price of $0.90 per share to Dr. James Bender under our 2006 Equity Incentive Plan pursuant to an Employment Agreement with Dr. Bender. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

In March 2010, we granted a seven-year incentive stock option to purchase 150,000 shares of our common stock at an exercise price of $0.90 per share to Dr. Manish Singh under our 2006 Equity Incentive Plan pursuant to an Employment Agreement with Dr. Singh. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

In March 2010, we granted a seven-year non-qualified stock option to purchase 125,000 shares of our common stock at an exercise price of $0.90 per share to Dr. John Yu under our 2006 Equity Incentive Plan pursuant to an Employment Agreement with Dr. Yu. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

In March 2010, we granted a five-year non-qualified stock option to purchase 150,000 shares of our common stock at an exercise price of $0.90 per share to Dr. Elma Hawkins under our 2006 Equity Incentive Plan pursuant to an Employment Agreement with Dr. Hawkins. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

In March 2010, we completed a private placement of our securities to 18 accredited investors. We sold to these investors 1,740,000 units at a price of $1.00 per unit, with each unit consisting of one share of our common stock and a 26-month warrant to purchase 0.4 of a share of our common stock at an exercise price of $1.15 per share. We paid a broker-dealer a fee for assistance in identifying the investors in this private placement that included a 26-month warrant to purchase 104,400 shares of our common stock at an exercise price of $1.15 per share. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Act.

In May 2010, we sold 400 shares of our Series A Preferred Stock to Socius Capital Group, LLC for $10,000 per share under our existing preferred stock purchase agreement with that institutional investor. In connection with this transaction, we issued a five-year warrant to Socius CG II, Ltd., an affiliate of Socius Capital Group, to purchase 1,350,000 shares of our common stock at $2.50 per share. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Act.

In May 2010, we completed a private placement of our securities to 12 accredited investors. We sold to these investors 2,490,910 units at a price of $1.10 per unit, with each unit consisting of one share of our common stock and a 36-month warrant to purchase 0.5 of a share of our common stock at an exercise price of $1.50 per share. We paid a broker-dealer a fee for assistance in identifying the investors in this private placement that included a 36-month warrant to purchase 42,318 shares of our common stock at an exercise price of $1.50 per share. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Act.

In December 2010, we issued a two-year warrant to purchase 50,000 shares of our common stock at an exercise price of $1.60 in connection with an investor relations agreement.

In February 2011, we completed a private placement of our securities to 41 accredited investors. We sold to these investors 5,219,768 units at a price of $1.55 per unit, with each unit consisting of one share of our common stock and a 60-month warrant to purchase 0.5 of a share of our common stock at an exercise price of $2.25 per share. We paid broker-dealers a fee for assistance in identifying the investors in this private placement that included 60-month warrants to purchase 208,791 shares of our common stock at an exercise price of $2.25 per share. These securities were issued by us in reliance upon an exemption from registration under Section 4(2) of the Act.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Index

Exhibit Number	Description
1.1	Form of Underwriting Agreement***

2.1	Agreement and Plan of Reorganization dated as of May 5, 2005, as amended, among Patco Industries Subsidiary, Inc., William C. Patridge, and Spectral Molecular Imaging, Inc., as amended on June 30, 2005, September 26, 2005 and January 20, 2006.(1)

3.1	Amended and Restated Certificate of Incorporation of ImmunoCellular Therapeutics, Ltd.(2)

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of ImmunoCellular Therapeutics, Ltd.(2)

3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of ImmunoCellular Therapeutics, Ltd.(3)

3.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation.(30)

3.5	Amended and Restated Bylaws of ImmunoCellular Therapeutics, Ltd.(25)

4.1	Form of Common Stock Certificate for ImmunoCellular Therapeutics, Ltd.(5)

4.2	Warrant dated December 3, 2009 issued by ImmunoCellular Therapeutics, Ltd. to Socius Capital Group, LLC d/b/a Socius Life Sciences Capital Group, LLC(20)

4.3	Amended Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock dated May 3, 2010.(22)

4.4	Form of Warrant issued to participants in the March 2010 private placement to purchase shares of common stock of ImmunoCellular Therapeutics, Ltd.(22)

4.5	Form of Warrant issued to participants in the May 2010 private placement to purchase shares of common stock of ImmunoCellular Therapeutics, Ltd.(23)

4.6	Warrant dated May 2, 2010 for 1,350,000 shares issued by ImmunoCellular Therapeutics, Ltd. to Socius CG II, Ltd.(22)

4.7	Form of Warrant issued to participants in the February 2011 private placement to purchase shares of common stock of ImmunoCellular Therapeutics, Ltd.(26)

4.8	Form of Warrant to be used in connection with this registration statement.***

5.1	Opinion of TroyGould PC.***

10.1	Amended and Restated 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.(30)

10.2	Form of Non-Qualified Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.(12)

10.3	Form of Incentive Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.(12)

10.4	Exclusive License Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.†(8)

10.5	First Amendment to Exclusive License Agreement dated as of June 16, 2008, between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.†(9)

10.6	Stock Purchase Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.(8)

10.7	Registration Rights Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.(8)

10.8	Securities Purchase Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.(8)

10.9	Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.**(8)

10.10	Nonqualified Stock Option Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.**(8)

10.11	Registration Rights Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.(8)

10.12	Employment Agreement dated as of February 18, 2008 between Dr. Manish Singh and ImmunoCellular Therapeutics, Ltd.**(11)

10.13	Employment Agreement dated as of February 18, 2009, between Dr. Manish Singh and ImmunoCellular Therapeutics, Ltd.**(17)

10.14	Employment Agreement dated as of October 30, 2008 between C. Kirk Peacock and ImmunoCellular Therapeutics, Ltd.**(17)

10.15	Agreement dated as of February 14, 2008 between Molecular Discoveries, LLC and ImmunoCellular Therapeutics, Ltd.(11)

10.16	Registration Rights Agreement dated as of April 14, 2008, between Molecular Discoveries, LLC and ImmunoCellular Therapeutics, Ltd.(15)

10.17	Agreement dated as of August 1, 2008 between Dr. Cohava Gelber and ImmunoCellular Therapeutics, Ltd.**(17)

10.18	Agreement dated as of September 1, 2008 between James G. Bender and ImmunoCellular Therapeutics, Ltd.**(16)

10.19	Office lease dated April 28, 2008 between Regent Business Centers and ImmunoCellular Therapeutics, Ltd., as amended.(17)

10.20	Amendment No. 1 to Agreement dated as of May 1, 2009 to Agreement dated October 30, 2008 between C. Kirk Peacock and ImmunoCellular Therapeutics, Ltd.**(18)

10.21	Second Amendment dated August 1, 2009 to Exclusive License Agreement dated as of November 1, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.(19)

10.22	Preferred Stock Purchase Agreement dated as of December 3, 2009 between ImmunoCellular Therapeutics, Ltd. and Socius Capital Group, LLC d/b/a Socius Life Sciences Capital Group, LLC.(20)

10.23	Employment Agreement dated as of October 30, 2009 between C. Kirk Peacock and ImmunoCellular Therapeutics, Ltd.**(21)

10.24	Employment Agreement dated as of February 1, 2010 between James G. Bender and ImmunoCellular Therapeutics, Ltd.**(27)

10.25	Employment Agreement dated as of February 18, 2010 between Dr. Manish Singh and ImmunoCellular Therapeutics, Ltd.**(27)

10.26	Agreement dated March 1, 2010 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.**(27)

10.27	Securities Purchase Agreement dated March 29, 2010 between participants in the March 2010 private placement and ImmunoCellular Therapeutics, Ltd.(23)

10.28	Form of Registration Rights Agreement dated as of March 29, 2010 between participants in the March 2010 private placement and ImmunoCellular Therapeutics, Ltd.(22)

10.29	Agreement dated as of March 4, 2010 between Dr. Elma Hawkins and ImmunoCellular Therapeutics, Ltd.**(22)

10.30	Office Lease dated April 1, 2010 between Regent Business Centers and ImmunoCellular Therapeutics, Ltd.(22)

10.31	Modification Agreement dated May 2, 2010 among Socius CG II, Ltd., Socius Life Sciences Capital Group, LLC and ImmunoCellular Therapeutics, Ltd.(22)

10.32	Third Amendment dated March 26, 2010 to Exclusive License Agreement dated as of November 1, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.(22)

10.33	Securities Purchase Agreement dated May 12, 2010 between participants in the May 2010 private placement and ImmunoCellular Therapeutics, Ltd.(23)

10.34	Form of Registration Rights Agreement between participants in the May 2010 private placement and ImmunoCellular Therapeutics, Ltd.(23)

10.35	Employment Agreement dated as of October 30, 2010 between C. Kirk Peacock and ImmunoCellular Therapeutics, Ltd.**(24)

10.36	Office Lease dated May 7, 2010 between Regent Business Centers and ImmunoCellular Therapeutics, Ltd.(23)

10.37	Purchase Agreement, dated as of February 22, 2011, by and between the Company and each investor named therein.(26)

10.38	Registration Rights Agreement, dated as of February 22, 2011, by and among the Company and the investors named therein.(26)

10.39	Exclusive Sublicense Agreement dated May 28, 2010 between Targepeutics, Inc. and ImmunoCellular Therapeutics, Ltd.†(28)

10.40	Sponsored Research and Vaccine Production Agreement dated January 1, 2011 between The Trustees of the University of Pennsylvania and ImmunoCellular Therapeutics, Ltd.†(28)

10.41	Placement agent agreement dated March 30, 2010 between Gilford Securities Incorporated and ImmunoCellular Therapeutics, Ltd.(28)

10.42	Placement agent agreement dated April 7, 2010 between Scarsdale Equities LLC and ImmunoCellular Therapeutics, Ltd.(28)

10.43	Consulting Agreement dated October 1, 2010 between JFS Investments and ImmunoCellular Therapeutics, Ltd.(28)

10.44	Advisory services agreement dated October 1, 2010 between Garden State Securities Inc. and ImmunoCellular Therapeutics, Ltd.(28)

10.45	Co-placement Agents Agreement dated January 31, 2011 among Summer Street Research Partners, Dawson James Securities, Inc. and ImmunoCellular Therapeutics, Ltd.(28)

10.46	Employment Agreement dated as of April 4, 2011 between David Fractor and ImmunoCellular Therapeutics, Ltd.**(29)

10.47	Employment Agreement dated as of May 10, 2011 between Dr. James Bender and ImmunoCellular Therapeutics, Ltd.**(29)

10.48	Employment Agreement dated as of May 10, 2011 between Dr. Manish Singh and ImmunoCellular Therapeutics, Ltd.**(29)

10.49	Agreement dated as of May 13, 2011 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.**(29)

10.50	Agreement dated as of May 10, 2011 between Dr. Elma Hawkins and ImmunoCellular Therapeutics, Ltd.**(29)

10.51	Office Lease dated June 14, 2011 between Regent Business Centers and ImmunoCellular Therapeutics, Ltd.(29)

23.1	Consent of Marcum LLP.***

23.2	Consent of Stonefield Josephson, Inc.***

23.3	Consent of TroyGould PC (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of initial filing of this Registration Statement).

101††	XBRL data files of Financial Statements contained in this Registration Statement.***

††	In accordance with Regulation S-T, the Interactive Data Files in Exhibit 101 to this Registration Statement shall be deemed “furnished” and not “filed.”
†	Certain portions of the exhibit have been omitted based upon a request for confidential treatment filed by us with the Securities and Exchange Commission. The omitted portions of the exhibit have been separately filed by us with the Securities and Exchange Commission.
**	Indicates a management contract or compensatory plan or arrangement.
***	Included with this filing.
****	Previously filed.
(1)	Previously filed by us on January 26, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(2)	Previously filed by us on November 3, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(3)	Previously filed by us on May 9, 2007 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(4)	Previously filed by us on February 6, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(5)	Previously filed by us on February 12, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-140598, and incorporated herein by reference.
(6)	Previously filed by us on May 1, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-142480, and incorporated herein by reference.
(7)	Previously filed by us on July 12, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-144521, and incorporated herein by reference.
(8)	Previously filed by us on November 22, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(9)	Previously filed by us on August 14, 2008 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(10)	Previously filed by us on September 14, 2007 as an exhibit to our Registration Statement on Form SB-2/A, File No. 333-144521 and incorporated herein by reference.
(11)	Previously filed by us on March 25, 2008 as an exhibit to our Annual Report on Form 10-KSB and incorporated herein by reference.
(12)	Previously filed by us on November 9, 2007 as an exhibit to our Registration Statement on Form S-8, File No. 333-147278, and incorporated herein by reference.
(13)	Previously filed by us on November 6, 2007 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(14)	Previously filed by us on April 2, 2007 as an exhibit to our Annual Report on Form 10-KSB and incorporated herein by reference.

(15)	Previously filed by us on April 16, 2008 as an exhibit to our Registration Statement on Form S-1, File No. 333-150277, and incorporated herein by reference.
(16)	Previously filed by us on November 13, 2008 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(17)	Previously filed by us on March 30, 2009 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.
(18)	Previously filed by us on August 14, 2009 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(19)	Previously filed by us on November 13, 2009 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(20)	Previously filed by us on December 7, 2009 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(21)	Previously filed by us on December 23, 2009 as an exhibit to our Registration Statement on Form S-1 and incorporated herein by reference.
(22)	Previously filed by us on May 12, 2010 as an exhibit to our Registration Statement on Form S-1 to SB-2, File No. 333-144521 and incorporated herein by reference.
(23)	Previously filed by us on May 18, 2010 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(24)	Previously filed by us on November 15, 2010 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(25)	Previously filed by us on January 11, 2011 as an exhibit to our Registration Statement on Form S-8, File No. 333-171652 and incorporated herein by reference.
(26)	Previously filed by us on February 25, 2011 as an exhibit to our current report on Form 8-K and incorporated herein by reference.
(27)	Previously filed by us on March 31, 2010 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.
(28)	Previously filed by us on March 31, 2011 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.
(29)	Previously filed by us on August 18, 2011 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(30)	Previously filed by us on November 14, 2011 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, in Los Angeles, California, on December 22, 2011.

IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ Manish Singh, Ph.D. Manish Singh, Ph.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this amendment to registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Manish Singh, Ph.D. Manish Singh, Ph.D.	President, Chief Executive Officer and Director	December 22, 2011

/s/ David Fractor David Fractor	Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2011

* John Yu, M.D.	Director	December 22, 2011

* Jacqueline Brandwynne	Director	December 22, 2011

* Richard A. Cowell	Director	December 22, 2011

* Navdeep Jaikaria	Director	December 22, 2011

* Rahul Singhvi	Director	December 22, 2011

* Helen S Kim	Director	December 22, 2011

*By:	/s/ Manish Singh, Ph.D.
Manish Singh, Ph.D., as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement***

2.1	Agreement and Plan of Reorganization dated as of May 5, 2005, as amended, among Patco Industries Subsidiary, Inc., William C. Patridge, and Spectral Molecular Imaging, Inc., as amended on June 30, 2005, September 26, 2005 and January 20, 2006.(1)

3.1	Amended and Restated Certificate of Incorporation of ImmunoCellular Therapeutics, Ltd.(2)

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of ImmunoCellular Therapeutics, Ltd.(2)

3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of ImmunoCellular Therapeutics, Ltd.(3)

3.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation.(30)

3.5	Amended and Restated Bylaws of ImmunoCellular Therapeutics, Ltd.(25)

4.1	Form of Common Stock Certificate for ImmunoCellular Therapeutics, Ltd.(5)

4.2	Warrant dated December 3, 2009 issued by ImmunoCellular Therapeutics, Ltd. to Socius Capital Group, LLC d/b/a Socius Life Sciences Capital Group, LLC(20)

4.3	Amended Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock dated May 3, 2010.(22)

4.4	Form of Warrant issued to participants in the March 2010 private placement to purchase shares of common stock of ImmunoCellular Therapeutics, Ltd.(22)

4.5	Form of Warrant issued to participants in the May 2010 private placement to purchase shares of common stock of ImmunoCellular Therapeutics, Ltd.(23)

4.6	Warrant dated May 2, 2010 for 1,350,000 shares issued by ImmunoCellular Therapeutics, Ltd. to Socius CG II, Ltd.(22)

4.7	Form of Warrant issued to participants in the February 2011 private placement to purchase shares of common stock of ImmunoCellular Therapeutics, Ltd.(26)

4.8	Form of Warrant to be used in connection with this registration statement.***

5.1	Opinion of TroyGould PC.***

10.1	Amended and Restated 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.(30)

10.2	Form of Non-Qualified Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.(12)

10.3	Form of Incentive Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.(12)

10.4	Exclusive License Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.†(8)

10.5	First Amendment to Exclusive License Agreement dated as of June 16, 2008, between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.†(9)

10.6	Stock Purchase Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.(8)

10.7	Registration Rights Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.(8)

10.8	Securities Purchase Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.(8)

10.9	Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.**(8)

10.10	Nonqualified Stock Option Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.**(8)

10.11	Registration Rights Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.(8)

10.12	Employment Agreement dated as of February 18, 2008 between Dr. Manish Singh and ImmunoCellular Therapeutics, Ltd.**(11)

10.13	Employment Agreement dated as of February 18, 2009, between Dr. Manish Singh and ImmunoCellular Therapeutics, Ltd.**(17)

10.14	Employment Agreement dated as of October 30, 2008 between C. Kirk Peacock and ImmunoCellular Therapeutics, Ltd.**(17)

10.15	Agreement dated as of February 14, 2008 between Molecular Discoveries, LLC and ImmunoCellular Therapeutics, Ltd.(11)

10.16	Registration Rights Agreement dated as of April 14, 2008, between Molecular Discoveries, LLC and ImmunoCellular Therapeutics, Ltd.(15)

10.17	Agreement dated as of August 1, 2008 between Dr. Cohava Gelber and ImmunoCellular Therapeutics, Ltd.**(17)

10.18	Agreement dated as of September 1, 2008 between James G. Bender and ImmunoCellular Therapeutics, Ltd.**(16)

10.19	Office lease dated April 28, 2008 between Regent Business Centers and ImmunoCellular Therapeutics, Ltd., as amended.(17)

10.20	Amendment No. 1 to Agreement dated as of May 1, 2009 to Agreement dated October 30, 2008 between C. Kirk Peacock and ImmunoCellular Therapeutics, Ltd.**(18)

10.21	Second Amendment dated August 1, 2009 to Exclusive License Agreement dated as of November 1, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.(19)

10.22	Preferred Stock Purchase Agreement dated as of December 3, 2009 between ImmunoCellular Therapeutics, Ltd. and Socius Capital Group, LLC d/b/a Socius Life Sciences Capital Group, LLC.(20)

10.23	Employment Agreement dated as of October 30, 2009 between C. Kirk Peacock and ImmunoCellular Therapeutics, Ltd.**(21)

10.24	Employment Agreement dated as of February 1, 2010 between James G. Bender and ImmunoCellular Therapeutics, Ltd.**(27)

10.25	Employment Agreement dated as of February 18, 2010 between Dr. Manish Singh and ImmunoCellular Therapeutics, Ltd.**(27)

10.26	Agreement dated March 1, 2010 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.**(27)

10.27	Securities Purchase Agreement dated March 29, 2010 between participants in the March 2010 private placement and ImmunoCellular Therapeutics, Ltd.(23)

10.28	Form of Registration Rights Agreement dated as of March 29, 2010 between participants in the March 2010 private placement and ImmunoCellular Therapeutics, Ltd.(22)

10.29	Agreement dated as of March 4, 2010 between Dr. Elma Hawkins and ImmunoCellular Therapeutics, Ltd.**(22)

10.30	Office Lease dated April 1, 2010 between Regent Business Centers and ImmunoCellular Therapeutics, Ltd.(22)

10.31	Modification Agreement dated May 2, 2010 among Socius CG II, Ltd., Socius Life Sciences Capital Group, LLC and ImmunoCellular Therapeutics, Ltd.(22)

10.32	Third Amendment dated March 26, 2010 to Exclusive License Agreement dated as of November 1, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.(22)

10.33	Securities Purchase Agreement dated May 12, 2010 between participants in the May 2010 private placement and ImmunoCellular Therapeutics, Ltd.(23)

10.34	Form of Registration Rights Agreement between participants in the May 2010 private placement and ImmunoCellular Therapeutics, Ltd.(23)

10.35	Employment Agreement dated as of October 30, 2010 between C. Kirk Peacock and ImmunoCellular Therapeutics, Ltd.**(24)

10.36	Office Lease dated May 7, 2010 between Regent Business Centers and ImmunoCellular Therapeutics, Ltd.(23)

10.37	Purchase Agreement, dated as of February 22, 2011, by and between the Company and each investor named therein.(26)

10.38	Registration Rights Agreement, dated as of February 22, 2011, by and among the Company and the investors named therein.(26)

10.39	Exclusive Sublicense Agreement dated May 28, 2010 between Targepeutics, Inc. and ImmunoCellular Therapeutics, Ltd.†(28)

10.40	Sponsored Research and Vaccine Production Agreement dated January 1, 2011 between The Trustees of the University of Pennsylvania and ImmunoCellular Therapeutics, Ltd.†(28)

10.41	Placement agent agreement dated March 30, 2010 between Gilford Securities Incorporated and ImmunoCellular Therapeutics, Ltd.(28)

10.42	Placement agent agreement dated April 7, 2010 between Scarsdale Equities LLC and ImmunoCellular Therapeutics, Ltd.(28)

10.43	Consulting Agreement dated October 1, 2010 between JFS Investments and ImmunoCellular Therapeutics, Ltd.(28)

10.44	Advisory services agreement dated October 1, 2010 between Garden State Securities Inc. and ImmunoCellular Therapeutics, Ltd.(28)

10.45	Co-placement Agents Agreement dated January 31, 2011 among Summer Street Research Partners, Dawson James Securities, Inc. and ImmunoCellular Therapeutics, Ltd.(28)

10.46	Employment Agreement dated as of April 4, 2011 between David Fractor and ImmunoCellular Therapeutics, Ltd.**(29)

10.47	Employment Agreement dated as of May 10, 2011 between Dr. James Bender and ImmunoCellular Therapeutics, Ltd.**(29)

10.48	Employment Agreement dated as of May 10, 2011 between Dr. Manish Singh and ImmunoCellular Therapeutics, Ltd.**(29)

10.49	Agreement dated as of May 13, 2011 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd.**(29)

10.50	Agreement dated as of May 10, 2011 between Dr. Elma Hawkins and ImmunoCellular Therapeutics, Ltd.**(29)

10.51	Office Lease dated June 14, 2011 between Regent Business Centers and ImmunoCellular Therapeutics, Ltd.(29)

23.1	Consent of Marcum LLP.***

23.2	Consent of Stonefield Josephson, Inc.***

23.3	Consent of TroyGould PC (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of initial filing of this Registration Statement).

101††	XBRL data files of Financial Statements contained in this Registration Statement.***

††	In accordance with Regulation S-T, the Interactive Data Files in Exhibit 101 to this Registration Statement shall be deemed “furnished” and not “filed.”
†	Certain portions of the exhibit have been omitted based upon a request for confidential treatment filed by us with the Securities and Exchange Commission. The omitted portions of the exhibit have been separately filed by us with the Securities and Exchange Commission.
**	Indicates a management contract or compensatory plan or arrangement.
***	Included with this filing.
****	Previously filed.
(1)	Previously filed by us on January 26, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(2)	Previously filed by us on November 3, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(3)	Previously filed by us on May 9, 2007 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(4)	Previously filed by us on February 6, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(5)	Previously filed by us on February 12, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-140598, and incorporated herein by reference.
(6)	Previously filed by us on May 1, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-142480, and incorporated herein by reference.
(7)	Previously filed by us on July 12, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-144521, and incorporated herein by reference
(8)	Previously filed by us on November 22, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(9)	Previously filed by us on August 14, 2008 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(10)	Previously filed by us on September 14, 2007 as an exhibit to our Registration Statement on Form SB-2/A, File No. 333-144521 and incorporated herein by reference.
(11)	Previously filed by us on March 25, 2008 as an exhibit to our Annual Report on Form 10-KSB and incorporated herein by reference.
(12)	Previously filed by us on November 9, 2007 as an exhibit to our Registration Statement on Form S-8, File No. 333-147278, and incorporated herein by reference.
(13)	Previously filed by us on November 6, 2007 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(14)	Previously filed by us on April 2, 2007 as an exhibit to our Annual Report on Form 10-KSB and incorporated herein by reference.
(15)	Previously filed by us on April 16, 2008 as an exhibit to our Registration Statement on Form S-1, File No. 333-150277, and incorporated herein by reference.
(16)	Previously filed by us on November 13, 2008 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(17)	Previously filed by us on March 30, 2009 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.
(18)	Previously filed by us on August 14, 2009 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(19)	Previously filed by us on November 13, 2009 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(20)	Previously filed by us on December 7, 2009 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(21)	Previously filed by us on December 23, 2009 as an exhibit to our Registration Statement on Form S-1 and incorporated herein by reference.

(22)	Previously filed by us on May 12, 2010 as an exhibit to our Registration Statement on Form S-1 to SB-2, File No. 333-144521 and incorporated herein by reference.
(23)	Previously filed by us on May 18, 2010 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(24)	Previously filed by us on November 15, 2010 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(25)	Previously filed by us on January 11, 2011 as an exhibit to our Registration Statement on Form S-8, File No. 333-171652 and incorporated herein by reference.
(26)	Previously filed by us on February 25, 2011 as an exhibit to our current report on Form 8-K and incorporated herein by reference.
(27)	Previously filed by us on March 31, 2010 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.
(28)	Previously filed by us on March 31, 2011 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.
(29)	Previously filed by us on August 18, 2011 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(30)	Previously filed by us on November 14, 2011 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.